HARMONY GOLD MINING COMPANY LIMITED

Technical Report Summary of the
Mineral Resources and Mineral Reserves
for
Tshepong North
Free State Province, South Africa

Effective Date: June 30, 2024
Final Report Date: October 30, 2024

Technical Report Summary for
Tshepong North, Free State Province, South Africa

IMPORTANT NOTICE

This Technical Report Summary has been prepared for Harmony Gold Mining Company Limited in support of disclosure and filing requirements with the United States Securities and Exchange Commission’s (SEC) under Subpart 1300 of Regulation S-K and Section 229.601(b)(96) of Regulation S-K. The quality of information, estimates, and conclusions contained in this Technical Report Summary apply as of the effective date of this report. Subsequent events that may have occurred since that date may have resulted in material changes to such information, estimates and conclusions in this summary.

Effective Date: June 30, 2024

Technical Report Summary for
Tshepong North, Free State Province, South Africa
QP Consent and Sign-off

I have read and understood the requirements of:

•the South African Code for Reporting of Exploration Results, Mineral Resources and Mineral Reserves (the “SAMREC Code, 2016 edition”)
•the Harmony Guidelines on the Reporting of Exploration Results, Mineral Resources and Mineral Reserves
•Subpart 1300 (17 CFR 229.1300) of Regulation S-K, Disclosure by Registrants Engaged in Mining Operations (“Regulation S-K 1300”)

I am a Competent Person as defined by the SAMREC Code, 2016 edition and the Qualified Person (“QP”) under Regulation S-K 1300, having more than five years` experience that is relevant to the style of mineralization and type of deposit described in the Report, and to the all activities for which I am accepting responsibility and have been appointed as QP for Tshepong North Mineral Resources and Mineral Reserves.

I am a Member of SACNASP and my registration is as follow:

Mineral Resource
Andrew Louw
SACNASP (South African Council for Natural Scientific Professions)
Nr 136445
Tears’ Experience: 28

I have reviewed the tables and graphs included for Tshepong North Mineral Resource and Mineral Reserve which will be used in the 2024 Harmony Gold Mineral Resource and Mineral Reserve Report to which this Consent Statement applies.

I acknowledge responsibility for all the Sections of the TRS report and as the QP and author I relied on information provided by various subject experts.

At the effective date of the Report, to the best of my knowledge, information and belief, the Report contains all scientific and technical information that is required to be disclosed to make the Report not misleading

/s/ Andrew Louw
___________________________________
Mr Andrew Louw
B.Sc (Hons) Geo hydrology, CEE Diploma
SACNASP (No. 136445)
Ore Reserve Manager, Tshepong North
Harmony Gold Mining Company Limited

Effective Date: June 30, 2024

Technical Report Summary for
Tshepong North, Free State Province, South Africa
List of Contents
Effective Date: June 30, 2024

Technical Report Summary for
Tshepong North, Free State Province, South Africa
Effective Date: June 30, 2024
v

Technical Report Summary for
Tshepong North, Free State Province, South Africa
Effective Date: June 30, 2024

Technical Report Summary for
Tshepong North, Free State Province, South Africa
Effective Date: June 30, 2024

Technical Report Summary for
Tshepong North, Free State Province, South Africa
List of Figures
Effective Date: June 30, 2024

Technical Report Summary for
Tshepong North, Free State Province, South Africa
List of Tables
Effective Date: June 30, 2024

Technical Report Summary for
Tshepong North, Free State Province, South Africa
Units of Measure and Abbreviations

Unit / Abbreviation	Description or Definition
°C	degrees Celsius
µm	Micrometers
2D	Two-dimensional
3D	Three-dimensional
AE	Abnormal expenditure
Ag	Silver
AngloGold Ashanti	AngloGold Ashanti Limited
ARM	African Rainbow Minerals Limited
ARMGold	ARM Gold Division
Au	Gold
AuBIS	Harmony electronic database
Ave.	Average
BLR	Black Reef
BMD	Below mine datum
Bn	Billion
c.	Approximately
CIP	Carbon-In-Pulp
CLR	Carbon Leader Reef
cm	Centimeter
cmg/t	Centimetre-grams per tonne
CODM	Chief Operating Decision-Maker
Company	Harmony Gold Mining Company Limited
COP	Code of Practice
CRG	Central Rand Group
CRM	Certified Reference Material
CV	Coefficient of Variation
DBH	Dewatering borehole
DMRE	Department of Mineral Resources and Energy
DWAFEC	Department of Water Affairs, Forestry and Environmental Conservation
DWS	Department of Water and Sanitation
EIA	Environmental Impact Assessment
EMPR	Environmental Management Program
EMS	Environmental Management System
EMTS	Electric Monorail Transport System
ESG	Environmental Social and Governance
ETF	Exchange traded fund
FAG	Fully autogenous
FX	Foreign Exchange rate
g	Gram
g/t	Grams per metric tonne
GBH	Groundwater boreholes
GDARD	Gauteng Department of Agriculture and Rural Development
GHG	Greenhouse gas
GISTM	Global Industry Standard on Tailings Management
ha	Hectare
Harmony	Harmony Gold Mining Company Limited
HLS	Heavy liquid separation
HPE	Hydro-powered
kg	Kilogram
Effective Date: June 30, 2024
x

Technical Report Summary for
Tshepong North, Free State Province, South Africa

Unit / Abbreviation	Description or Definition
km	Kilometer
km2	Square kilometre
kWh	Kilowatt-hour
LBMA	London Bullion Market Association
LIB	Long Inclined Borehole
LOM	Life of Mine
LOI	Loss on ignition
Ltd	Limited
m	Meter
M	Million
m3/hr	Cubic meters per hour
MCC	Mining Charter Compliance
MCF	Mine Call Factor
Moz	Million troy ounces
MPRDA	Mineral and Petroleum Resources Development Act, 28 of 2002
Mt	Million tonnes
Mtpa	Million tonnes per annum
Mtpm	Million tonnes per month
NEMA	National Environmental Management Act, 107 of 1998
No.	Number
NPV	Net present value
oz	Troy ounce
OTC	Over the counter
Phakisa	Phakisa Mine, also known as Tshepong South
Pty	Proprietary
QA/QC	Quality Assurance/Quality Control
QEMSCAN	Scanning electron microscope
QP	Qualified Person
ROM	Run-of-Mine
SACNASP	South African Council for Natural Scientific Professions
SAMREC	The South African Code for the Reporting of Exploration Results, Mineral Resources and Mineral Reserves
SD	Standard Deviation
SEC	Securities and Exchange Commission
SGM	Sequential Grid Mining
SLP	Social Labour Plan
t	Metric tonne
t/m3	Tonne per cubic meter
Target	Target Mine
TCFD	Task Force on Climate-Related Financial Disclosure
TMS	Trace mineral search
TRS	Technical Report Summary
TSF	Tailings Storage Facility
Tshepong	Tshepong Mine, also known as Tshepong North
USD	United States Dollars
USD/oz	United States Dollar per troy ounce
WRG	West Rand Group
WULA(s)	Water Use Licence Application(s)
XRD	X-ray diffraction
ZAR	South African Rand
ZAR/kg	South African Rand per kilogram
Effective Date: June 30, 2024

Technical Report Summary for
Tshepong North, Free State Province, South Africa
Glossary of Terms

Term	Definition
Co-kriging	A method that is used to predict the value of the point at unobserved locations by sample points that are known to be spatially interconnected by adding other variables that have a correlation with the main variable or can also be used to predict 2 or more variables simultaneously.
Cut-off grade	Cut-off grade is the grade (i.e., the concentration of metal or mineral in rock) that determines the destination of the material during mining. For purposes of establishing “prospects of economic extraction,” the cut-off grade is the grade that distinguishes material deemed to have no economic value (it will not be mined in underground mining or if mined in surface mining, its destination will be the waste dump) from material deemed to have economic value (its ultimate destination during mining will be a processing facility). Other terms used in similar fashion as cut-off grade include net smelter return, pay limit, and break-even stripping ratio.
Dilution	Unmineralized rock that is by necessity, removed along with ore during the mining process that effectively lowers the overall grade of the ore.
Head grade	The average grade of ore fed into the mill.
Economically viable	Economically viable, when used in the context of Mineral Reserve determination, means that the qualified person has determined, using a discounted cash flow analysis, or has otherwise analytically determined, that extraction of the Mineral Reserve is economically viable under reasonable investment and market assumptions.
Indicated Mineral Resource	Indicated Mineral Resource is that part of a Mineral Resource for which quantity and grade or quality are estimated on the basis of adequate geological evidence and sampling. The level of geological certainty associated with an Indicated Mineral Resource is sufficient to allow a qualified person to apply modifying factors in sufficient detail to support mine planning and evaluation of the economic viability of the deposit. Because an Indicated Mineral Resource has a lower level of confidence than the level of confidence of a Measured Mineral Resource, an Indicated Mineral Resource may only be converted to a probable Mineral Reserve.
Inferred Mineral Resource	Inferred Mineral Resource is that part of a Mineral Resource for which quantity and grade or quality are estimated on the basis of limited geological evidence and sampling. The level of geological uncertainty associated with an Inferred Mineral Resource is too high to apply relevant technical and economic factors likely to influence the prospects of economic extraction in a manner useful for evaluation of economic viability. Because an Inferred Mineral Resource has the lowest level of geological confidence of all Mineral Resources, which prevents the application of the modifying factors in a manner useful for evaluation of economic viability, an Inferred Mineral Resource may not be considered when assessing the economic viability of a mining project and may not be converted to a Mineral Reserve.
Kriging	A method of interpolation based on Gaussian process governed by prior covariances. It uses a limited set of sampled data points to estimate the value of a variable over a continuous spatial field
Mine Call Factor	The ratio, expressed as a percentage, of the total quantity of recovered and unrecovered mineral product after processing with the amount estimated in the ore based on sampling.
Measured Mineral Resource	Measured Mineral Resource is that part of a Mineral Resource for which quantity and grade or quality are estimated on the basis of conclusive geological evidence and sampling. The level of geological certainty associated with a Measured Mineral Resource is sufficient to allow a qualified person to apply modifying factors, as defined in this section, in sufficient detail to support detailed mine planning and final evaluation of the economic viability of the deposit. Because a Measured Mineral Resource has a higher level of confidence than the level of confidence of either an Indicated Mineral Resource or an Inferred Mineral Resource, a Measured Mineral Resource may be converted to a Proven Mineral Reserve or to a Probable Mineral Reserve.
Mineral Reserve	Mineral Reserve is an estimate of tonnage and grade or quality of Indicated and Measured Mineral Resources that, in the opinion of the qualified person, can be the basis of an economically viable project. More specifically, it is the economically mineable part of a Measured or Indicated Mineral Resource, which includes diluting materials and allowances for losses that may occur when the material is mined or extracted.
Mineral Resource	Mineral Resource is a concentration or occurrence of material of economic interest in or on the Earth’s crust in such form, grade or quality, and quantity that there are reasonable prospects for economic extraction. A Mineral Resource is a reasonable estimate of mineralization, taking into account relevant factors such as cut-off grade, likely mining dimensions, location or continuity, that, with the assumed and justifiable technical and economic conditions, is likely to, in whole or in part, become economically extractable. It is not merely an inventory of all mineralization drilled or sampled.
Effective Date: June 30, 2024

Technical Report Summary for
Tshepong North, Free State Province, South Africa

Term	Definition
Modifying Factors	Modifying factors are the factors that a qualified person must apply to Indicated and Measured Mineral Resources and then evaluate in order to establish the economic viability of Mineral Reserves. A qualified person must apply and evaluate modifying factors to convert Measured and Indicated Mineral Resources to Proven and Probable Mineral Reserves. These factors include but are not restricted to; mining; processing; metallurgical; infrastructure; economic; marketing; legal; environmental compliance; plans, negotiations, or agreements with local individuals or groups; and governmental factors. The number, type and specific characteristics of the modifying factors applied will necessarily be a function of and depend upon the mineral, mine, property, or project.
Pre-Feasibility Study
A pre-feasibility study (or preliminary feasibility study) is a comprehensive study of a range of options for the technical and economic viability of a mineral project that has advanced to a stage where a qualified person has determined (in the case of underground mining) a preferred mining method, or (in the case of surface mining) a pit configuration, and in all cases has determined an effective method of mineral processing and an effective plan to sell the product.
(1) A pre-feasibility study includes a financial analysis based on reasonable assumptions, based on appropriate testing, about the modifying factors and the evaluation of any other relevant factors that are sufficient for a qualified person to determine if all or part of the Indicated and Measured Mineral Resources may be converted to Mineral Reserves at the time of reporting. The financial analysis must have the level of detail necessary to demonstrate, at the time of reporting, that extraction is economically viable.
(2) A pre-feasibility study is less comprehensive and results in a lower confidence level than a feasibility study. A pre-feasibility study is more comprehensive and results in a higher confidence level than an initial assessment.

Probable Mineral Reserve	Probable Mineral Reserve is the economically mineable part of an Indicated and, in some cases, a Measured Mineral Resource.
Proven Mineral Reserve	Proven Mineral Reserve is the economically mineable part of a Measured Mineral Resource and can only result from conversion of a Measured Mineral Resource.
Qualified Person
A qualified person is:
(1) A mineral industry professional with at least five years of relevant experience in the type of mineralization and type of deposit under consideration and in the specific type of activity that person is undertaking on behalf of the registrant; and
(2) An eligible member or licensee in good standing of a recognized professional organization at the time the technical report is prepared. For an organization to be a recognized professional organization, it must:
(i) Be either:
(A) An organization recognized within the mining industry as a reputable professional association; or
(B) A board authorized by U.S. federal, state or foreign statute to regulate professionals in the mining, geoscience or related field;
(ii) Admit eligible members primarily on the basis of their academic qualifications and experience;
(iii) Establish and require compliance with professional standards of competence and ethics;
(iv) Require or encourage continuing professional development;
(v) Have and apply disciplinary powers, including the power to suspend or expel a member regardless of where the member practices or resides; and
(vi) Provide a public list of members in good standing.

Tailings	Finely ground rock of low residual value from which valuable minerals have been extracted is discarded and stored in a designed dam facility.

Effective Date: June 30, 2024

Technical Report Summary for
Tshepong North, Free State Province, South Africa
1Executive Summary
Section 229.601(b)(96)(iii)(B)(1)
The QP of Harmony Gold Mining Company Limited (“Harmony” or the “Company”) has prepared this Technical Report Summary (“TRS”) to disclose the Mineral Resource and Mineral Reserve estimates for the Company’s Tshepong North. The TRS has been prepared in accordance with the U.S. Securities and Exchange Commission’s (“SEC”) Regulation S-K 1300, with an effective date as at June 30, 2024. No material changes have occurred between the effective date and the date of signature of this TRS.

This TRS updates the TRS filed by Harmony on Tshepong North on October 31, 2023, named Exhibit 96.12 Technical Report Summary of the Mineral Resources and Mineral Reserves for Tshepong North, Free State Province, South Africa, which was effective on June 30, 2023 . This TRS is being filed to satisfy the requirement of Item 1302(e)(6) of regulation S-K. An economic assessment was included, using a detailed discounted cashflow analysis for the Mineral Reserves, excluding all scheduled Inferred Mineral Resource which is not reported under Mineral Reserves. The Mineral Reserves increased by 36% year on year. The increase in Mineral Reserve was due to the upgrade and conversion of Mineral Resources to Mineral Reserves.

Property Description
Tshepong North comprise the underground and surface assets, situated between the towns of Welkom and Odendaalsrus in the Free State Province of South Africa. The mine is a moderate to deep-level gold mine, operating at depths of between 1.6km and 2.4km below mine datum (“BMD”). The primary reef mined is the Basal Reef, with additional gold mineralization being found in the B Reef and A Reef.

Mining at Tshepong North is carried out under the following mining right, covering both Tshepong North and Tshepong South:
•FS30/5/1/284MR, which is valid from December 11, 2007 to December 10, 2029 and covers an area of 10,798.74 hectares (“ha”).

The mining right is held in a joint venture between African Rainbow Minerals Limited (“ARM”) Gold Division (“ARMGold”) and Harmony.

All relevant underground mining and surface right permits, and any other permit related to the work conducted on the property have been obtained and are valid. There are no known legal proceedings (including violations or fines) against Harmony, which threaten its mineral rights, tenure, or operations.

Ownership
Tshepong North is wholly owned by Harmony, including the associated mineral rights. Harmony commenced acquiring the assets through the acquisition of AngloGold Ashanti Limited’s (“AngloGold Ashanti”) Free State operations in 2001, together with ARMGold. ARMGold was subsequently incorporated into Harmony in 2003, giving Harmony 100% ownership and control of Tshepong North.

Geology and Mineralization
Tshepong North is situated in the Free State Goldfield, on the southwestern margin of the Witwatersrand Basin of South Africa, one of the most prominent gold provinces in the world. The major gold bearing conglomerate reefs are mostly confined to the Central Rand Group (“CRG”) of the Witwatersrand Supergroup.

The general orientation of the Witwatersrand Supergroup succession in this goldfield is interpreted as north-trending, within a syncline that is plunging to the north. The syncline has been divided by faults into the Odendaalsrus, Central Horst and Virginia sections. The Tshepong North mining right area is also affected by the Ophir and Dagbreek faults.

Tshepong North exploited primarily the Basal Reef, which occurs within the Harmony Formation of the Johannesburg Subgroup of the CRG and during recent years the B reef has been extensively been exploited and explored

Effective Date: June 30, 2024

Technical Report Summary for
Tshepong North, Free State Province, South Africa
Mineralization also occurs within the stratigraphically higher A and B reefs of the Kimberley (formerly Aandenk) Formation, within the Turffontein subgroup of the CRG. However, only the B Reef can be economically extracted.

Mineralization is associated with the presence of medium to coarse, clast-supported oligomictic pebble horizons. The presence of allogenic pyrite and detrital carbon is also common.

Effective Date: June 30, 2024

Technical Report Summary for
Tshepong North, Free State Province, South Africa
Status of Exploration, Development and Operation
The Basal Reef at Tshepong North has been extensively explored continuously . For the past 15 years B reef has also drawn attention for its economical viability and erratic nature of mineralized depositional zones with the main focus on improving confidence in the geological model, as well as adding and upgrading Mineral Resources to replace the mining depletion. Geological data has been obtained through underground chip sampling in stope faces as well as on reef development raises and from underground geological mapping of stope faces, haulages, cross cuts and on reef development raises. Initial exploration included a historical geophysical seismic survey and surface diamond core drilling. This was followed up with, closer spaced underground data gathering exercises.

Mineral Resource Estimate
The Mineral Resources for the Basal Reef and B Reef were estimated by the Harmony QP in Datamine™ Studio software. The QP created block models based on a verified electronic database containing surface drill hole data, as well as underground drilling, mapping, and sampling data obtained up until December 2023. Gold values were estimated using ordinary and simple macro kriging interpolation methods.

The Mineral Resources for Tshepong North were originally prepared, classified and reported according to the South African Code for the Reporting of Exploration Results, Mineral Resources and Mineral Reserves (“SAMREC, 2016”). For the purposes of this TRS, the Mineral Resources have been classified in accordance with § 229.1302(d)(1)(iii)(A) (Item 1302(d)(1)(iii)(A) of Regulation S-K) which is similar to the SAMREC 2016 classification, by the QP.

The QP compiling the Mineral Resource estimate for Tshepong North is Mr Andrew Louw, Ore Reserve Manager at Tshepong North and an employee of Harmony.

The Mineral Resource estimate for Tshepong North, as at June 30, 2024 exclusive of the reported Mineral Reserves is summarized in Table 1-1.

Table 1-1: Summary of Tshepong North Mineral Resources as at June 30, 2024 (Exclusive of Mineral Reserves) 1-8

METRIC
Mineral Resource Category	Tonnes (Mt)	Gold Grade (g/t)	Gold Content (kg)
Measured	12.000	12.57	150,790
Indicated	4.609	10.56	48,670
Total / Ave. Measured + Indicated	16.609	12.01	199,460
Inferred	7.926	10.16	80,495
IMPERIAL
Mineral Resource Category	Tons (Mt)	Gold Grade (oz/t)	Gold Content (Moz)
Measured	13.228	0.367	4.848
Indicated	5.080	0.308	1.565
Total / Ave. Measured + Indicated	18.308	0.350	6.413
Inferred	8.737	0.296	2.588
Notes:
1. Mineral Resources are reported with an effective date of June 30, 2024 were originally prepared, classified and reported according to SAMREC, 2016. For the purposes of this TRS, the Mineral Resources have been classified in accordance with § 229.1302(d)(1)(iii)(A) (Item 1302(d)(1)(iii)(A) of Regulation S-K). The Qualified Person responsible for the estimate is Mr A Louw, who is Ore Reserve Manager at Tshepong North, and a Harmony employee.
2. The Mineral Resource tonnes are reported as in-situ with reasonable prospects for economic extraction.
3. The Mineral Resources are reported using a cut-off value of 700cmg/t determined at a gold price of USD1,878/oz.,R4,608/ton operating cost with a plant recovery factor of 95.26%
4. Tonnes are reported as rounded to three decimal places. Gold values are rounded to zero decimal places.
5. Mineral Resources are exclusive of Mineral Reserves. Mineral Resources are not Mineral Reserves and do not necessarily demonstrate economic viability.
6. Rounding as required by reporting guidelines may result in apparent summation differences.
7. The Mineral Resource estimate is for Harmony’s 100% interest.

Mineral Reserve Estimate
Mineral Reserves are derived from the Mineral Resources, a detailed business plan and the operational mine planning processes. Mine planning utilises and takes into consideration historical technical parameters achieved. In addition, Mineral Resource conversion to Mineral Reserves considers Modifying Factors, dilution, ore losses, minimum mining widths, planned mine call.
Effective Date: June 30, 2024

Technical Report Summary for
Tshepong North, Free State Province, South Africa
Table 1-2: Summary of Tshepong North Mineral Reserves as at June 30, 2024 1-5

METRIC
Mineral Reserve Category	Tonnes (Mt)	Gold Grade (g/t)	Gold Content (kg)
Proved	3.009	4.77	14,347
Probable	1.990	5.57	11,083
Total (Proved + Probable)	4.999	5.09	25,430
IMPERIAL
Mineral Reserve Category	Tons (Mt)	Gold Grade (oz/t)	Gold Content (Moz)
Proved	3.317	0.139	0.461
Probable	2.194	0.162	0.356
Total (Proved + Probable)	5.510	0.148	0.818
Notes:
1. The Mineral Reserves were originally prepared, classified and reported according to SAMREC, 2016. For the purposes of this TRS, the Mineral Reserves have been classified in accordance with § 229.1302(d)(1)(iii)(A) (Item 1302(d)(1)(iii)(A) of Regulation S-K). The Qualified Person responsible for the estimate is Mr A Louw, who is Ore Reserve Manager at Tshepong North, and a Harmony employee.
2. Tonnes, grade, and gold content are declared as net delivered to the mills.
3. Figures are fully inclusive of all mining dilutions, gold losses and are reported as mill delivered tonnes and head grades. Metallurgical recovery factors have not been applied to the reserve figures
5. Mineral Reserves are reported using a cut-off grade of 750cmg/t determined using a gold price of USD1,772/oz gold with a 95.26% recovery factor atR4608/ton
6. Rounding as required by reporting guidelines may result in apparent summation differences.

In the opinion of the QP, given that Tshepong North is an established operation, the modifying factors informing the Mineral Reserve estimates would at a minimum, satisfy the confidence levels of a
Feasibility Study.

The declared Mineral Reserves are planned for depletion to generate Tshepong North cash flow. The economic analysis of the cash flows displays positive discounted NPV results and are deemed both technically and economically achievable.

Capital and Operating Cost Estimates
The capital cost estimates for Tshepong North is determined at a corporate level, using the business plan as the basis with an accuracy of 85% and 10% contingencies. The level of accuracy meets that of a Feasibility study. The capital costs are associated with major equipment outside the main operating sections which is termed abnormal expenditure (“AE”), infrastructure development, as well as ongoing capital development (“OCD”). Costs associated with the Mining Charter Compliance (“MCC”), as per South Africa’s Social Labour Plan (“SLP”) requirements are also included in the capital estimates.

The capital costs are presented in Table 1-3 for the Mineral Reserves.

The operating cost estimates for Tshepong North are categorised into direct and total costs. The operating cost estimates are shown in Table 1-4 for the Mineral Reserves.

The capital and operating costs are reported in ZAR terms and on a real basis. The economic analysis, including the capital and operating costs are reported for the period comprising financial year (“FY25”) July – June. Both, the capital and operating estimates are accounted for in the economic analysis of Tshepong North. The results of the economic analysis demonstrate positive returns for the Mineral Reserves when applying discounts.

Currently Sub 75 project is in progress, this entails the deepening from the current twin decline system with an additional level from 75 level down to 77 level. Development of the decline is completed up to 77 level with the station being complete. First gold is planned to be mined in June 2028. With the additional reserves, Tshepong North Life of Mine will extend with 7 years on its current schedule
Permitting Requirements
The permits held by Tshepong North are presented in Table 1-5.

Tshepong North have the necessary valid permits, administered and managed by various departments, and do not require any additional permits to continue with their mining operations, except for the application which have been submitted to amend the Water Use Applications.

Effective Date: June 30, 2024

Technical Report Summary for
Tshepong North, Free State Province, South Africa
An application to renew and amend water use license was submitted to the respective regulator. The approval for WULA is pending at the effective date of this TRS.

There is no material litigation (including violations or fines) against the Company as at the date of this report which threatens its mineral rights, tenure, or operations.

Conclusions
The QP’s opinion is that the mine plan is achievable under the set of assumptions and parameters used in this TRS. Tshepong North show a positive NPV at a discounted cash flow of 9% for the Mineral Reserve.

Tshepong North did not incur any fines or penalties for non-compliance during the year ended June 30, 2024 and no significant encumbrances exist.

Recommendations
The development and completion of the Sub 75 capital project would be highly advantageous for Tshepong North mine, potentially extending the current life-of-mine by seven years at the present gold production levels. The Sub 75 project aims to access reserves on the Basal Reef horizon on 77 level. Further B reef exploration will also be conducted from 77 level Basal reef footwall development to confirm extension of the B reef high grade payshoot striking west-north south-east across the decline, beyond the current design. Enhanced gold output can be achieved by improving mining quality, which will help meet the planned shaft call factor. This enhancement will be realized through our ongoing Business Improvement Program, which focuses on driving mining quality by implementing measures such as improved in-stope water controls and more effective fragmentation during blasting to optimize gold recovery.

Table 1-3: Summary of Capital Cost Estimate for Tshepong North

Capital Cost Element (ZAR'000)	Mineral Reserves (FY2025- FY2031)
AE	278,989
Shaft Projects	159,628
Major Projects	124,844
Total (excluding MCC)	2,196,775
MCC (LEDs/housing etc)	95,617
Total (including MCC)	2,292,392
Table 1-4: Summary of Operating Cost Estimate for Tshepong North

Operating Cost Element (ZAR'000)	Mineral Reserves (FY2025 - FY2031)
Wages - Payroll 1	3,873,447
Wages - Payroll 2	6,118,589
Stores and Materials	3,164,927
Electric Power and Water	4,263,128
Outside Contractors	1,404,342
Other	854,750
Direct Costs	19,679,182
Refining charge allocation	58,812
Assay cost allocation	117,981
Hostel cost allocation	(120,208)
Treatment cost allocation	1,025,694
Rail transport allocation	57,531
Re-allocated Costs	1,139,810
Mine Overheads Re-allocated	945,150
Total Cash Costs	21,764,142

Effective Date: June 30, 2024

Technical Report Summary for
Tshepong North, Free State Province, South Africa
Table 1-5: Status of Environmental Permits and Licenses

Permit / License	Reference No.	Issued By	Date Granted	Validity
Environmental Management Program	FS 30/5/1/2/3/2/1(84)EM	DMRE	16-Apr-10	LOM
Environmental Management Updated	FS 30/5/1/2/2/84MR	DWAFEC	Pending Approval Submitted in 2020	LOM
Water Permit 936B. Harmony. Free State Geduld Mines. Discharge of untreated effluents	B33/2/340/31	DWAFEC	02-Apr-81	LOM
Water Permit 870B. Harmony. Discharge of untreated effluents.	B33/2/340/25	DWAFEC	27-May-91	LOM
Water Permit 1214N. Free State Consolidated Gold Mine. Tshepong North, Freddie’s and Phakisa shafts.	B33/2/340/12	DWAFEC	Not indicated.	LOM
Notes: DWAFEC - Department of Water Affairs, Forestry and Environmental Conservation, DWA - Department of Water Affairs.
Effective Date: June 30, 2024

Technical Report Summary for
Tshepong North, Free State Province, South Africa
2Introduction
Section 229.601(b)(96)(iii)(B)(2) (i-v)
This TRS on Tshepong North has been prepared for the registrant, Harmony. The TRS has been prepared in accordance with Regulation S-K 1300. It has been prepared to meet the requirements of Section 229.601(b)96 - Technical Report Summary. The purpose of this TRS is to provide open and transparent disclosure of all material, exploration activities, Mineral Resource and Mineral Reserve information to enable the investor to understand Tshepong North, which forms part of Harmony’s activities.

An economic assessment was included, using a detailed discounted cashflow analysis for the Mineral Reserves, excluding all scheduled Inferred Mineral Resource which is not reported under Mineral Reserve. The Mineral Reserve increased by 36% year on year. The increase in Mineral Reserves was due to the upgrade and conversion of Mineral Resources to Mineral Reserves.

This TRS has been prepared from the following sources of information:
•Harmony Operational Report 2024
•Geological Model
•Valuation Model
•File 18 (Competency Report) Tshepong North Mineral Resource and Reserve Statement FY2024
•Technical Session Report
•Tshepong North Gold Mine 2024 SAMREC Table 1
•2024 Report to Shareholders; and
•Harmony Mineral Resources and Mineral Reserves Report at June 30, 2024 (“HAR-RR24”).

The TRS was prepared by a QP employed on a full-time basis by the registrant. The QP’s qualifications, areas of responsibility and personal inspection of the property are summarized in Table 2-1.

Table 2-1: QP Qualification, Section Responsibilities and Personal Inspections

Qualified Person	Professional Organization	Qualification	TRS Section Responsibility	Personal Insp.
Mr. A. Louw	SACNASP	BSc. Hons. (Geohydro)	All Sections (Tshepong North)	Full Time

The QP states that this TRS updates the TRS filed by Harmony on Tshepong North on October 31, 2023, named Exhibit 96.12 Technical Report Summary of the Mineral Resources and Mineral Reserves for Tshepong North, Free State Province, South Africa, which was effective on June 30, 2023. This updated TRS has an effective date as at June 30, 2024. No material changes have occurred between the effective date and the date of signature.

Effective Date: June 30, 2024

Technical Report Summary for
Tshepong North, Free State Province, South Africa
3Property Description and Location
Section 229.601(b)(96)(iii)(B)(3) (i-vii)
Tshepong North is a mature, moderate to deep-level underground operation that uses conventional undercut mining, to depths of 2,400m BMD.

The mine is located in the Free State Province of South Africa, approximately 250km southwest of Johannesburg and 15km to the north of the town of Welkom (Figure 3-1). Tshepong North is situated at a latitude of 27°51’56.45”S and longitude of 26°42’45.15”E. Tshepong South (Phakisa) is situated adjacent to the south of Tshepong North, and is located at a latitude of 27°54’1.27”S and longitude of 26°43’30.05”E.

3.1Mineral Tenure
South African Mining Law is regulated by the MPRDA which is the predominant piece of legislation dealing with acquisitions or rights to conduct reconnaissance, prospecting and mining. There are several other pieces of legislation which deal with such ancillary issues such as royalties (the Mineral and Petroleum Resources Royalty Act, 2008), title registration (the Mining Titles Registration Act, 1967), and health and safety (the Mine Health and Safety Act, 1996).

The current mining right for Tshepong North encompasses an area of 10,798.74ha (Figure 3-2). Harmony holds several mining rights in the Free State goldfields which have been successfully converted and executed as new order mining rights, some of which are still to be registered at the Mineral and Petroleum Resources Titles Office (“MPRTO”). The mining right for Tshepong North is presented in Table 3-1.

Tshepong North is wholly owned by Harmony, including the associated mineral rights. Harmony commenced acquiring the assets through the acquisition of AngloGold Ashanti Limited’s (“AngloGold Ashanti”) Free State operations in 2001, together with ARMGold. ARMGold was subsequently incorporated into Harmony in 2003, giving Harmony 100% ownership and control of Tshepong North.

Table 3-1: Summary of Mining Rights for Tshepong North

License Holder	License Type	Reference No.	Effective Date	Expiry Date	Area (ha)
ARMGold / Harmony JV	Mining Right	FS30/5/1/284MR	December 11, 2007	December 10, 2029	10,799

There are no known legal proceedings (including violations or fines) against the Company which threatens its mineral rights, tenure, or operations.
3.2Property Permitting Requirements
All relevant underground mining and surface permits, and any other permit related to the work conducted on the property have been obtained and are valid.

Harmony has access to all the properties it requires to conduct its current mining activities. The surface lease and surface right areas are sufficient in size and nature to accommodate the required surface infrastructure to facilitate current and planned mining and processing operations.

Harmony monitors complaints and litigation against the Company as part of its risk management systems, policies and procedures. There is no material litigation (including violations or fines) against the Company and the QP as at the date of this report which threatens its mineral rights, tenure or operations.

Effective Date: June 30, 2024

Technical Report Summary for
Tshepong North, Free State Province, South Africa
Figure 3-1: Location of Tshepong North in the Free State Goldfield

Welkom
LIMPOPO
Polokwane
Botswana
GAUTENG
Pretoria
Johannesburg
Swaziland
NORTH WEST
Namibia
FREE STATE
KWAZULU-NATAL
Bloemfontein
Lesotho
NORTHERN CAPE
Durban
SOUTH AFRICA
EASTERN CAPE
East London
WESTERN CAPE
Cape Town
Port Elizabeth

26°
TARGET NORTH
(Exploration)
N
W
E
S
R30
Allanridge
TARGET 1
TARGET 3
TSHEPONG NORTH
R34
Odendaalsrus
R730
R34
TSHEPONG
SOUTH
(Phakisa)
R70
MASIMONG
R710
Welkom
28°
R30
28°
Virginia
R73
R30
R73
JOEL
R30
Theunissen
0 5
Kilometres
26°

Free State operations

	Latitude	Longitude
Target 1	27°45'42.59"S	26°38'24.92"E
Target 3	27°49'42.93"S	26°38'29.27"E
Tshepong North	27°51'56.45"S	26°42'45.15"E
Tshepong South (Phakisa)	27°54'1.27"S	26°43'30.05"E
Masimong	27°58'23.93"S	26°52'39.41"E
Joel	28°16'17.19"S	26°48'57.97"E

LEGEND

- Location of operating shafts
- Free State operations
- Neighbouring mines
- Care and maintenance

Figure 3-2: Mineral Tenure for Tshepong North

N
27°50'S
Kutlwanong
Tshepong North
Odendaalsrus
Nyala Shaft
R 34
Tshepong South
R 30
Mining Right
Towns/Residential Areas
Shaft Position
Regional Roads
Rail
26°40'E
26°45'E
To Welkom
0
2.5km
27°55'S

Effective Date: June 30, 2024

Technical Report Summary for
Tshepong North, Free State Province, South Africa
4Accessibility, Climate, Local Resources, Infrastructure and Physiography
Section 229.601(b)(96)(iii)(B)(4) (i-iv)
4.1Accessibility
Access to Tshepong North is accessible via the local R70 road between Welkom and Odendaalsrus (Figure 3-1). The area has well-established rail links and an airfield within close proximity.

Entry into the mining area is restricted by security fencing, security guards, booms and lockable gates at the main entrance. In addition, a communication system and access control system monitors personnel entering and leaving the mine property.

4.2Physiography and Climate
The mine lease area is flat with an average height of around 1,344m above mean sea level (“masl”). There are no prominent topographical landmarks in the area. The topography has been affected by the presence of slimes dams, waste rock dumps and solid waste disposal sites.

Tshepong North is situated in the Free State Goldfield, a semi-arid region with an annual rainfall of between 400mm and 600mm. Local thunderstorms and showers are responsible for most of the precipitation during summer, from October to March, peaking in January. Hail is sometimes associated with thunderstorms.

The seasonal fluctuations in mean temperatures between the warmest and the coldest months vary between an average minimum of 7.7°C in winter to a maximum of 37°C in summer. The month of July is generally the coldest month with the hottest month typically being February.

Tshepong North is not restricted by climatic or seasonal variability.

4.3Local Resources and Infrastructure
The surrounding areas of Welkom and Odendaalsrus are well developed in terms of access and mining-related infrastructure, which supports the numerous operational gold mines in the area. The regional infrastructure includes national and provincial paved road networks, power transmission and distribution networks, water supply networks and communication infrastructure.

The local community is in situated in close proximity of the mine which enable the work force with transport to and from the mine. Most suppliers are locally or on site to ensure continuous operations as planned without operational disruptions.
Tshepong North has a twin shaft system with ore and waste being hoisted to surface through the main vertical shaft (Figure 3-2). Tshepong North ore is transported, by rail, from their respective shafts to the Harmony One Plant in Welkom for processing (Figure 3-2). Operations are powered by electricity from Eskom Holdings State Owned Company (“SOC”) Limited.

Effective Date: June 30, 2024

Technical Report Summary for
Tshepong North, Free State Province, South Africa
5History
Section 229.601(b)(96)(iii)(B)(5) (i-ii)
5.1Historical Ownership and Development
The Feasibility Study for the initial development of Tshepong North was concluded in 1984. Work to establish the site started in September 1984 and, by 1986, shaft sinking was underway. Sinking and equipping of the shaft were completed in 1991, with the mine being commissioned in November 1991.

The historical ownership and associated activities related to Tshepong North are summarized in Table 5-1.

Table 5-1: Summary of Historical Ownership Changes and Activities of Tshepong North

Year	Asset History Highlights
Tshepong North
1984	Feasibility Study for Tshepong development section concluded. Site establishment started.
1986	Shaft sinking began.
1991	Tshepong project was commissioned.
2001	AngloGold announced sale of its assets in the Free State to African Rainbow Metals and Harmony Gold Mining. African Rainbow and Harmony would hold equal joint venture interests, effective January 1, 2002.
2003	Harmony Gold and ARMGold merged.
2004	Tshepong Sub 55 Decline Project (an extension at depth of the mine from the current shaft bottom to a depth of some 2,200m) was on schedule for completion in July 2006.
2005	Harmony completed 62% of the decline, including 1,500m of rail construction and 700m of the conveyor system.
2006	The mine operated at full capacity and the Tshepong Decline Project had been completed.
2007	Conversion of Harmony's old order mining rights into new order mining rights in terms of the MPRDA, including that for the Tshepong North operation.
2008	The Tshepong Sub 66 decline project in a build-up phase, and the Sub 71 Decline project was under development.
2017	Tshepong and Phakisa merged into Tshepong Operations and Mineral Resource and Mineral Reserve reporting was combined.
2023	Tshepong Operations Mineral Resource and Mineral Reserve Reporting was separated whereby the individual operations were reported under Tshepong North and Tshepong South

5.2Historical Exploration
Strong linear B-Reef value trends running from Tshepong North Mine into Tshepong South Mine were identified where an expected value of the area averaged 1291cmg/t. A high-level capital exploration drilling project for B-Reef was approved in August 2016 for Tshepong South mine. Eight drill holes were planned, totaling of 5,180m at a total cost of ZAR5.5m. The exploration drilling program was successfully concluded in October 2020, with the planned eight holes drilled in the target area which confirmed the extension of the Tshepong North payshoot.

5.3Previous Mineral Resource and Mineral Reserve Estimates
The previous in-situ Mineral Resource estimates for Tshepong North were declared as at June 30, 2023 by Harmony, according to the 1300 SK, 2016. The previous Mineral Resource estimates, exclusive of Mineral Reserves, are summarized in Table 5-2 for Tshepong North. These have been superseded by the current estimate prepared by Harmony in Section 11 of this TRS.

Effective Date: June 30, 2024

Technical Report Summary for
Tshepong North, Free State Province, South Africa
Table 5-2: Summary of the Previous Tshepong North Mineral Resources as at June 30, 2023 (Exclusive of Mineral Reserves)

METRIC
Mineral Resource Category	Tonnes (Mt)	Gold Grade (g/t)	Gold Content (kg)
Measured	11.920	12.42	147,989
Indicated	3.162	10.28	32,493
Total / Ave. Measured + Indicated	15.082	11.97	180,481
Inferred	9.744	10.20	99,356
IMPERIAL
Mineral Resource Category	Tons (Mt)	Gold Grade (oz/t)	Gold Content (Moz)
Measured	13.139	0.362	4.758
Indicated	3.485	0.300	1.045
Total / Ave. Measured + Indicated	16.625	0.349	5.803
Inferred	10.741	0.297	3.194

The previous Mineral Reserve estimate for Tshepong North was declared by Harmony as at June 30, 2023 in accordance with SAMREC, 2016. Modifying Factors were applied to the in situ Mineral Resources to arrive at the Mineral Reserve estimate. The Mineral Reserve estimate represents the ore delivered to the mill. The recovered gold content considers the plant recovery factor. Dilution and modifying factors are based on historic performance.

The previous Mineral Reserve estimate is summarized in Table 5-3. These have been superseded by the current estimate prepared by Harmony as detailed in this TRS.

Table 5-3: Summary of the Previous Tshepong North Mineral Reserves as at June 30, 2023

METRIC
Mineral Reserve Category	Tonnes (Mt)	Gold Grade (g/t)	Gold Content (kg)
Proven	2.997	4.79	14,341
Probable	0.766	5.73	4,390
Total / Ave. Proven + Probable	3.763	4.98	18,731
IMPERIAL
Mineral Reserve Category	Tons (Mt)	Gold Grade (oz/t)	Gold Content (Moz)
Proven	3.303	0.140	0.461
Probable	0.845	0.167	0.141
Total / Ave. Proven + Probable	4.148	0.145	0.602

5.4Past Production
The annual tonnage, grade and gold production for Tshepong North is presented in Figure 5-1 and Figure 5-2.
Effective Date: June 30, 2024

Technical Report Summary for
Tshepong North, Free State Province, South Africa
Figure 5-1: Graph of Past Production – Tonnes and Grade

Tonnes Milled (kt)
Gold Grade (g/t Au)
1,200
1,000
800
600
400
200
0
5.50
5.00
4.50
4.00
3.50
3.00
2.50
2.00
1.50
1.00
0.50
0.00
FY2019
FY2020
FY2021
FY2022
FY2023
FY2024
Tonnes Milled
Gold Grade (g/t Au)

Figure 5-2: Graph of Past Metal Production

Gold Produced (kg)
5,000
4,000
3,000
2,000
1,000
0
FY2019
FY2020
FY2021
FY2022
FY2023
FY2024
Years
Gold Produced (kg)

Effective Date: June 30, 2024

Technical Report Summary for
Tshepong North, Free State Province, South Africa
6Geological Setting, Mineralization and Deposit
Section 229.601(b)(96)(iii)(B)(6) (i-iii)
6.1Regional Geology
Tshepong North is located on the southwestern margin of the Archean Witwatersrand Basin, one of the prominent gold provinces in the world. The Witwatersrand Basin is an approximately 7,000m thick terrigenous sequence comprising mainly arenaceous and argillaceous, together with minor rudaceous, lithologies deposited in a fluvio-deltaic environment in the center of the Archaean Kaapvaal Craton of South Africa (Robb and Meyer, 1995). The regional geology of the Witwatersrand Basin is shown in Figure 6-1.

The Witwatersrand Basin hosts the Witwatersrand Supergroup, which either conformably or unconformably overlies the metamorphosed volcanic and minor clastic sediments of the Dominion Group (Tucker et al., 2016). The Dominion Group overlies the older granite-greenstone basement.

The majority of the Witwatersrand Supergroup is capped by the volcano-sedimentary sequence of the Ventersdorp Supergroup through an angular unconformity. The Ventersdorp Supergroup is in turn overlain by the dolomitic and quarzitic sequence of the Transvaal Supergroup, and sediments of the Karoo Supergroup (Tucker et al., 2016). Several suites of dykes and sills cut across the Archaean basement and the Witwatersrand, Ventersdorp, Transvaal and Karoo supergroups, and form important geological time-markers.

The Witwatersrand Supergroup is sub-divided into the basal West Rand Group (“WRG”) and overlying CRG (Robb and Robb, 1998). The WRG extends over an area of 43,000km2 and is up to 5,150m thick. It is sub-divided in three subgroups, namely, from bottom upwards, the Hospital Hill Subgroup; Government Subgroup and Jeppestown Subgroup. The stratigraphic succession of the WRG mainly consists of shale sediments, with occasional units of banded iron formation and conglomerate.

The CRG is up to 2,880m thick and covers an area of up to 9,750km2, with a basal extent of c.290km x 150km. It is sub-divided into the lower Johannesburg Subgroup and upper Turffontein Subgroup as shown in Figure 6-2. These subgroups are separated by the Booysens Shale Formation. The stratigraphic succession of the CRG comprises coarse-grained fluvio-deltaic sedimentary rocks.

The major gold bearing conglomerates are mostly confined to the CRG, and these conglomerate horizons are known as reefs. The most important reefs within the CRG are at six stratigraphic positions, three within the Johannesburg Sub-group and three within the Turffontein Sub-group. The reefs are mined in seven major goldfields, and a few smaller occurrences, which extend for over 400km in what has been called “The Golden Arc”. This arc is centered on the prominent Vredefort Dome, as shown in Figure 6-1, which is thought to be a major meteorite impact site in the center of the Witwatersrand Basin (Therriault et al., 1997). The goldfields, as shown in Figure 6-1, include: East Rand, South Rand, Central Rand, West Rand, West Wits, Klerksdorp, Free State (Welkom), and Evander.

6.2Local Geology
Tshepong North is located within the Free State Goldfield (Figure 6-1). The stratigraphic column of the Free State Goldfield is presented in Figure 6-2. The Johannesburg Subgroup comprises the Virginia, St Helena, Welkom, Harmony and Dagbreek formations.

The Free State Goldfield forms a triangle between the towns of Allanridge, Welkom and Virginia. The area is host to several gold mines, all of which produce gold from auriferous bearing reefs situated within sediments of the Central Rand Group of the Witwatersrand Sequence (Figure 6-2). Most of the presently exploitable reefs are situated within five stratigraphically separate placers including the Basal/Steyn, Saaiplaas Leader, B, Kimberley and Eldorado, with the majority of tonnage derived from the Basal/ Steyn and Saaiplaas Leader.

The Witwatersrand and overlying Ventersdorp lavas were deposited in a basin with significant and continual down warping to accommodate the sediments and lavas. During Platburg times, the basin underwent a significant rifting and tilting event, resulting in the region being split by significant faults. These faults are generally westerly dipping, with downthrows to the west, and strata dipping generally to the east.

Effective Date: June 30, 2024

Technical Report Summary for
Tshepong North, Free State Province, South Africa
Figure 6-1: Regional Geology of the Witwatersrand Basin

Pretoria
Johannesburg
Welkom
Bloemfontein
Durban
Cape Town
N
Witpoortjie Break
Boksburg Gap
JHB Dome
Randfontein
Bank Break
Carletonville
Springs
Evander
Devon Dome
Western Domes
Potchefstroom Gap
Potchefstroom
Klerksdorp
Vredefort
Vredefort Dome
Bothaville Gap
De Bron Fault
Tshepong Operations
Kroonstad
Welkom
Virginia
Bethlehem
Harrismith
Bloemfontein
1
2
2a
3
4
4a
5a
5b
6
7
Towns
Witwatersrand Supergroup:
Central Rand Group
West Rand Group
Dominion Group
Archaean granite and greenstone
Major fault
Major Goldfields
1 Evander
2 East Rand
2a South Rand
3 Central Rand
4 West Rand
4a West Rand South
5 West Wits
5a Eastern Section
5b Carltonville
6 Klerksdorp
7 Welkom

Effective Date: June 30, 2024

Technical Report Summary for
Tshepong North, Free State Province, South Africa
Figure 6-2: Simplified stratigraphy of the Free State Goldfield

Group
Sub-group
Formation
Informal Unit
Member
Central Rand Group
West Rand Group
Turffontein
Johannesburg
Jeppestown
Eldorado
Aandenk
Dagbreek
Harmony
Welkom
St Helena
Virginia
Roodepoort
Dreyerskuil Zone
VS1
EA Zone
VS2
VS3
VS4
VS5
Eldorado Basal Reef
EC1
A Reef
Beatrix Reef
EC2
Big Pebble Reef
EC3/4
B Reef
ES1
ES2/3
Leader Reef
Grey leader quartzite
EL1/2
Brown leader quartzite
Middle Reef
Khaki Shale
Basal Reef
UF1 - UF3
UF4
MF1 - MF4
LF1 - LF6
Commonage Reef
Ada May/Belsa Reef
Uitkyk
Van den heevers rust
Rosedale
Earls Court
Spes Bona
Upper Shale Marker
Leader Reef Zone
Leader Reef
Leader Quartzite
Basal Reef
Upper Footwall
Intermediate Reef
Middle Footwall
Lower Footwall
Ada May/Belsa Reef
Palmietkuil

The general orientation of the Witwatersrand Supergroup succession in the Free State Goldfield is interpreted as north-trending within a syncline that is plunging to the north (Figure 6-3). The syncline is cut by two major faults resulting in the formation of three major fault bounded blocks:
•Odendaalsrus Section to the west of the De Bron fault;
Effective Date: June 30, 2024

Technical Report Summary for
Tshepong North, Free State Province, South Africa
•the Central Horst between the De Bron and Homestead faults; and
•the Virginia Section to the east of the Homestead Fault.

The Central Horst was uplifted, and the Central Rand Group rocks eroded away prior to deposition of the Ventersdorp Supergroup and therefore comprises West Rand quartzites. The western margin of the Tshepong North Lease is also marked by structures including the Ophir Fault that is bisected into eastern and western portions by a second, the Dagbreek Fault.

A cross section through the fault bounded blocks is presented in Figure 6-4.

6.3Property Geology
The principal gold-bearing orebody is the stratiform and strata-bound Basal Reef (or Basal Reef Zone (“BRZ”)) (Figure 6-2). A secondary reef, the B Reef, lying between 150m and 170m stratigraphically above the Basal Reef, contributes less than 40% to the mining production at Tshepong North Mine.

6.3.1Basal Reef Lithology
The Basal Reef comprises a thin conglomerate, overlain by clean ‘placer’ quartzites. The Basal Reef is underlain by a thick series of siliceous and argillaceous quartzites comprising the Welkom Formation and overlain by shales and quartzites of the Harmony Formation, both of the Johannesburg Sub-group of the CRG. The Basal Reef sits unconformably on the Welkom Formation (Figure 6-2).

The Upper Cycle Black Chert facies Basal Reef prevails in the south of the Tshepong North area and consists of a slightly polymictic (yellow shale specks present), matrix-supported medium-pebble conglomerate with a more gradational contact absent of carbon, where mineralization is associated with fine disseminated and buck-shot pyrite. The conglomerate is slightly thicker compared to the Lower Cycle, but is also overlain by barren reef quartzite, the entire package being characteristically up to only 40cm thick. The lower Khaki Shale is up to 1m thicker.

6.3.2B Reef Lithology
The B Reef at Tshepong North occurs approximately 150m stratigraphically (or approximately two production working levels) above the Basal Reef. Consequently, the B Reef is not normally intersected in either Basal Reef development or routine diamond drilling.

The lowest unit is a basal lag (B1), overlying Doornkop Quartzite Formation. Where this unit is developed (or preserved), it may be highly mineralized oligomictic or polymictic conglomerate, with visible gold, buckshot pyrite and carbon mineralization. This unit may carry gold values of many thousands of cmg/t and represents a potentially rewarding exploration target.

The unit overlying the B1 may be either B2, which comprises a mildly erosive pebbly quartzite formation, and/or the stratigraphically younger Zone B3, which is a polymictic conglomerate with low values and is erosional into the underlying A and B zones.

The B Reef at Tshepong South is located about 140m stratigraphically above the Basal Reef and varies in thickness from 10cm to 170cm. The conglomerate varies in character depending on the facies, with B1 being a small to medium pebble conglomerate and usually no more than 30cm thick with abundant carbon. The B2 facies is a small pebble lag in an argillaceous quartzite, with little to no mineralization. B3 facies is a 20 to 150cm thick conglomerate, mature, well packed, with pebble sizes varying from small to cobble size, very polymictic, normally with abundant pyrite and some carbon. This is the most common facies.
Effective Date: June 30, 2024

Technical Report Summary for
Tshepong North, Free State Province, South Africa
Figure 6-3: Structural Geology of the Free State Goldfields

N
Dagbreek Fault
Tshepong Operations
Basal Reef Contours below mean sea level (m)
Basal Reef Contours above mean sea level (m)
(Numbering indicates up dip side beyond the Basal Reef, sub-outcrop contours continue on the Hanging-Wall to Footwall contact)
Anticline
Syncline
Culmination
Depression
Normal Fault - Dip as indicated
Low Angle Reverse Fault - Dip as indicated
Steep Reverse Fault
Basal Reef Margins
Central Rand Group Sup-Outcrop
Odendaalsrus Section
Tshepong North
Central Horst
Nyala Shaft
Tshepong South
Arrarat Fault
De Bron Fault
Virginia Section
UITKYK
RHEEDERSD
EUREKA
WELKOM
BRAND
HOMESTEAD
SAAIPLAAS
VIRGINIA
LAVA
X + 3,080,000
X + 3,100,000
27°55'S
Approximate Location of Mining Boundary
Approximate Location of Shaft Position
Main Fault Zones
0
10km
Y + 20,000
Lo27°

Effective Date: June 30, 2024

Technical Report Summary for
Tshepong North, Free State Province, South Africa
Figure 6-4: Tshepong North Cross Section
Source: Modified after Tucker et al. (2016)

Effective Date: June 30, 2024

Technical Report Summary for
Tshepong North, Free State Province, South Africa

6.3.3Structure
At Tshepong North, the Dagbreek Fault that strikes north-south bisects the mine into western and eastern domains. The shaft infrastructure itself is situated largely within the zone of fault loss associated with the Dagbreek Fault (Figure 6-3 and Figure 6-4).

The fault has a variable down throw to the west of approximately 350m, with no significant lateral displacement. It is interpreted as an early compressional structure that has experienced later Platberg age relaxation and subsequent extension. Reef in the eastern domain dips to the east at an average of 23° and extends from 55 Level (1,674m depth) to 66 Level (2,010m depth), which is the lowest working level of the Main shaft. Tshepong North has completed the Sub 71 Decline Capital Project, which extends access down dip to 75 Level (2,286m depth), the lowest planned working level of the Sub 71 Decline Project.

Relative to the eastern domain, the western domain at Tshepong North is more structurally deformed. This is prevalent to the north where major block rotation has occurred resulting in the reef dipping to the west. The structural complexity of this western domain necessitates an intensive, ongoing drilling programme to locate fault bounded reef blocks.

A second structural family of faults and dykes occurs on a NW-SE trend and are thought to be conjugate to and thus of a similar age to the Dagbreek Fault system, but this direction of faults tends to be associated with lateral shifts.

Many faults shown signs of lateral displacement, but the amount of this displacement is often difficult to determine. These faults are typically oriented between N-S and NNW-SSE. Maximum displacement identified thus far is approximately 200m on the Thelma Fault.

Yellow porphyry, acicular and quartz diorite dykes are found in the Ventersdorp suite of intrusives, while Karoo dolerites and lamprophyres occur in the post-Ventersdorp suite of intrusives. These intrusives tend to utilise any plane of weakness in their passage. It is therefore not unusual to find an intrusive infill along the various fault planes and other faults within the mine area. Accompanying gouge material, showing slicken-siding along the contacts of the intrusions, indicates that movement has taken place after these rocks were intruded.

6.4Mineralization
The gold mineralization in the Witwatersrand deposits is believed to have followed an episode of deep burial, fracturing and alteration. The mineralization model is that Archean gold bearing hydrothermal fluid was introduced into the conglomerates and circulated throughout in hydrothermal cells. The fluids precipitated gold and other elements through reactions that took place at elevated temperatures along the reef horizons, which was the more favorable fluid conduit.

The generic mineralization model for Tshepong North Basal Reef is based on structurally controlled fluid flow within a conglomerate hosted lithology. Fluid flow is dependent on the permeability of the host rock mass during mineralization. Fluid flow, permeability and subsequent gold mineralization are believed to be controlled by four key factors, including:
•Stratigraphy;
•the presence or absence of mineralization age thrust faulting;
•sedimentology; and
•precipitation agent
It is the QP's view, the sedimentological parameters are more influential and predictive for gold distribution on a regional scale.

6.4.1Basal Reef
Within the Lower Cycle Black Chert facies, mineralization is characterized by a fine disseminated interstitial pyrite, together with a carbon contact. Mineralization is associated with the carbon contact and conglomerate, although some concentration is also found just below the upper reef contact. At the top of the reef is a granular textured often gritty quartzite with fine pyrite stringers about 10cm thick.
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Technical Report Summary for
Tshepong North, Free State Province, South Africa

In the Upper Cycle Black Chert Facies, mineralization is associated with the carbon contact and conglomerate, although some concentration is also found just below the upper reef contact. It does not have such a well-developed carbon contact as the Lower Cycle facies and is often of lower grade.

6.4.2B Reef
The B1 facies has abundant carbon and gold as associated with the carbon. The B2 facies has little to no gold mineralization, while the B3 facies normally has abundant pyrite and some carbon. Free gold is found in association with the flyspeck carbon.

6.4.3Alteration
Alteration is evident in the Basal Reef and B Reef at Tshepong North and is a result of the hydrothermal fluids that infiltrated the reef and have overprinted on the original mineral assemblage. The reefs contain authigenic sulphides such as pyrite, and other minerals associated with alteration such as chlorite. Gold associations with these mineral assemblages indicate a strong correlation of gold mobilisation and redistribution at the time of the hydrothermal fluid influx.

While alteration is an important part of the mineralization, alteration is not used for the identification, modelling or mining of the reefs.

6.5Deposit Type
Tshepong North deposit is classed a meta-sedimentary gold deposit. Folding and basin edge faulting have been important controls for sediment deposition and gold distribution patterns within the Witwatersrand Basin and fold trends have been employed in the economic evaluation of various reef horizons.

6.6Commentary on Geological Setting, Mineralization and Deposit
The regional geological setting, local and property geology, mineralization and deposit-type for Tshepong North is well established, through many decades of exploration and mining. Reliable geological models, maps and cross sections are available that support the interpretations and inform the Mineral Resource estimates.

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Technical Report Summary for
Tshepong North, Free State Province, South Africa
7Exploration
Section 229.601(b)(96)(iii)(B)(7) (i-vi)
Geological data has been obtained through initial surface drilling, followed by underground drilling, mapping and channel (chip) sampling.

Exploration from underground platforms is currently continuing for Tshepong North sub-75 development, to improve geological confidence.

Tshepong North and South operations are continuously undergoing B reef exploration drilling to identify any potential continuation of the current pay shoots connecting these mines.

7.1Geophysical Surveys
Initial exploration included a historical geophysical seismic survey to obtain information of subsurface rock formations and geological structures using shock wave reflections and surface diamond core drilling. The current Mineral Resource model is no longer informed by the geophysical seismic survey and the model relies only on borehole information and underground mapping information.

7.2Topographic Surveys
As an underground operation, topographic surveys are not material to the Mineral Resource estimates.

7.3Underground Mapping
Face and reef development mapping is undertaken by a team comprising a Sampler or Geologist, and an assistant. Face tapes are setup along gullies and the stope face and secured with reference to the latest survey pegs installed in the workplaces. Reef position and other lithological and stratigraphic information is collected and measured relative to the reference tapes. The information is captured in a notebook.

Once at surface, the person responsible transfers the information from the notebook into CADSMineTM, where a mapping report is produced for each mapped workplace. The mapping reports depict the geological information graphically relative to the survey measurement points. Data from the mapping is also incorporated into the geological models.

Approximately 80-90% of all workplaces are inspected by member of the Geosciences team monthly to ensure that suitable mapping information coverage is achieved.

7.4Channel Sampling Methods and Sample Quality
Channel sampling of underground panels are carried out on monthly basis. Sampling is conducted perpendicular to the channel contact across the exposed channels. The section lines demarcating the width of the sample are drawn parallel to the reef waste contact while those demarcating the length of the sample are drawn at right angles to the reef waste contact and are marked 10cm apart. The samples are chipped out between these section lines.

Sampling of the Basal Reef stoping channels are undertaken at the advancing face on a grid spacing of 5m x 5m and for B Reef at a spacing of 3m x 3m. The sampling process is audited monthly and annually by the Geoscience Manager. Development sampling is on 4.0m intervals for Basal reef and for B reef reef at 2.0m intervals. The results are captured into the information system and plotted on a development sampling sheet.

The location of samples collected from the Basal and B Reef, to date, are shown in Figure 7-1 and Figure 7-2.
A total of 1479 gold samples on average are taken monthly, 1357 Basal Reef and 123 B-Reef.

7.5Surface Drilling Campaigns, Procedures, Sampling, Recoveries and Results
Most surface drill holes used in the estimation of the current Mineral Resources were drilled by AngloGold Ashanti, or its forebearers, before Harmony acquired Tshepong North.

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Technical Report Summary for
Tshepong North, Free State Province, South Africa
Figure 7-1: Location of Channel Samples Collected from the Basal Reef

-15,000E
-10,000E
-5,000E
Basal Reef Geozones
Mining Right
Geozones
7
6
5
4
3
2
1
12
13
10
11
9
8
cm.g/t
Color
0 to 250
250 to 500
500 to 750
750 to 1100
1100 to 1750
1750 to 3000
3000 and above
1:50000
0
1000
2000
N
-15,000E
-10,000E
-5,000E

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Technical Report Summary for
Tshepong North, Free State Province, South Africa
Figure 7-2: Location of Channel Samples Collected from the B Reef

7.5.1Drilling Methods
The surface diamond core drilling has been undertaken using a thin-walled core barrel (AXT size core barrel) that delivers 35.51mm core. A single mother hole is drilled, typically with deflection holes drilled from it.

The drill grid spacing of the surface drill hole intersections is up to 100m and is often required to be complemented by underground drill hole intersections. The accuracy of the surface drilling intersection positions from drill holes that are from 2,000m to 3,000m in depth is the major limiting factor of achieving the planned grid. Long surface drill holes often deflect and controlling direction over that depth has always been challenging in the South African gold mining context.

7.5.2Collar and Downhole Surveys
The drill holes are surveyed to confirm both collar position and trajectory. Drill hole collar and downhole surveys are conducted on all surface drill holes.

Surface drill hole collars are surveyed by internal Land Survey Department. Underground drill hole collars are checked against layouts issued to diamond drilling.

Downhole surveying is conducted using Electronic Multishot System and non-magnetic north seeking Gyro tools as supplied by a certified and specialised downhole survey company, Digital Surveying (Pty) Limited. The instrument is a magnetic based tool and as such all readings are relevant to magnetic north.The survey data is collected with an in-run and out-run per borehole. The dip and azimuth difference must be within 0.5° and 1.5° on the in-run and out-run respectively.

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Technical Report Summary for
Tshepong North, Free State Province, South Africa
7.5.3Logging Procedures
Upon arrival at the core yard located on-site, drill core is marked at every meter interval. The core is then orientated so that the low point of bedding is coincident with the edge of the angle iron. The cut line is defined by the low point of the bedding at the base of the reef zone, when viewed as per convention, from left to right in the direction of increasing depth, is drawn parallel to the core. The core is then rotated through 90° and a yellow line was then drawn parallel to the core, to define the retention half core.

All drill cores are photographed prior to logging and sampling. The geologist conducts the core logging.

Drill core logging is quantitative and qualitative. The following information is recorded:
•lithology;
•packing density;
•roundness;
•sorting;
•contact type, grain/pebble size;
•sediment maturity; and
•mineralization; and alteration.

The geologist responsible for logging the core stores the original paper record. Core logging is also stored electronically using Datamine Fusion software. Internal peer reviewing is undertaken on the interpretation of the stratigraphy and spatial correlation of drill holes.

Observations are captured on the diamond drilling database by geologists. The logs are checked by the Senior Geologist prior to sampling. Logging procedures are conducted as per the Harmony company standards, which are used on all underground mines and are best practice and have been in place since 2001.

7.5.4Drilling Results
The location of the surface drill holes intersecting the Basal and B reefs are presented in Figure 7-3 and Figure 7-4. There are no recent surface drilling results (Table 7-1), all drilling dates back to previous project owners and is pre-2017. The results have, however, been included into the geological modelling and Mineral Resource estimation process. These drill holes were drilled to a depth of 2,373m below the surface.

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Technical Report Summary for
Tshepong North, Free State Province, South Africa
Figure 7-3: Location of Surface and Underground Drill Holes on the Basal Reef

-15,000E
-10,000E
-5,000E
Basal Reef Geozones
Mining Right
Geozones
7
5
6
4
3
2
1
13
12
9
8
10
11
cm.g/t
Color
0 to 250
250 to 500
500 to 750
750 to 1100
1100 to 1750
1750 to 3000
3000 and above
1:50000
0
1000
2000
N

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Technical Report Summary for
Tshepong North, Free State Province, South Africa
Figure 7-4: Location of Surface and Underground Drill Holes on the B Reef
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Technical Report Summary for
Tshepong North, Free State Province, South Africa
Table 7-1: Summary of Surface and Underground Drilling for Tshepong North

Year	Company	No. Drill Holes	Surface (m)	Underground (m)
2017	Harmony	155	—	18,358
2018	Harmony	150	—	17,794
2019	Harmony	141	—	16,745
2020	Harmony	149	—	17,656
2021	Harmony	158	—	18,669
2022	Harmony	198	—	21,978
2023	Harmony	230	—	12,633
2024	Harmony	194	—	11,478
Total		1,375	—	135,311

7.5.5Core Recovery
Upon delivery to the core yard, and prior to logging and sampling, the drill core is checked to ensure 100% core recovery. Core recovery is determined by dividing the measured length of the recovered core by the total length of the core run.

An intersection is complete and representative if core recovery is greater than 99%. Drill holes with poor recovery are not sampled. Extra caution is taken during the drilling process to ensure maximum core recovery on reef intersections, to prevent sample bias.

Reef intersection “acceptability” is categorised as per the criteria summarized in Table 7-2 and is determined by geologists based on, amongst others, drill core condition and faulting. The acceptability is verified for each reef intersection before the assay results are used for Mineral Resource estimation.

All surface boreholes incorporated into the Mineral Resource model had 95% recovery over the coring portion. Only acceptable reef intersections were used for Mineral Resource estimates.

Table 7-2: Drill hole Acceptance Criteria

Category	Comment
Acceptable	100% core recovery in the reef zone, or very minor loss due to reef chipping. No evidence of faulting within the reef horizon or at either contact with hanging wall or footwall lithologies.
Minimum value	Light to moderate disking of core in the core barrel due to drilling and/or ground conditions. Visual observations indicate that the conglomerate portion of the reef is usually more prone to disking, resulting in possible gold loss.
Faulted minimum value	If the fault loss is considered to be minor, this term may be used if the geologist is certain that only low-value internal quartzite is missing from the intersection.
Not acceptable	Heavy disking of core which may indicate core loss, partial known core loss due to grinding. Also faulting of any description within the reef zone.

7.5.6Sample Length and True Thickness
Mineralization of the reefs is perpendicular to or at an angle to the drill holes. As such, all drill hole reef intersection widths are corrected to true thickness for gold value calculation.

7.6Underground Drilling Campaigns, Procedures and Sampling
Underground exploration drilling has been ongoing throughout the operational life of Tshepong North as the mine deepens. Most of the underground drill holes used in the estimation of the current Mineral Resources were drilled by AngloGold Ashanti before Harmony acquired the mine.

7.6.1Drilling Methods
Underground diamond core drilling is conducted using hydraulic driven and pneumatic drill rigs, which typically delivers an AXT size core (35.51mm). These are short drill holes rarely exceeding 200m in length.

Fans of drill holes are drilled from diamond drilling bays, which are developed at 50m intervals along footwall developments cross cuts and 100m intervals along haulages and return airways. The drilling fans consist of up
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Technical Report Summary for
Tshepong North, Free State Province, South Africa
to ten individual drill holes at inclinations ranging from -15° to +30° of vertical, or as dictated by local geological structures.
7.6.2Collar and Downhole Surveys
The drill holes used for reef delineation at Tshepong North are surveyed on recommendation of the geologist. In general drill holes at depth >120m and at an angle less than 20 degrees are surveyed with a 98%accuracy (these drill holes are drilled very seldom). Surveys are done to confirm both collar position and trajectory. Drill hole collar and downhole surveys are conducted on long inclined borehole (“LIBs”) or long vertical boreholes (“LVBs”), as well as on most of the groundwater boreholes (“GBH”) and dewatering boreholes (“DBH”) drilled on the mine.

Surveying of exploration drill holes at Tshepong North is outsourced to Digital Surveying (Pty) Limited. All underground drill hole surveys are conducted using an Electronic Multishot Survey instrument. Downhole surveys are conducted on all LIB/LVB drill holes for verification purposes, and the results are submitted together with the primary survey data used to determine the drill hole trajectories and are checked for quality and then captured on Microsoft ExcelTM and transferred to DatamineTM database.

All records received from the survey company are checked for quality and then captured and stored in the electronic databases.

7.6.3Logging Procedures
Upon arrival at the core yard located on-site, drill core is marked at every meter interval. The core is then orientated so that the low point of bedding is coincident with the edge of the angle iron. The cut line is defined by the low point of the bedding at the base of the reef zone, when viewed as per convention, from left to right in the direction of increasing depth, is drawn parallel to the core. The core is then rotated through 90° and a yellow line was then drawn parallel to the core, to define the retention half core.

All drill cores are photographed prior to logging and sampling. The geologist conducts the core logging.

Drill core logging is quantitative and qualitative. The following information is recorded:
•lithology;
•packing density;
•roundness;
•sorting;
•contact type, grain/pebble size;
•sediment maturity; and
•mineralization; and alteration.

The geologist responsible for logging the core stores the original paper record. Core logging is also stored electronically using both DeswikTM and DatamineTM software. Internal peer reviewing is undertaken on the interpretation of the stratigraphy and spatial correlation of drill holes.

Observations are captured on the diamond drilling database by geologists. The logs are checked by the Senior Geologist prior to sampling. Logging procedures are conducted as per the Harmony company standards, which are used on all underground mines and are best practice and have been in place since 2001.

7.6.4Drilling Results
The location of the underground drill holes intersecting the Basal and B reefs are presented in Figure 7-3 and Figure 7-4. 81 Basal Reef Boreholes were drilled during 2024 with 41 samples being taken with an average sample width of 21cm and grade of 720 cm.g/t, for B Reef 113 Boreholes were drilled during 2024 with 680 samples being taken with an average sample width of 150cm and grade of 1650cm.g/t.

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Technical Report Summary for
Tshepong North, Free State Province, South Africa

A total of 230 underground drill holes were drilled in 2024. The Basal Reef and B Reef underground drilling results for Tshepong North for 2024 are summarized in Table 7-3 and Table 7-4.

7.6.5Core Recovery
Upon delivery to the core yard, and prior to logging and sampling, the drill core is checked to ensure 100% core recovery. Core recovery is determined by dividing the measured length of the recovered core by the total length of the core run.

A reef intersection is complete and representative if core recovery is greater than 99%. Drill holes with poor recovery are not sampled. Extra caution is taken during the drilling process to ensure maximum core recovery on reef intersections, to prevent sample bias.

Reef intersection “acceptability” is categorised as per the criteria summarized in Table 7-2 and is determined by geologists based on, amongst others, drill core condition and faulting. The acceptability is verified for each reef intersection before the assay results are used for Mineral Resource estimation.

All surface boreholes incorporated into the Mineral Resource model had 95% recovery over the coring portion. Only acceptable reef intersections were used for Mineral Resource estimates.

7.6.6Sample Length and True Thickness
Mineralization of the reefs is perpendicular to or at an angle to the drill holes. As such, all drill hole reef intersection widths are corrected to true thickness for gold value calculation.

7.7Hydrogeology
Tshepong North has a good understanding of the local geology and geohydrology through numerous geohydrological and mass transport models done over the years.

Tshepong North mine is characterized by two aquifers:
•A Shallow Weathered and Fractured Karoo Aquifer (Karoo Formations): A shallow, weathered aquifer exists in the weathered shale and sandstone at an average depth of 10m – 20m below ground level. The most consistent water strike is located at the fresh bedrock / weathering interface.
◦The primary porosity of the Vryheid Formation is very low. Any water bearing capacity is therefore associated with secondary joints, bedding planes and faults. The contact zones of dolerite intrusions are considered the primary source of groundwater flow within the deeper formations.
◦The two aquifers may or may not be hydraulically connected, dependent on the local geology.
•A Deep Witwatersrand / Ventersdorp Aquifer: The deep brine Witwatersrand aquifer is situated approximately 300m below surface. This aquifer is thought to be connate (i.e. original formation water) or extremely old (fossil) water and is usually concentrated on geological structures such as fault zones or igneous intrusions (e.g. dykes).

The major fractures that that formed during the Ventersdorp tectonic events were filled with water to a depth of several kilometres. The impermeable nature of the overlying Karoo sediments, particularly the Dwyka Formation at the base of the Karoo, effectively sealed of the aquifer (Van Biljon, 1995). Post-Karoo movement and intrusions provided conduits for leakage from the Karoo aquifers to the deep Witwatersrand aquifer. However, the deep aquifer recharge from surface is regarded as negligible and at best localized (Van Biljon, 1995).

This is concluded based on the dewatering of this aquifer over the past 40 years during which the water levels in the Witwatersrand aquifer dropped significantly. Underground dewatering boreholes have dried up in some instances (Van Biljon, 1995).

Previous studies concluded the following:
•There is no or very limited hydraulic connectivity between the Karoo aquifers and the deeper Witwatersrand aquifer.
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Technical Report Summary for
Tshepong North, Free State Province, South Africa
•Recharge to the Witwatersrand aquifer is negligible.
•Once the Witwatersrand aquifer is dewatered (or the water level lowered) it will not recover. The estimated post-mining water level in the Witwatersrand aquifer will therefore be deeper than the pre-mining water level of ~200m below surface.

7.8Geotechnical Data
Geological exploration drilling is not typically used to gather geotechnical data – these data are gathered independently by the Geotechnical Engineer. Geotechnical issues related to underground workings are discussed in more detail in the Mining and Mine Design sections (Section 13).

Numerical modelling is done using rock mass characteristics from geological core samples, to determine the rock wall condition factor and average pillar stress. A point load test machine is used to conduct point load tests of random rock samples, correlating it with core testing results. Applying the geotechnical properties obtained improves back analysis of seismic events and building a more comprehensive geotechnical model of the mine. Quality assurance is enhanced by using expert external service providers where applicable.

A seismic network is utilized at Tshepong North to monitor seismicity which consist out of 23 component geophones which are installed across the mine and 2 regional seismic sites is also installed. The digital seismic data is transmitted from the seismic underground stations to the surface seismic server (RTS) via the mines Hirschman switches and through ADSL, the Ethernet (LAN) based infrastructure available on the mine. Automatic as well as Manual processing of the recorded seismic data is done by the Institute of Mine Seismology. On Harmony Gold the objective of seismic monitoring is to prevent seismicity. The seismic network is planned to a horizontal accuracy within 25 to 50m with a network sensitivity of (Mmin) – 0.0 to 0.5. The seismic monitoring system is designed to provide information to the rock engineering practitioner and production officials on a daily and monthly basis. Daily, seismic plots are produced to indicate the existence of “high seismic deformation” areas.

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Technical Report Summary for
Tshepong North, Free State Province, South Africa
Table 7-3: Summary of Recent Tshepong North Underground Drill Holes Intersecting the Basal Reef

Year	Drill Hole ID	Gold Value (cmg/t)	Ave. Channel Width (cm)
2024	GBH 8877	248	19
2024	GBH 8877A	352	14
2024	GBH 8952	307	16
2024	GBH 8766	49	20
2024	GBH 8771	649	17
2024	GBH 8628A	1,070	15
2024	GBH 8887	569	18
2024	GBH 8893	354	24
2024	GBH 8901	470	9
2024	GBH 8757	119	18
2024	GBH 8748	480	16
2024	GBH 8789	261	24
2024	GBH 8864	277	16
2024	GBH 8851	788	10
2024	GBH 8852	403	17
2024	GBH 8871A	378	13
2024	GBH 8906	247	34
2024	GBH 8818	357	23
2024	GBH 8834	469	18
2024	GBH 8733	471	21
2024	GBH 8768	668	20
2024	GBH 8730	194	22
2024	GBH 8734	293	23
2024	GBH 8755	176	22
2024	GBH 8756	323	60
2024	GBH 8946	795	22
2024	GBH 8891	507	39
2024	GBH 8917	98	17
2024	GBH 8775	216	19
2024	GBH 8959	3,459	23
2024	GBH 8966	34	22
2024	GBH 8972	101	24
2024	PBH 24	78	17
2024	PBH 21	501	45
2024	GBH 8948	1,243	48
2024	GBH 8953	1,087	10
2024	GBH 8954	2,073	28
2024	PBH 13	48	24
2024	PBH 15	1,265	23
2024	PBH 17	19	33
2024	PBH 19	533	13
2024	PBH 1	1,175	19
2024	PBH 3	11	20

Year	Drill Hole ID	Gold Value (cmg/t)	Ave. Channel Width (cm)
2024	PBH 6	1,527	20
2024	PBH 7	1,184	21
2024	PBH 8	592	19
2024	PBH 11	106	17
2024	GBH 8944	930	11
2024	PBH 23	1,029	32
2024	PBH 25	4,409	18
2024	PBH 26	370	22
2024	PBH 28	1,121	12
2024	PBH 29	324	4
2024	PBH 30	309	27
2024	PBH 12	1,075	22
2024	PBH 14	794	21
2024	PBH 16	1,078	20
2024	PBH 18	303	24
2024	PBH 20	586	19
2024	PBH 22	298	21
2024	PBH 27	5,814	24
2024	GBH 8956	661	34
2024	PBH 10	753	22
2024	GBH 8777	56	18
2024	GBH 8762	440	15
2024	GBH 8843	242	16
2024	GBH 8899	366	20
2024	GBH 8909	464	22
2024	GBH 8920	175	25
2024	GBH 8933	228	25
2024	GBH 8942	476	17
2024	GBH 8955	2,110	23
2024	GBH 8898	476	17
2024	GBH 8835	815	23
2024	GBH 8836	766	18
2024	GBH 8837	809	17
2024	GBH 8888	87	25
2024	GBH 8895	1,931	18
2024	GBH 8907	1,238	10
2024	GBH 8962	120	24
2024	GBH 8806	1,073	18

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Technical Report Summary for
Tshepong North, Free State Province, South Africa
Table 7-4: Summary of Recent Tshepong North Underground Drill Holes Intersecting the B Reef

Year	Drill Hole ID	Gold Value (cmg/t)	Ave. Channel Width (cm)
2024	GBH 8473	521	339
2024	GBH 8505	128	227
2024	GBH 8595	1,174	52
2024	GBH 8619	191	336
2024	GBH 8620	251	98
2024	GBH 8638	750	109
2024	GBH 8643	122	148
2024	GBH 8681	452	168
2024	GBH 8692	366	26
2024	GBH 8700	178	178
2024	GBH 8715	8,127	104
2024	GBH 8742	11,265	135
2024	GBH 8746	21	117
2024	GBH 8759	1,400	129
2024	GBH 8767	980	124
2024	GBH 8774	127	39
2024	GBH 8778	2,137	179
2024	GBH 8779	343	106
2024	GBH 8786A	1,288	107
2024	GBH 8793	521	85
2024	GBH 8794	122	113
2024	GBH 8798	986	115
2024	GBH 8803	187	226
2024	GBH 8804	362	121
2024	GBH 8805	128	227
2024	GBH 8811	427	91
2024	GBH 8812	2,148	94
2024	GBH 8813	437	136
2024	GBH 8814	304	117
2024	GBH 8815	318	78
2024	GBH 8816 A	1,565	213
2024	GBH 8817	401	119
2024	GBH 8824	791	117
2024	GBH 8827	928	50
2024	GBH 8832	167	120
2024	GBH 8846	548	161
2024	GBH 8848	786	158
2024	GBH 8850	11,114	167
2024	GBH 8853	9,559	133
2024	GBH 8859	1,185	121
2024	GBH 8785	445	163
2024	GBH 8738	1,294	134
2024	GBH 8831	294	94
2024	GBH 8855	135	106
2024	GBH 8867	3,491	120
2024	GBH 8896	1,702	216
2024	GBH 8897	713	46
2024	GBH 8936	131	83
2024	GBH 8937	2,794	297
2024	GBH 8947	1,832	225
2024	GBH 8957	340	35
2024	GBH 8960	2,208	148
2024	GBH 8916	12,566	119

Year	Drill Hole ID	Gold Value (cmg/t)	Ave. Channel Width (cm)
2024	GBH 8979	421	123
2024	GBH 8988	1,850	217
2024	GBH 9004	1,146	135
2024	GBH 9015	507	157
2024	GBH 9019	5,872	123
2024	GBH 8873	1,878	210
2024	GBH 8886	703	147
2024	GBH 8892	684	125
2024	GBH 8900	153	172
2024	GBH 8902	111	81
2024	GBH 8905	140	150
2024	GBH 8912	103	127
2024	GBH 8914	881	122
2024	GBH 8918	3,379	187
2024	GBH 8921	241	136
2024	GBH 8922 A	4,828	208
2024	GBH 8922 B	3,812	178
2024	GBH 8923	2,392	190
2024	GBH 8926	514	194
2024	GBH 8928	1,361	155
2024	GBH 8929	307	100
2024	GBH 8930	1,016	141
2024	GBH 8934	1,908	151
2024	GBH 8940	5,253	136
2024	GBH 8941	12,366	147
2024	GBH 8945	1,466	149
2024	GBH 8950	1,854	254
2024	GBH 8961	1,013	118
2024	GBH 8963	3,179	232
2024	GBH 8965	4,341	146
2024	GBH 8967	789	265
2024	GBH 8968	1,033	268
2024	GBH 8971	1,887	128
2024	GBH 8973	1,242	238
2024	GBH 8977	3,275	402
2024	GBH 8749	31	157
2024	GBH 8758	33	138
2024	GBH 8765	468	146
2024	GBH 8826	376	130
2024	GBH 8809	1,180	270
2024	GBH 8808	173	193
2024	GBH 8828	90	135
2024	GBH 8820	171	123
2024	GBH 8822	411	135
2024	GBH 8800	950	98
2024	GBH 8999	193	144
2024	GBH 8995	392	249
2024	GBH 8958	1,085	208
2024	GBH 8985	7,632	193
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Technical Report Summary for
Tshepong North, Free State Province, South Africa

Year	Drill Hole ID	Gold Value (cmg/t)	Ave. Channel Width (cm)
2024	GBH 9017	145	157
2024	GBH 9012	123	142
2024	GBH 9014	254	55
2024	GBH 9007	188	221
2024	GBH 9001	1,846	80

Year	Drill Hole ID	Gold Value (cmg/t)	Ave. Channel Width (cm)
2024	GBH 9006	606	84
2024	GBH 9008	3,103	128
2024	GBH 8980	400	80
2024	GBH 9003	104	80
2024	GBH 8993	196	239
2024	GBH 8998	1,961	86
7.9Commentary on Exploration
Surface drilling was used as the initial exploration drilling, and this was later infilled to provide sufficient detail for geological modelling and Mineral Resource estimation. The underground infill drilling system is in place to improve data density in specific areas and are drilled from the underground development access drives.

Logging procedures are conducted as per the Harmony company standards, which are used on all surface and underground mines and are best practice and have been in place consistently since 2001. Previously extensive drilling together with 3D seismic surveys was done and the Tshepong North geology and depositional environment is relatively well understood. All information is safely stored at the Harmony Steyn offices.

The QP is of the opinion that the quality and quantity of the exploration methods and information gathered is sufficient to support the estimation of Mineral Resources and Mineral Reserves.
Effective Date: June 30, 2024

Technical Report Summary for
Tshepong North, Free State Province, South Africa
8Sample Preparation, Analyses and Security
Section 229.601(b)(96)(iii)(B)(8) (i-v)
This section summarizes information relating to the sample preparation on site through to the laboratory preparation and analysis.

8.1Sampling Method and Approach
Sample types used to support both production and geological exploration include diamond drill core samples and channel (chip) samples.

8.1.1Channel Samples
Channel sampling is (and was by Anglo previously) undertaken according to industry best practice, and presently now according to Harmony’s Underground Sampling Procedure which incorporates QAQC principles. Tshepong North sampling grid on the Basal Reef stoping is a 5m by 5m interval grid and B reef sampling is on 3m by 3m interval grid.

For development, Basal reef is at 4m interval and B Reef at 2m interval due to the high nugget effect and variability, the full extent of the on-reef development must be sampled on one sidewall.

Samples are chipped from the advancing face from within clearly measured and marked channel sections, including the 2cm hanging wall and footwall width. Sample widths are measured at right angles to the dip of the reef. Individual sample widths are measured from bottom to top along the two parallel lines. Two clino-rules are used for measuring the sample widths. One ruler is held horizontally with the spirit level on strike, and another held at right angles to the dip. The two rulers must cross each other at right angles. The face measured must agree with the totals of all individual widths. All measurements are made to the nearest centimeter.

The channel and sample lines are chipped out using a standard chisel and mallet, bagged, labelled with a unique sampling number, and sealed. An adequate mass of each sample is collected to allow sufficient sized aliquots to be analyzed at the designated laboratory. The minimum sample weight sent for assay is approximately 300g.

Samples are weighed and submitted to the designated laboratory for analyses. All inter-person transfers are recorded. This process continues until the samples have been submitted to the laboratory.

From 2003, a total of 182,862 samples for both Basal Reef and B Reef was taken, the results indicated various geological information regarding facies, depositional environment and grades which is useful in identifying and delineating areas of economic interest. The results have, however, been included into the geological modelling and Mineral Resource estimation process.

8.1.2Core Samples
Diamond drill core is transported to the on-site storage facility under the supervision of a Senior Geologist. Upon arrival, the core is logged and sampled according to the internal Harmony Drill hole Sampling Procedure.

Where possible the entire channel width intersected in each drill hole is split using a diamond drill core cutter and one half of the sample is bagged, tagged and sent to the designated laboratory for assay. The remaining half is retained for future reference. If the core condition is such that a successful cut cannot be achieved, then the whole core is submitted for assay.

Pertinent data captured during sampling includes sample width (cm), mass, core lithological intersection angles and a detailed visual description of the reef. The data is recorded in the drill hole database together with the unique sample number, collection date and spatial location.

All samples are assessed and signed-off by the Senior Geologist for completeness and auditability, prior to laboratory dispatch.

Effective Date: June 30, 2024

Technical Report Summary for
Tshepong North, Free State Province, South Africa
8.2Density Determination
The relative density of samples was determined through the work conducted by the Harmony Free State central office regarding relative densities on the various shafts since August 2009.

More recently (2020), a total of 40 samples were taken from underground workings including hanging wall, reef and footwall samples. The dry mass and the submerged mass of the samples in water were measured and the density was calculated.

Tests have occasionally been conducted thereafter on samples collected from the working places. The QP will request further density testing if required due to changes in Rock type being mined which is different from the historical and current rock types being mined.

A single relative density of 2.72g/cm³ is used for Mineral Resource estimates.

8.3Sample Security
Chip samples are bagged, sealed and delivered by the samplers to the secured onsite sample collector bin on the same day as they are collected. The sample bin is secured with two locks, one accessible by the sampling team leader and the other by the security personnel. Both individuals must be present simultaneously to unlock the bin and retrieve the samples. Samples are delivered to the laboratory by the transport department.

Cores are delivered to the core yard at the end of each day’s drilling for secure storage. Sampling only takes place at the core yard. The samples are bagged and sealed and stored until they are delivered to the laboratory.

Samples are stored in secured facility and can only be transported by a permit holder for transporting gold bearing material. Waybills and registers are checked and signed off by security. The samples are received from the mine in locked containers with seals.

The sample labels are scanned at the designated laboratory and the batches compared to the submitted sample sheets. The scanned bar codes are kept at the laboratory and compared to the work sheets that are automatically created on the system. Sample lists submitted by the mine are used to compare what is received at the laboratory.

8.4Sample Storage
All pulp samples of exploration drill hole intersections and underground chip sample are kept for a few months at the laboratory and later discarded.

8.5Laboratories Used
Both the underground and surface exploration samples were historically sent to the SGS South Africa (Pty) Limited (“SGS”) independent laboratory, with Anglo American Laboratories used as a secondary independent laboratory. All historical data, underground chip sampling, both underground and surface borehole results from previous “Owners”(Anglo Gold Ashanti) are included in the current valuation model.

All samples are currently sent to the Harmony Assay Laboratory located in Welkom for preparation and assay. The laboratory is ISO/IEC 17025:2017 certified for chemical analysis by the South African National Accreditation System (Accreditation No. T0520). Harmony Assay Laboratory is however not an independent laboratory.

8.6Laboratory Sample Preparation
Upon receipt, the samples are dried, crushed, and milled to the appropriate size. Routine screen tests on pulps by the assay laboratory are used to check comminution of samples to contract specification. The contract specification is that the comminution should be 80% passing 75µm for Tshepong North.

The total percentage mass loss on each sample should not exceed 2%.

Effective Date: June 30, 2024

Technical Report Summary for
Tshepong North, Free State Province, South Africa
8.7Assaying Methods and Analytical Procedures
For the period January 1, 2023 to December, 31 2023 a total of 72 806 samples were submitted for analysis of gold. Gold is analyzed by fire assay with a gravimetric finish, while uranium is analyzed by XRF. For a period ranging from 2010 up to March 2020, the development and drill hole reef samples were also assayed for uranium. As uranium is not reported as a Mineral Resource or Mineral Reserve assaying for Uranium was discontinued.

After the preparation stage the samples are packed into trays and transported to the fluxing-room. A catch weight aliquot of ±25g and a flux aliquot of ±100g is placed into a fire assay crucible and thoroughly mixed. The samples are then transferred to the ovens for the fusion process. The cupellation process is where the precious metals are collected in a lead button and then separated from the lead by means of oxidation fusion. The gold prill is then added to a nitric acid solution to dissolve the silver and thereafter the remaining gold prill is weighed to determine its mass relative to the original sample mass.

To ensure that a high standard of analysis is maintained, each step of the analytical process and procedure, including the adherence to safety standards, is checked by a supervisor.

8.8Sampling and Assay Quality Control (“QC”) Procedures and Quality Assurance (“QA”)
The assessment of assaying accuracy and precision is carried out using certified Standard Reference Materials (“SRM”), blanks and duplicates. SRMs, blank samples and duplicate samples are added with the underground chip sample and drill hole core sample streams prior to being sent to the assay laboratory.

In addition, quarterly audits of the laboratory processes and facilities are conducted by mine evaluators and regional experts to monitor compliance and quality controls.

8.8.1Standards
A range of SRMs were sourced from African Minerals Standards (“AMIS”) and inserted into the sample sequence by the logging geologist.

For analysis of surface and underground drill holes, a minimum of one gold SRM is required for every 20 drill hole samples assayed. This means that a minimum of 5% of the samples should be composed of reference material, however in batches composed of less than 20 samples the percentage SRM to sample will be higher. This is to ensure that the correct QA/QC controls are available for every batch of samples assayed.

Laboratory statistical control is deemed acceptable should SRMs be within three standard deviations of the recommended value. Investigative action is taken when reference materials returned exceed the standard deviation limit.

If the SRM or blank sample has been deemed to have failed, the entire batch of samples assayed with the failed QAQC sample will be identified. A request must then be sent to the laboratory requesting the laboratory to repeat the assay procedure on all samples within the batch.

A second SRM or blank sample is provided to the laboratory to include with the batch of samples. Should the batch of samples fail the QAQC standards again, these samples are excluded from the sampling database (not captured in the sampling system), and the panel/drill hole will have to be resampled if necessary.

A total of 1,173 SRMs were submitted to Harmony Assay Laboratory for Tshepong North between Jan 2023 and Dec 2023. The results are summarized in Table 8-1. Thirty eight out of 1173 samples (3.2%) failed, and the respective sample trays deleted from the system and do not form part of model.

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Technical Report Summary for
Tshepong North, Free State Province, South Africa
Table 8-1: Summary of Harmony Assay Laboratory SRM Performance for Tshepong North

Quality Control Material Type	No. of Samples Submitted	No. of Failed Samples	Action Taken
AMIS0455	374	8	Failed samples were queried from the lab and re-assays were requested. If the re-assays failed the sample sheet was deleted from the system.
AMIS0685	138	3
AMIS0694	128	1
AMIS0866	309	16
AMIS0875	84	9
Total	1,173	38

8.8.2Blanks
A total of 1773 coarse blank samples were submitted to Harmony Assay Laboratory during January 2023 and December 2023 for Tshepong North. The lowest detection limit at the laboratory is 0.063g/t. Seven samples plotted outside the 3x detection limit.

Failed samples were queried from the lab and re-assays were requested. If the re-assays failed the sample sheet was deleted from the system.

8.8.3Duplicates
For the samples analyzed at Harmony Assay Laboratory during January 2023 and December 2023, results of duplicate analysis indicated correlation at lower grades. A total of 1631 duplicate samples were analyzed for Tshepong North and, out of the analysis, a total of 618 samples (37%) were outside the average required mean value.

Failures were queried during the central QA/QC meetings held every six months.

8.9Comment on Sample Preparation, Analyses and Security
In the opinion of the QP that:
•the drill core sampling method is appropriate for the mineralization styles encountered at Tshepong North;
•all underground chip sampling is representative of the channel sampled;
•the sample preparation, security and analytical procedures followed for gold grade determination are adequate; and
•the results of the QAQC assessment have been appropriately addressed to ensure that the assay results of the primary samples are adequate for Mineral Resource estimation.

Effective Date: June 30, 2024

Technical Report Summary for
Tshepong North, Free State Province, South Africa
9Data verification
Section 229.601(b)(96)(iii)(B)(9) (i-iii)
9.1Databases
Tshepong North drill hole and underground channel sampling data was previously captured and stored in AuBIS electronic database. Upon acquisition of the mine, Harmony has migrated to data capture in the GMSITM system.

Geological core logging is stored using both Deswik CADTM (“Deswik”) and DatamineTM Fusion (“Datamine”). This database is protected through administration rights allocated to an authorized administrator.

9.2Data Verification Procedures
Data verification procedures included the following:
•the drill hole database was checked against the original logs;
•the database was integrated with DeswikTM and DatamineTM software to check for missing collar coordinates, collar position and elevation errors, downhole survey errors, interval errors and duplicate sample records;
•when assay results were returned from the laboratory, they were captured into the electronic database by the Senior Evaluator and Geologist. The QC sample results were assessed for performance before the primary sample results could be used for Mineral Resource estimation;
•the primary assay results captured in the database were validated by spot checking a selection of drill holes used in the current Mineral Resource estimate; and
•the assays captured in the electronic database were checked against the original laboratory certificates.

The QP did data verification and did not identify any critical errors in the database.

9.3Limitations to the Data Verification
Previous data has been verified through various methodologies i.e. a “post plot” of all sample points relative to the mine workings are made in order to locate any co-ordination errors. When “manual” capturing (re-digitising old assay tracings) of data occurs, there is a risk that entire sample sheets may plotted incorrectly due to the use of incorrect projections and or scales/constants. All co-ordination errors are identified and corrected.

9.4Comment on Data Verification
The QP is of the opinion that the Tshepong North drill hole and sample databases are reliable and adequate for the purposes Mineral Resource estimation.

Effective Date: June 30, 2024

Technical Report Summary for
Tshepong North, Free State Province, South Africa
10Mineral Processing and Metallurgical Testing
Section 229.601(b)(96)(iii)(B)(10) (i-v)
10.1Introduction
Over the decades, Harmony Gold has continuously refined and optimized these processes, ensuring consistent gold recovery and efficient mineral extraction from diverse ore bodies. The company's well-established metallurgical practices are crucial in understanding production dynamics, enabling precise forecasting, and supporting informed management and operational decisions.

The standards and methodologies outlined in this document are meticulously designed to:
•Ensure Consistency and Accuracy: Harmony Gold maintains rigorous gold allocation and metallurgical accounting practices across all operations, ensuring that every ounce of gold is precisely accounted for;
•Facilitate Data Integrity and Accessibility: All relevant data are systematically recorded and easily accessible, allowing for transparent and informed decision-making based on reliable information; and
•Support Continuous Optimisation: By reflecting ongoing optimisation efforts and established processes, Harmony Gold ensures that recovery estimates and test results are grounded in robust and credible data.
Adhering to strict principles, Harmony Gold's metallurgical accounting system guarantees the highest accuracy in all tonnage and gold splits. This system provides a technically precise reflection of production per source and ensures that data outputs undergo rigorous verification for accuracy and credibility.

Through this overview, Harmony Gold is committed to maintaining the highest efficiency and technical excellence standards in mineral processing and metallurgical testing practices.

10.2Sampling and Testing Methodologies
Harmony Gold Mining Company Limited employs a comprehensive range of mineral processing and metallurgical testing procedures to ensure optimal recovery rates and efficient mineral extraction. These methodologies are integral to maintaining high operational standards and achieving consistent gold recovery.

10.2.1Systematic and Continuous Sampling
Harmony Gold utilises a systematic and continuous sampling approach, where ore samples are collected at various stages of the mining and processing operations. This process is automated using mechanical samplers strategically placed at critical points along the process flow, such as conveyor belts, feed points, and tailings streams. These samplers operate without human intervention, thereby minimizing potential biases and ensuring the samples accurately represent the processed material.

The sampling process is tightly integrated with the operations’ SCADA system, which controls the timing and frequency of sampling. This integration ensures that samples are taken consistently, reflecting temporal and spatial variations in the ore.

10.2.2Composite Sampling
Composite samples are created by aggregating individual samples taken over a specific period. This approach is used to obtain a more representative sample that reflects the processed ore's average grade and mineralogical characteristics. Composite sampling reduces the variability in smaller, discrete samples, providing a more accurate reflection of the ore body as a whole.

10.2.3Calibration and Verification of Equipment
The accuracy and reliability of the sampling process are maintained through regular calibration and verification of the equipment used. The mass flow systems, essential for calculating the dry mass of the ore, are calibrated monthly by the Original Equipment Manufacturer (OEM). Additionally, slurry density measurements, crucial for ensuring accurate mass calculations, are verified weekly by operational teams. This regular calibration and verification are critical to ensuring the sampling system produces accurate and representative results.

Effective Date: June 30, 2024

Technical Report Summary for
Tshepong North, Free State Province, South Africa
10.2.4Specific Testing Procedures
Harmony Gold conducts a variety of specific tests to address different aspects of the mineral processing workflow, ensuring the representativeness of the samples:
•Comminution Testing: Involves crushing and grinding ore to liberate valuable minerals. Tests such as the Bond Work Index and SMC are conducted to determine the hardness and grindability of the ore.
•Leaching Tests: Bottle roll and column leach tests are conducted to determine the ore's amenability to cyanidation and other leaching methods. A typical bottle roll test involves transferring a weighed sample into a leaching bottle, adding water to prepare slurries at 50% solids, and adjusting the pH with hydrated lime to about 10.5. Sodium cyanide is added (concentration based on plant conditions), and the bottles are rolled for 40 hours, with periodic pH checks and adjustments. After the leaching period, the slurries are filtered, and the residues are analyzed for gold content.
•Diagnostic Leaching is a laboratory technique used to identify the mineral phases associated with gold and understand the causes of gold losses in the leaching process. This method involves sequentially solubilizing the least stable minerals and extracting the associated gold, providing insights into the disposition of gold within the ore.

10.2.5Analytical Laboratories
SGS South Africa conducts most of the Harmony Gold's metallurgical testing. These laboratories are equipped with advanced analytical instruments and follow rigorous testing methodologies. Essential procedures include fire assay for gold analysis, with samples pulverized and analyzed in triplicate using atomic absorption spectroscopy (AAS) finish. SGS Laboratories ensure high accuracy and reliability in their testing processes, adhering to strict quality control standards.

10.3Data Validation and Quality Control
Harmony Gold employs a rigorous data validation and quality control process to ensure that the metallurgical test samples are representative and that their data are accurate and reliable.

10.3.1Statistical Analysis
Harmony Gold employs statistical analysis based on standard deviations to ensure the representativeness of samples. Samples are monitored to determine if their values fall within a predefined range. Specifically, if a sample’s value falls outside two standard deviations from the mean, it is identified as a "special cause." These special cause samples are investigated further to understand the underlying reasons for the deviation, ensuring any anomalies are identified and addressed promptly. This statistical approach helps maintain the reliability and accuracy of the sampling process.

10.3.2Continuous Improvement
Harmony Gold is committed to continuously improving its sampling and testing methodologies. The company regularly reviews and updates its protocols to incorporate the latest advancements in sampling technology and analytical techniques. This commitment ensures that the samples remain representative of the ore bodies despite changes in mining practices, ore characteristics, or processing technologies.

10.4Recovery Estimates and Processing Factors
Recovery estimates form the backbone of metallurgical accounting at Harmony Gold, providing a clear metric of the efficiency with which gold is extracted from the ore. These estimates are derived from a combination of historical data, ongoing testing, and sophisticated modelling to accurately reflect the processing plants' performance and the characteristics of the treated ores.

10.4.1Detailed Calculation of Recovery Estimates
The calculation of gold recovery involves multiple stages, each tailored to the specific ore types and the complex processing techniques employed. The basic theoretical formula for recovery estimation is:

10.4.2Head Grade and Residue Grade
The Head Grade refers to the gold content in the ore as it enters the processing plant. It is typically measured using automated belt samplers that provide a continuous stream of data on the gold content of the material.
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Technical Report Summary for
Tshepong North, Free State Province, South Africa
The Residue Grade represents the gold content in the tailings after the ore has undergone the complete processing cycle. By comparing these two metrics, the recovery percentage is calculated, indicating how much of the gold has been successfully extracted.

10.4.3Adjustments for Solution and Carbon Adsorption
In addition to the gold recovered from the solid ore, a significant portion remains in solution or adsorbed onto activated carbon during the cyanidation process. Harmony Gold’s metallurgical accounting system ensures that these forms of gold are accounted for by integrating measurements of gold in solution (measured in mg/L) and on carbon (measured in g/t). This approach ensures that the total gold recovered is comprehensively calculated, considering all forms of gold within the processing circuit.

Taking the Harmony accounting standard into account, the actual total plant recovery is calculated by:

10.4.4Integration of Bottle Roll Tests for Baseline Recovery Rates
Bottle Roll Tests are a cornerstone of Harmony Gold’s approach to establishing baseline recovery rates. Conducted monthly, these tests simulate the leaching process on a small scale, using representative samples of ore from various sources. The procedure involves placing a weighed sample in a sealed bottle with a cyanide solution and then rolling the bottle to ensure thorough mixing. Over a defined period, typically 24 to 48 hours, the solution is periodically sampled to measure the amount of gold that has leached into the solution.

The data obtained from these tests are critical for calibrating the recovery models used in the processing plants. They provide a baseline recovery rate for each ore type, which is then applied to the blended ore feed processed at the plants. This method ensures that the recovery estimates reflect the actual performance of the plant and the variability in ore characteristics.

10.4.5Processing Factors Affecting Recovery
Several factors directly influence the recovery of gold during processing. Understanding and managing these factors is essential to maintaining high recovery rates and ensuring the processing plants operate efficiently.

Ore Characteristics
The mineralogical composition of the ore profoundly impacts the recovery process. For example, refractory ores contain gold particles locked within sulphide minerals, making them more challenging to process. Harmony Gold employs specific pre-treatment methods, such as ultra-fine grinding or roasting, to liberate the gold from these complex ores, thus enhancing recovery rates.

Leaching Conditions
The effectiveness of the cyanidation process, which is the primary method for gold recovery at Harmony Gold, depends heavily on the leaching conditions. Key parameters include the concentration of cyanide in the leach solution, the pH levels, and the presence of oxygen. These conditions are meticulously controlled and monitored through the SCADA system, which provides real-time feedback and allows for immediate adjustments to optimize recovery.

Particle Size Distribution
The comminution process, which involves crushing and grinding the ore to liberate the gold, is critical for maximizing recovery. The particle size distribution directly affects the surface area available for leaching. Too coarse a grind may leave gold particles locked within the ore, while too fine a grind can lead to excessive reagent consumption or poor settling in thickeners. Harmony Gold employs the Bond Work Index and SMC tests to determine the optimal grind size for different ore types.

Preg-Robbing
Some ores contain naturally occurring carbonaceous material that can adsorb dissolved gold from the leach solution, a phenomenon known as preg-robbing. This effect can significantly reduce the amount of gold recovered. Harmony Gold mitigates this issue by pre-treating the ore to deactivate the preg-robbing materials or using additives in the leach solution that preferentially adsorb to the carbonaceous material, leaving more gold in the recovery solution.

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Technical Report Summary for
Tshepong North, Free State Province, South Africa
Blending Strategies
Given the variability in ore characteristics, Harmony Gold employs sophisticated blending strategies to ensure that the feed to the processing plant is consistent regarding grade and mineralogy. This approach helps stabilize recovery rates and ensure that the plant operates efficiently. The baseline recovery rates obtained from bottle roll tests for individual sources are used to predict the overall recovery from the blended feed, allowing for accurate forecasting and operational planning.

Process Control and Monitoring
Continuous monitoring of the processing conditions is essential for maintaining high recovery rates. Harmony Gold uses a SCADA system to track critical variables such as slurry density, reagent addition rates, and leach tank conditions. Real-time data analytics allow for immediate adjustments, ensuring that the plant operates within the optimal parameters for gold recovery.
10.4.6Gold Inventory Management and Accountability
Gold inventory management is a critical component of Harmony Gold’s metallurgical accounting, ensuring that all gold within the process is accurately tracked and accounted for. Several vital metrics and calculations are used to manage and verify the accuracy of gold inventories:

Gold Accounted For (GAF)
This metric represents the total gold recovered, including the gold produced and remaining in the residue. It serves as a critical reference point for the overall gold balance.

Gold Called For (GCF)
GCF represents the expected amount of gold based on the ore feed and its calculated head grade, adjusted for any inventory changes.

Plant Call Factor (PCF)
This is the ratio of GAF to GCF, expressed as a percentage, indicating the efficiency in accounting for the amount of gold.

Pulp Call
A daily estimate of gold production, based on pulp gold, adjusted for inventory changes and residue losses.

These formulas ensure that gold recovery and inventory are accurately managed and accounted for. They provide a structured approach to monitoring and optimizing the metallurgical processes, ensuring that Harmony Gold maintains high operational efficiency and accountability standards.

10.5Conclusion
Extensive and detailed practices underpin Harmony Gold Mining Company Limited's mineral processing and metallurgical operations. The methodologies described herein reflect the company’s commitment to operational precision, consistency in gold recovery, and rigorous adherence to industry standards.

Advanced testing procedures, robust data validation, and comprehensive recovery calculations are integrated to ensure that the company’s operations are efficient, transparent, and accountable. Continuous process improvement and meticulous gold inventory management position Harmony Gold as a responsible and effective resource extraction leader.

Effective Date: June 30, 2024

Technical Report Summary for
Tshepong North, Free State Province, South Africa
11Mineral Resource Estimate
Section 229.601(b)(96)(iii)(B)(11) (i-vii)
The current Mineral Resources for Tshepong North have been estimated using DatamineTM Studio 3 (“Datamine”) modelling software, which is linked to a customized scripting menu. This scripting menu allows for professional and easy managing of the data and building of geostatistical models.

The narrow-tabular nature of the reefs lends themselves to the estimation of grade and thickness in two-dimensional (“2D”) block models, without the requirements for geological wireframes. An independent process of building a set of three-dimensional (“3D”) wireframes of the structural interpretation to inform mine planning and the Mineral Reserve estimates is also undertaken.

The estimation method used for Measured Mineral Resource estimates at Tshepong North is ordinary kriging (“OK”), while simple macro kriging (“SMK”) is used for Indicated and Inferred Mineral Resource estimates.

11.1Geological Database
Tshepong North’s Mineral Resource estimate is based on the surface and underground exploration data obtained up to 30 December 2023. The database was exported from the electronic database to DatamineTM modelling software.

The Basal Reef validated database contains a total of 4 567 surface and underground drill holes and 527 185 underground channel (chip) samples. The B Reef validated database contains a total of 438 surface and underground drill holes, and 60 137 underground channel (chip) samples.

11.2Global Statistics
Histograms and statistics of the raw data are calculated for each geological domain for comparison purposes. The Coefficient of Variation ("COV"), calculated by dividing the standard deviation with the mean, gives a measure of the variability of the data. A high COV (>1) represents highly variable or highly skewed data, which may require some form of capping of extreme values to lower the COV to a more reasonable value (c.1).

The global statistics for the Basal and B reefs, reported according to geozones, are provided in Table 11-1.

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Technical Report Summary for
Tshepong North, Free State Province, South Africa
Table 11-1: Global Statistics for Basal and B Reef

Reef / Geozone	No. Samples	Minimum (cmg/t Au)	Maximum (cmg/t Au)	Mean (cmg/t Au)	Variance	SD (cmg/t Au)	COV
Basal Reef
1	3,167	0.700	7,377	643	360,753	601	0.934
2	59,700	1.000	32,511	982	1,166,183	1,080	1.100
3	127,496	0.140	62,313	1,599	2,672,381	1,635	1.022
4	13,850	1.000	13,066	694	490,556	700	1.010
5	131,330	0.430	33,878	1,225	1,333,853	1,155	0.943
6	44,836	0.280	32,215	867	803,916	897	1.035
7	29	18.000	1,528	252	88,330	297	1.178
8	34,757	1.000	5,140	1,940	2,400,199	1,549	0.799
9	21,297	1.000	33,943	925	899,427	948	1.026
10	44,869	1.000	31,513	2,280	3,801,280	1,950	0.852
11	3,862	4.000	3,956	1,303	853,670	924	0.709
12	46,555	0.500	11,386	1,028	1,075,555	1,037	1.009
13	4	525.000	1,218	967	70,256	265	0.274
B Reef
1	761	1.000	26,112	901	3,830,142	1,957	2.173
2	1,594	1.000	10,438	1,092	1,364,556	1,168	1.070
3	6,916	0.400	61,987	839	4,504,717	2,122	2.531
4	36,716	0.440	188,462	1,782	17,822,516	4,222	2.369
5	5,923	0.800	132,958	1,486	22,357,694	4,728	3.182
6	4,835	0.320	367,721	2,125	213,859,981	14,624	6.881
7	3,830	0.910	127,457	4,872	59,131,298	7,690	1.578
Total	592,327

11.3Geological Interpretation
The imported data is attributed to geological domains or geozones. Geozones are selected based upon continuity in facies type, as well as gold grade and channel width distribution. Geozones may be constrained by geological structures. Geozones are identified for both the Basal and B reefs.

The Basal Reef is continuous over both Tshepong North and South, and a single model is created across both mines. The area is divided into 13 geozones. The B Reef at Tshepong North and South has been divided into a series of seven geozones. The geozones for both reefs are presented in Figure 11-1.

Geozones are continuously updated based on geological information, new sampling and drilling results. Any proposed changes to the geozones are presented to the geostatistical team for approval and signed off.

11.4Structural Wireframe Model
The geological structure is interpreted by means of series of 1:1 000 structural plan overlays. These plans are vertical projections of the reef plane showing base-of-reef strike lines at 10m intervals based on elevations below datum. Interruptions in the continuity of the reef are marked by fault-reef cut-offs illustrating the loss or gain of ground and with displacement measured as vertical stratigraphic throws. Known or suspected lateral shifts are also illustrated.

A set of 3D structural wireframes is generated, representing the geological interpretation for each reef. This is informed by the geological drilling, chip sampling and underground geological mapping and is created in Datamine™ to allow subsequent mine design and planning to take cognizance of the latest geological information. These wireframes are not required for the Mineral Resource estimates.

11.5Compositing
The drill hole and chip samples are composited over the full length of the reef intersection.

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Technical Report Summary for
Tshepong North, Free State Province, South Africa
11.6Capping
Outlying values (both for cmg/t and channel width) are calculated per domain at an optimal percentile using the “QUANTILE” process. The capping allows for meaningful Semi-Variogram modelling and avoids potential over-estimation due to extreme sample values. The capping values applied are shown in Table 11-2.
11.7Variography
The experimental semi-variogram is a descriptive statistical diagnostic tool for spatially characterizing regionalized variables. The semi-variogram is a mathematical function that describes how the spatial continuity of the sampled attribute changes as a function of distance and orientation.

Either an isotropic or an anisotropic model can be defined, comprising a nugget variance and up to nine individual structures, although it is rarely necessary to include more than three structures. Each structure may be either spherical, power, exponential, Gaussian or De Wijsian, although spherical models are deemed adequate for Tshepong North and South. Point-support semi-variograms were modelled for closely sampled areas eventually classified as Measured Mineral Resources; 60m x 60m declustered-support semi-variograms are modelled for the Indicated Mineral Resources and 120m x 120m declustered-support semi-variograms are modelled for the Inferred Mineral Resources.

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Technical Report Summary for
Tshepong North, Free State Province, South Africa
Figure 11-1: Tshepong North Basal and B Reef Geozones
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Technical Report Summary for
Tshepong North, Free State Province, South Africa
Table 11-2: Capping Values by Reef and Geozone

Geozone	Gold Cut (cmg/t) (Max)	CW Cut (cm) (Max)	Geozone	Gold Cut (cmg/t) (Max)	CW Cut (cm) (Max)
Basal Reef			B Reef
1	2,272	20	1	8,002	170
2	4,023	123	2	4,474	218
3	6,191	137	3	5,330	218
4	2,511	20	4	11,366	211
5	4,442	36	5	10,510	199
6	3,279	27	6	15,433	172
7	1,528	33	7	26,112	227
8	5,073	77
9	3,408	98
10	7,762	60
11	3,956	58
12	4,893	40
13	1,218	46

11.8Mineral Resource Estimation Methods and Parameters
Grade and thickness estimates are undertaken within each geozone and informed by statistical and geostatistical analysis. Two variables are estimated namely; gold accumulation (cmg/t) (which factors in both the thickness of the reef thickness and grade) and channel width. No change of support corrections is considered necessary as it is assumed that the differing support sizes for chip samples and drill hole samples are negligible.

The orientations and ranges of each geozone’s semi-variogram are used to determine the optimized set of kriging estimation parameters. The search ellipse is aligned with respect to its range and direction, to the direction of the associated semi-variogram, as well as the range distances.

The Basal reef Measured Mineral Resource estimates are undertaken using OK. Estimates are generally kriged into 30m x 30m blocks for the Measured Mineral Resource from the point support data.
Indicated and Inferred Mineral Resource estimates are undertaken using SMK. The Indicated Mineral Resource is kriged into 60m x 60m block sizes. The Inferred Mineral Resource is estimated using the associated regularized variograms and kriging into 120m x 120m blocks. Any un-kriged areas in the Inferred Mineral Resource areas are then covered by global mean estimates.

The B Reef Measured Mineral Resource estimates are undertaken using OK. Estimates are generally kriged into 15m x 15m blocks for the Measured Mineral Resource from the point support data. Indicated and Inferred Mineral Resource estimates are undertaken using SMK. The Indicated Mineral Resource is kriged into 30m x 30m block sizes. The Inferred Mineral Resource is estimated using the associated regularized variograms and kriging into 60m x 60m blocks. Any un-kriged areas in the Inferred Mineral Resource areas are then covered by global mean estimates. B reef is estimated into smaller blocks due to high variability which is common to the grade distribution

The results of the Basal and B reef estimation are shown in Figure 11-2, for Tshepong North.

The current minimum and maximum sample points for the Basal Reef is:
•12 and 25 for the Basal Reef Measured Mineral Resource estimation;
•8 and 20 for Indicated Mineral Resource estimation; and
•3 and 10 for the Inferred Mineral Resource estimation.

The current minimum and maximum sample points for the B Reef is:
•11 and 30 for Measured Mineral Resource estimation;
•8 and 20 for Indicated Mineral Resource estimation; and
•3 and 15 for the Inferred Mineral Resource estimation.
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Technical Report Summary for
Tshepong North, Free State Province, South Africa

Any un-kriged areas in the Inferred Mineral Resource category regions are then estimated using a global mean.
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Technical Report Summary for
Tshepong North, Free State Province, South Africa
Figure 11-2: Tshepong North Basal Reef and B Reef Estimation Results

B Reef
-12,000E
-10,000E
-8,000E
Tshepong
Phakisa
1:15000
0
1000
N
cm.g/t
Color
0 to 250
250 to 500
500 to 750
750 to 1100
1100 to 1750
1750 to 3000
3000 and above
Basal
-15,000E
-10,000E
-5,000E
Tshepong
Phakisa
1:50000
0
1000
2000
N
cm.g/t
Color
0 to 250
250 to 500
500 to 750
750 to 1100
1100 to 1750
1750 to 3000
3000 and above

Effective Date: June 30, 2024

Technical Report Summary for
Tshepong North, Free State Province, South Africa
The Measured Mineral Resource model is constrained using the Slope of Regression Estimation Confidence and merged with the Indicated Mineral Resource and Mineral Resource models to produce a combined kriged block model.

The channel width is estimated for all block sizes and ranges between 8cm and 34cm, averaging 18cm for Basal Reef. For B Reef, the channel width ranges between 10cm and 120cm and averages 80cm.

11.9Density Assignment
The relative density currently used for tonnage calculations at Tshepong North is 2.72t/m³. Reef volume is determined by block area multiplied by the thickness estimate. The tonnage of each reef horizon is determined by multiplying the volume by the relative density.

11.10Model Validation
The QP validated the Tshepong North Mineral Resource model using the following:
•visual comparisons with the raw drill hole data;
•comparisons of the raw drill hole data statistics with the model statistics;
•model volume; and
•visual assessment of the block model with drill hole intersections to ensure that the grades are locally honored by the model.

The QP did not identify any critical errors in the block model.

11.11Mineral Resource Evaluation
The Mineral Resource estimate for Tshepong North done by the QP is considered to have reasonable prospects for economic extraction. The cut-off value for the Mineral Resources is determined at 700cmg/t, for the gold based on the economic assumptions presented in Table 11-3 at the effective date June 30, 2024. This cut-off value represents typical costs for the mining method and preliminary mining and metallurgical recovery assumptions.

Table 11-3: Harmony Economic Assumptions (June 30, 2024)

Tshepong North
Description	Unit	Value
Gold price	USD/oz	1,878
FX rate	ZAR:USD	18.26
Gold price	ZAR/kg	1,100,000
Plant recovery factor	%	95.26
Unit cost	ZAR/t	4,608
Notes: Unit cost includes cash operating cost, royalty and ongoing development capital

The gold price was derived by the Harmony Executive Committee at Head Office. Based on a market study findings the QP agrees on pricing and considers the price to be appropriate for Mineral Resource estimation and is slightly higher than that used for estimating Mineral Reserves (USD1,878/oz). The operating costs (both mining and processing) are based on historical performance and budget.

11.12Mineral Resource Classification and Uncertainties
The Tshepong North Mineral Resources have been classified into Measured, Indicated and Inferred categories, according to the S-K 1300 definitions. The classification is based on geological and geostatistical confidence.

For the geostatistical confidence, the Measured Mineral Resource model is constrained by the Slope of Regression Estimation Confidence, and the Indicated and Inferred Mineral Resource models are constrained by their kriging estimation parameters.

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Technical Report Summary for
Tshepong North, Free State Province, South Africa
The QP then considers if the geostatistical confidence boundaries require modification based on the geological confidence in an area. The geological confidence could include confidence in the sedimentary facies and mineralization model, or confidence in the structural model.

Mineral Resources are discounted by a geological loss to account for unknown but anticipated fault loss. The discounts used for the Basal Reef are between:
•1% and 3% for Measured Mineral Resources;
•3% and 11% for Indicated Mineral Resources; and
•7% and 60% for Inferred Mineral Resources.

Similar information applies to the for B Reef.

Factors that may affect the Mineral Resource estimates include the following:
•gold price assumptions;
•exchange rate assumptions;
•operating and capital cost assumptions;
•gold recovery assumptions;
•geology-related risks; and
•operational risks.

11.13Mineral Resource Estimate
The Mineral Resources for Tshepong North were originally prepared, classified and reported according to SAMREC, 2016. For the purposes of this TRS, the Mineral Resources have been classified in accordance with § 229.1302(d)(1)(iii)(A) (Item 1302(d)(1)(iii)(A) of Regulation S-K).

The location of the Basal Reef Mineral Resources across Tshepong North are presented in Figure 11-3. The location of the B Reef Mineral Resources is shown in Figure 11-4.

The QP compiling the Mineral Resource estimate for Tshepong North is Mr A Louw, Ore Reserve Manager at Tshepong North and employee of Harmony. The Mineral Resource estimate for Tshepong North, as at June 30, 2024 , exclusive of Mineral Reserves, is summarized in Table 11-4.

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Technical Report Summary for
Tshepong North, Free State Province, South Africa
Figure 11-3: Location and Classification of Tshepong North Mineral Resources and Mineral Reserves for the Basal Reef

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Technical Report Summary for
Tshepong North, Free State Province, South Africa
Figure 11-4: Location and Classification of Tshepong North Mineral Resources and Mineral Reserves for the B Reef

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Technical Report Summary for
Tshepong North, Free State Province, South Africa
Table 11-4: Summary of Tshepong North Mineral Resources as at June 30, 2024 (Exclusive of Mineral Reserves) 1-8

METRIC
Mineral Resource Category	Tonnes (Mt)	Gold Grade (g/t)	Gold Content (kg)
Measured	12.000	12.57	150,790
Indicated	4.609	10.56	48,670
Total / Ave. Measured + Indicated	16.609	12.01	199,460
Inferred	7.926	10.16	80,495
IMPERIAL
Mineral Resource Category	Tons (Mt)	Gold Grade (oz/t)	Gold Content (Moz)
Measured	13.228	0.367	4.848
Indicated	5.080	0.308	1.565
Total / Ave. Measured + Indicated	18.308	0.350	6.413
Inferred	8.737	0.296	2.588
Notes:
1. Mineral Resources are reported with an effective date of June 30, 2024 were originally prepared, classified and reported according to SAMREC, 2016. For the purposes of this TRS, the Mineral Resources have been classified in accordance with § 229.1302(d)(1)(iii)(A) (Item 1302(d)(1)(iii)(A) of Regulation S-K). The Qualified Person responsible for the estimate is Mr A Louw, who is Ore Reserve Manager at Tshepong North, and a Harmony employee.
2. The Mineral Resource tonnes are reported as in-situ with reasonable prospects for economic extraction.
3. The Mineral Resources are reported using a cut-off value of 700cmg/t determined at a gold price of USD1,878/oz.,R4,608/ton operating cost with a plant recovery factor of 95.26%
4. Tonnes are reported as rounded to three decimal places. Gold values are rounded to zero decimal places.
5. Mineral Resources are exclusive of Mineral Reserves. Mineral Resources are not Mineral Reserves and do not necessarily demonstrate economic viability.
6. Rounding as required by reporting guidelines may result in apparent summation differences.
7. The Mineral Resource estimate is for Harmony’s 100% interest.

11.14Mineral Resource Reconciliation
Tshepong North Measured and Indicated Mineral Resource gold content estimate, exclusive of Mineral Reserves, increased by 0.610Moz from 5.803Moz gold as at June 2023 to 6.413Moz gold as at June 2024. Resource cut off grade remained constant year on year, increase is mainly due to the conversion from Inferred to Indicated category.

Total Mineral Resource, exclusive of Mineral Reserves, increased from 8.997Moz gold as at June 2023 to 9.001 Moz as at June 2024.
11.15Comment on Mineral Resource Estimates
The QP is of the opinion that Mineral Resources were estimated using industry accepted practices and conform to SAMREC, 2016. The Mineral Resources have also been reported in accordance with the S-K 1300 guidelines.

There are no other environmental, legal, title, taxation, socioeconomic, marketing, political or other relevant factors known to the QP that would materially affect the estimation of Mineral Resources that are not discussed in this TRS.

Effective Date: June 30, 2024

Technical Report Summary for
Tshepong North, Free State Province, South Africa
12Mineral Reserve Estimate
Section 229.601(b)(96)(iii)(B)(12) (i-vi)
The reported Mineral Reserves are derived through a business planning process and consideration by the Chief Operating Decision-Maker (“CODM”) and the QP. The business planning process comprises multi-functional reviews inclusive of all mining, support and service departments that are involved in the verification of the inputs and the Modifying Factors. The CODM consists of various executive roles and responsibilities. These executives assess the profitability, the revenue and production costs. The CODM also considers capital expenditure, gold production and tonnes milled when assessing the overall economic sustainability.

12.1Tshepong North
12.1.1Key Assumptions, Parameters, and Methods Used to Estimate the Mineral Reserve
The results and assumptions derived from the business planning process extends over an 18-month period. The planning process carefully considers strategic plan directives; analysis of historical performance; realistic productivity, and cost parameters; Modifying Factors; and technical and economic studies that have demonstrated justified extraction, as applicable to specific portions of the Mineral Reserves.

All reported Mineral Reserves originate from the Basal Reef, and to a lesser extent, the B Reef. The Mineral Reserves are considered based on several factors, including:
•the latest geological structure and associated Mineral Resource estimation models that constrain the layout for the mine design and LOM planning;
•the need for regional rock engineering stability pillars;
•the extent of pillar mining, mining of remnant areas, reclamation of broken ore out of old areas, tailings, or any other source;
•the SGM method in use,
•the sources of dilution and other dilution and other Modifying Factors; and
•only Measured and Indicated Mineral Resources are used to derive Mineral Reserves.

A combination of modelling exercises forms an integrated model informing the Mineral Reserve plan and the Tshepong North Mineral Reserves estimates, and includes the:
•geological block model;
•structural model depicting prominent geological features;
•isopach model highlighting the mine’s sedimentology and shale formations; and
•geotechnical model including interpreted data, modelled in the form of support pillars.

12.1.2Modifying Factors
The Modifying Factors used to convert the Mineral Resource to a Mineral Reserve for Tshepong North are presented in Table 12-1. The Modifying Factors are consistent with the modelling, planning and computing estimates used in determining the Mineral Reserves, which are also consistent with historical performance. The plant recovery as shown in Table 12-1, is also consistent with the processing and recovery methods.

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Technical Report Summary for
Tshepong North, Free State Province, South Africa
Table 12-1: Tshepong North Modifying Factors Used for Mineral Reserve Determination

Modifying Factor	Unit	Value
Relative Density	t/m3	2.72
Stoping Width	cm	118
Gully	%	8.16
Off Reef	%	4.81
Waste to Reef	%	2.03
Flushing tons	%	2.13
Discrepancy	%	7.16
Mine Call Factor	%	70.00
Plant Recover Factor	%	95.26
Mine Recover Factor	%	66.68
Plant Call Factor	%	100.00
Mineral Reserve cut-off	cmg/t	750
Notes: Development waste to reef, including the decline development.

12.1.3Mineral Reserve Estimate
The Mineral Reserves for Tshepong North were originally prepared, classified and reported according to SAMREC, 2016. For the purposes of this TRS, the Mineral Reserves have been classified in accordance with § 229.1302(d)(1)(iii)(A) (Item 1302(d)(1)(iii)(A) of Regulation S-K). No significant differences were observed.

The location of the Basal and B Reef Mineral Reserves are presented in Figure 11-3 and Figure 11-4.

The QP compiling the Mineral Resource estimate for Tshepong North is Mr A Louw, Ore Reserve Manager at Tshepong North and employee of Harmony. The Mineral Reserve estimate for Tshepong North, as at June 30, 2024 is summarized in Table 12-2.

Table 12-2: Summary of Tshepong North Mineral Reserves as at June 30, 2024 1-5

METRIC
Mineral Reserve Category	Tonnes (Mt)	Gold Grade (g/t)	Gold Content (kg)
Proved	3.009	4.77	14,347
Probable	1.990	5.57	11,083
Total (Proved + Probable)	4.999	5.09	25,430
IMPERIAL
Mineral Reserve Category	Tons (Mt)	Gold Grade (oz/t)	Gold Content (Moz)
Proved	3.317	0.139	0.461
Probable	2.194	0.162	0.356
Total (Proved + Probable)	5.510	0.148	0.818
Notes:
The Mineral Reserves were originally prepared, classified and reported according to SAMREC, 2016. For the purposes of this TRS, the Mineral Reserves have been classified in accordance with § 229.1302(d)(1)(iii)(A) (Item 1302(d)(1)(iii)(A) of Regulation S-K). The Qualified Person responsible for the estimate is Mr A Louw, who is Ore Reserve Manager at Tshepong North, and a Harmony employee.
2. Tonnes, grade, and gold content are declared as net delivered to the mills.
3. Figures are fully inclusive of all mining dilutions, gold losses and are reported as mill delivered tonnes and head grades. Metallurgical recovery factors have not been applied to the reserve figures
5. Mineral Reserves are reported using a cut-off grade of 750cmg/t determined using a gold price of USD1,772/oz gold with a 95.26% recovery factor atR4608/ton
6. Rounding as required by reporting guidelines may result in apparent summation differences.

In the opinion of the QP, given that Tshepong North is an established operation, the modifying factors informing the Mineral Reserve estimates would at a minimum, satisfy the confidence levels of a
Feasibility Study.

The declared Mineral Reserves are planned for depletion to generate Tshepong North cash flow. The economic analysis of the cash flows displays positive discounted NPV results and are deemed both technically and economically achievable.

12.1.4Mineral Reserve Reconciliation
The declared Mineral Reserve increased from 0.602Moz as at June 30, 2023 to 0.818Moz as at June 30, 2024. The increase is primarily attributable to the upgrade of Inferred B Reef Mineral Resources to Proven and Probable Mineral Reserves in the East North and East (Decline) sections of the mine. This enhancement in
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Technical Report Summary for
Tshepong North, Free State Province, South Africa
Mineral Resource confidence resulted from new chip sampling and geological data obtained through underground exploration drilling and reef development activities conducted during 2023-2024.

12.2Commentary on Mineral Reserve Estimate
The declared Mineral Reserves takes into consideration all Modifying Factors, respective to the mining area. The declared Mineral Reserves are depleted to generate the Tshepong North cash flow.

Any by-products that are recovered as part of the refining process, make up an immaterial component of the total metal inventory, and is thus not reported as part of the Mineral Reserve estimate.

There are no obvious material risks that could have significant effect on the Mineral Reserves.

In the opinion of the QP, given that Tshepong North mine is an established operation, the modifying factors informing the Mineral Reserve estimates would at a minimum, satisfy the confidence levels of a Feasibility Study.
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Technical Report Summary for
Tshepong North, Free State Province, South Africa
13Mining Methods
Section 229.601(b)(96)(iii)(B)(13) (i-v)
Tshepong North may be classified as moderate to deep level underground gold mine currently operating at depths of up to 2,161m below surface.

13.1Mining Operations
Tshepong North operates using a single main shaft (see Figure 3-2). This shaft functions independently in terms of ventilation requirements but relies entirely on Tshepong South for secondary escape routes. In the upper mine, Tshepong North and South are interconnected at the 55 and 66 levels, while in the lower mine, all levels from 69 to 75 are interconnected. Further details regarding shaft operations, interdependencies, and railway systems are provided in Section 15.

13.1.1Tshepong North
The Tshepong North Mine is a mature underground section and is made up of two mineable reefs namely the Basal Reef and B Reef. The reefs at Tshepong North are accessed via a single underground vertical shaft and a twin decline system.

Currently seven working levels are being mined from the Tshepong North Shaft and four working levels are being mined in the decline. The decline system was constructed as a 1,700m extension to access the Basal Reef and recently the B reef.

The characteristics of the Basal Reef at the Tshepong North Mine are synonymous to the characteristics of the reef at the Tshepong South Mine. Tshepong North Mine extracts the Basal Reef via undercut mining methods, leaving a quartzite beam in the hanging wall to ensure the stability of the overlaying Khaki shale.

The B Reef is stratigraphically located two production working levels above the Basal Reef. The B Reef occurs in three facies, with varying widths of 30cm - 170cm and displays erratic high-grade distributions. B Reef are extracted per annum which typically does not exceed 40% of the total production volume. The B reef is extracted via open stoping mining operations. It is also supported by a separate development of footwall infrastructure based on its stratigraphic location.

Structurally, the Dagbreek Fault is the most prominent feature at the Tshepong North Mine, and largely hosts the shaft infrastructure. Since the Tshepong North Shaft is in a fault loss zone, there is no associated shaft pillar.

13.1.2Sequential Grid Mining (“SGM”)
SGM is the preferred mining method used at Tshepong North. This method makes use of dip pillars and reduced mining spans with pre-developed tunnels, aimed at further control of stresses experienced in rock movement.

The SGM sequence is a V-shaped configuration, colloquially referred to as the “inverted Christmas tree”. A schematic representation of the SGM sequence used at Tshepong North is shown in Figure 13-1.

The SGM mining methods are suitable for underground, narrow reef mining. A common feature of the SGM method is the layout of the primary and secondary development. Primary development is done off-reef (in waste rock), while secondary development is done on-reef (in the mineralized zone). In primary development, horizontal haulages are developed from the vertical shaft, extending to the extremities of the mining level. Inter-level spacing is the perpendicular distance between two consecutive level stations underground. Further development is done at set intervals along the haulages towards the mineralized zones in the form of crosscuts. For secondary development, an inclined excavation that connects two levels is established, referred to a raise or winze, depending on the upwards or downwards direction of the development.

The SGM is employed for a deeper mining approach and offers various advantages, the critical one being increased safety. A noticeable characteristic of the SGM method is that mining from the raises is advanced in only one direction at a time, which is directed towards the stabilizing or regional pillars. This SGM mining sequence eliminates the creation of remnant pillars reducing the risk of seismicity.

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Technical Report Summary for
Tshepong North, Free State Province, South Africa
13.1.3Open Stoping
While Tshepong North business plan is based primarily on the SGM methodology and sequencing, there are sections of the mine that are operating using the breast, undercut and open stoping mining methods.

Minor amounts of the B Reef that do not exceed 40% of the on-reef mined per annum, are extracted as an open stoping mining operation. Reason for mining at open stoping is as a result of the erratic nature of the channel width and the support design specific to B reef mining. This mining method is practiced, without much reliance on the other operating mining sections, and based on its location, poses a low risk to geotechnical considerations.

13.1.4Breast Mining
A key feature of breast mining is that the mine design includes pillars in the stoping areas that are designed to cave in a planned and controlled manner. These pillars are referred to as crush pillars and the dimensions of the pillars are determined by the geotechnical properties of the host rock. The use of crush pillars minimizes the risk of unpredicted collapse of stoping areas. These collapses can compromise the safety of mining operations and may lead to permanent closure of stoping panels or sterilization of ore.

The breast mining method has consequently evolved into the SGM.

13.1.5Integrated Approach
The differences of the reef formations and mining conditions at the respective shafts have led to the application of an integrated mining method approach. The objective of the adopted mining methods is aimed at the safe and profitable extraction of the Mineral Reserves, while reducing the occurrence of large seismic events.

13.2Mine Design
The mine design strategy aims at maximizing the safe extraction of ore, while minimizing the risk of geotechnical failures, which can result in operational disruptions and dangerous working conditions. The Basal Reef is modelled and designed across Tshepong North. In addition, Tshepong North Mine also considers the B Reef for design and planning.

Both, the Basal and B Reef horizons have been subject to faulting and intrusions by igneous dykes and sills that cut across the reefs. The most significant form of control at Tshepong North for rockfalls and rockbursts is the systematic modelling and design processes. Dip stabilizing, bracket and strike pillars are considered for an integrated support system. The central raise line maintains stability, during stoping operations, using support packs. Additional in stope net support is also done on both Basal Reef and B reef which consist of a steel net installed on the stope face as well as the advance strike gullies All footwall development is also supported with steels nets on the face and side walls to prevent falls of ground.

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Technical Report Summary for
Tshepong North, Free State Province, South Africa
Figure 13-1: Schematic Representation of the SGM Sequence

Sequential Face Pattern
Stabilising Pillar
Stabilising Pillar
Mined Out
Direction of Mining
Uni-Directional
Mining
Mined Out
Strike Pillar
Regional Pillar
Raise Line
Faces mined towards
pillars to prevent
creation of remnants
Pillar
Mined Out
Direction of Mining
In situ Ore
Broken Ore
Fault / Dyke
Raise Line
Blasted Ore

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Technical Report Summary for
Tshepong North, Free State Province, South Africa
The occurrence of geological faults is also a source of groundwater intersections during mining operations which may lead to production delays, geotechnical risks, and the potential of flooding. Depending on the geology of the dyke or sill, a change in the mining direction may be required, or as in the case of low-risk scenarios the Rock Engineering department may suggest a safety and support strategy to mitigate the associated geotechnical risk. A change in mining direction may result in Mineral Resource losses, or an increase in dilution.

Based on the latest geological structure model and the SGM method the geotechnical team design a suitable pillar layout based on modelling results. A detailed mine design and schedule is done based on the pillar design taking cognizance of uneconomical areas which are excluded on macro scale. This design and schedule are the basis of the mine plan and the declared Mineral Reserves.

A mine design that is sufficiently informed, with geological data, is progressed to the mine planning phase. Mine planning is done on a macro scale as well as on a micro scale. On a macro scale, the material below cut-off is excluded from the mining model. On a micro scale, the mining model is then subject to constraints that are applied because of the geotechnical design and other limitations.

The geotechnical modelling is driven by the most recent information from mining operations, which ensures that the model is an accurate representation of the current operational conditions.

Development is done by either mechanized, mechanical or conventional method depending on the most suitable method for the specific requirements. The Tshepong North Mine is essentially a conventional mine design with trackless mining in the twin decline.

Mining production is accessed through underground excavations, developed as haulages and cross cuts. Crosscuts are primary development, in the direction of the mine workings. Inclined secondary development is used to access the reef contact, and advanced from the position of respective crosscuts. Ore is extracted from stoping panels established from the inclined development.

13.2.1Mine Design Parameters
Mine design is conducted internally, with separate designs prepared for the Basal Reef and B Reef horizons using Datamine™ software. The geological models and geotechnical parameters—such as seismicity, rock formation, rock strength, and depth—formulated by the Rock Engineers, serve as the foundation for the mine planning process. The geotechnical team develops suitable mining and support methods based on these modelling results. This includes strategies for ledging and the implementation of bracket and strike pillars in areas with seismic activity. A detailed mine design and schedule are then created, incorporating the modelled fire and seismic pillars, as well as the leads, lags, and specific areas of interest. The mine design parameters used for Tshepong North Mine, are shown in Table 13-1 (Section 7).
Table 13-1: Tshepong North Mine Design Parameters

Parameter	Unit	Value
Regional Stability
Dip stabilizing pillar dimensions
Strike span	m	v
Dip span	m	180
Strike stability pillar spacing¹	m	N/A
Access haulages middling to reef	m	90
Primary Development
Advance	m/month	28
Crosscut spacing	m	200
Secondary Development
Advance	m/month	N/A
Stoping Parameters
CW < 80cm	m	105
CW > 80cm	m	120
Economic Parameters
Cut-off grade (planning)	cmg/t	750
RD		2.72
Notes: 1. Pillar spacing is measured skin to skin.

Effective Date: June 30, 2024

Technical Report Summary for
Tshepong North, Free State Province, South Africa
13.3Geotechnical Considerations and Seismic Monitoring
Tshepong North maintains working geotechnical and Isopach models, to manage and control seismicity risk. The geotechnical and Isopach models for Tshepong North take the latest geological structural model and the SGM method into account to design a suitable pillar layout.

The purpose of the pillar designs, regardless of the pillar type, is to customize them to the prevailing mining conditions, with the objective of making the mine design safe, practical, easy to implement, and profitable. These pillars include dip stabilizing, bracket and strike pillars. The details of the pillar design can be found in Table 13-1 Tshepong North Mine. The dimensions depicted for the pillars are standard and are adjusted depending on planned bracketing of geological structures or if patches of low value reef are encountered.

The Rock Engineers follow the following geotechnical modelling and approach:
•evaluate the principal stress directions using seismic source mechanisms and update the input parameters for numerical modelling;
•using seismic source mechanisms, delineate planar features to confirm and/or detect the position and orientation of geological structures;
•confirm the expected ground motion produced by large, potentially damaging seismic events, and calibrate the Ground Motion Prediction Equation; and
•monitor mine-wide seismic activity and test each geotechnical region for deviation from the expected co-seismic rockmass response, which tests the release of seismic energy.

The geotechnical stress model is also used to manage and monitor the occurrence of seismic hazards. Seismic hazards are categorically measured as per mine planning cycles of short, medium and long term. Events for the last 100 - 200 days definitively estimated, to accurately determine the intermediate probabilities of occurrence. The behaviour of identified medium term events are then monitored daily. Alarms are raised, and people are evacuated in the event of a predicted or anomalous seismic pattern is identified and people are removed from the specific danger areas.

Tshepong North Mine uses an Integrated Seismic System supplied by Institute of Mine Seismology to record seismic events on the property.

The seismic systems consist of 17 three-component geophones. The digital seismic data is transmitted from the underground seismic stations through to the surface monitoring stations via manual and automated recording systems, based on available infrastructure at the mine. The data is recorded continuously and reported on an annual basis.

13.4Geohydrological Considerations
Apart from the geotechnical risks that can be caused by the existence of geological structures, the presence of water and gas also pose risks to Tshepong North. The geohydrological models are used as a basis to manage and monitor the occurrence of ground water and gas intersections. Cover holes are drilled in all flat development ends to identify water or gas. Water or gas intersections are plotted in a 1:200 survey sheet plan and section view, with a detailed 1:100 profile description. These intersections are plotted against a stope plan indicating the geology, structural features, reef contours, pillar layout, faults with associated losses or gains, reef elevation, grade and channel width. These geospatial referenced plots significantly enhance the mining team’s ability to execute the mine plan in accordance with the operation’s geotechnical requirements. They also facilitate the early detection of water or gas presence..

Daily management of influx water is handled through a series of diversion strategies aimed at re-directing and controlling the flow, temperature regulation, and re-circulation of water. The water strategies at Tshepong North are supported by the Integrated Waste and Water Management Plan (“IWWMP”). Both Tshepong North and South maintain graphical and numerical databases of the operations geohydrological conditions.

Water reticulation around the mine has been designed to maximize water re-use minimize the amount of water pumped to surface. The 76-level pump station is used to transfer water from various levels into small inter-level dams and eventually into the mine’s respective main settling dams.

Effective Date: June 30, 2024

Technical Report Summary for
Tshepong North, Free State Province, South Africa
13.5Mine Plan Development and Schedule
Tshepong North Mine has significant Mineral Reserves to maintain a long-term mine life, however, extraction of ore from isolated blocks of ground will become more important as the life of mine progresses, but volumetrically these Mineral Reserves are not significant.

The preferred SGM mining method is dependent on development staying ahead of the mining front, so that accurate geological information is gathered and included in final designs before mining commences. This also enables, planning and scheduling activities to be accurately sequenced, which leads to better planning, safer working conditions, and improved profitability.

At Tshepong North Mine, the Mineral Reserve plan and scheduling originates within the use of the Life of Plan. The 4.99Mt of Mineral Reserves are included in the plan and are fully accessible through the existing infrastructure at the Tshepong North Mine. The mining rates used in determining the Mineral Reserve plan are based on the current and expected operational performance, notwithstanding any unforeseen underground mining constraints. The Mineral Reserve for the operation is planned for seven years, with a planned mining rate averaging at approximately 0.714ktpa (milled tons) over the period. The milled ore and gold recovered for Tshepong North Mine Mineral Reserves are presented in Figure 13-3 and Figure 13-4, respectively.

Effective Date: June 30, 2024

Technical Report Summary for
Tshepong North, Free State Province, South Africa
Figure 13-2: Tshepong North Plan

Tshepong North Shaft
BASAL REEF
2023/24
2024/25
2025/26
2026/27
Jul
Aug
Sep
Oct
Nov
Dec
Jan
Feb
Mar
Apr
May
Jun
2028
2029
2030
2031
N
0 m
200 m
400 m
500 m
1000 m

Effective Date: June 30, 2024

Technical Report Summary for
Tshepong North, Free State Province, South Africa
Figure 13-3: Graph of Tshepong North Mineral Reserve Plan – Tonnes and Grade

800
700
600
500
400
300
200
100
0
Tonnes Milled (Mt)
7.00
6.00
5.00
4.00
3.00
2.00
1.00
0.00
Gold Grade (g/t Au)
2025
2026
2027
2028
2029
2030
2031
Tonnes Milled
Gold Grade (g/t Au)

Figure 13-4: Graph of Tshepong North Mineral Reserve Plan – Gold Produced (kg)

4,000
3,500
3,000
2,500
2,000
1,500
1,000
500
0
Gold Produced (kg)
2025
2026
2027
2028
2029
2030
2031
Years
Gold Produced (kg)

Effective Date: June 30, 2024

Technical Report Summary for
Tshepong North, Free State Province, South Africa
13.6Mining Rates
Mining rates are based on current and expected performance depending on underground conditions and constraints. Dilution is included in the production plan mainly from external waste sources from the stoping operations, but allowances are also made for dilution occurred in the ore flow process. The Mineral Reserve plan considers the planned and available working areas, inclusive of the mine’s current infrastructure capacity.

13.7Grade and Dilution Control
The selected SGM mining method is planned and designed to better support recovered grade because of the improved selectivity, flexibility, and reduced off-reef mining. Mine grades are currently decreasing as mining moves away from the central pay-shoot and the planned Sub 75 Capital Project is aimed at alleviating this risk.

Ore grade and dilution control is done using a Quality Index monitoring tool. This Quality Index considers key parameters including Mine Call Factor, stoping width, proportion of ore lock-up, and an on-reef index (percentage of On-Reef vs Off-Reef mining due to geological features such as faults and dykes, etc.). During the mine design and planning process, external dilution control is implemented by applying an adapted mine recovery factor.

Operationally, grade and dilution control are mostly achieved through improved drilling (marking sticks used on undercut mining) and blasting practices and compliance to blasting barricades on stopes <35°. Drilling accuracy is achieved by holes that are drilled parallel, aimed at being correctly burdened and that are within the stoping limits. This ensures consistent and economic rock breaking, without dilution.

Tshepong North Mine introduced electronic blasting technology during FY24 which is a integrated electronic system, which allows for precision timing and improved control of rock breaking. This technique controls stoping width and protects the integrity of the footwall and hanging wall, aimed at minimizing dilution as well as reducing seismic risk.

13.8Mining Equipment and Machinery
There are various machinery and equipment used at Tshepong North, depending on the type of mining or development activity. The following equipment can be found at the frontline of mining production:
•haulages and associated development: Hydro-powered (“HPE”) drill rigs are used for underground excavations and tunnelling. These rigs are preferred as they are versatile and capable of angular, horizontal, and vertical drilling;
•production drilling in stopes: Two types of drilled holes are used in a stoping panel, namely production drilling and pre-conditioned drilling. Pre-conditioning is a methodology aimed at transferring the stresses away from the stope face, therefore reducing the potential for face burst damage. Pre-conditioned holes are drilled longer than production holes and are blasted with the production round. Equipment used for this type of drilling is compressed air hand-held drills;
•raise boring: Is a drilling technique used for ventilation development purposes and ore passes. Raise boring and control mechanisms are currently operated via control modules connected through the mine’s underground and shaft communication networks, conducted on surface by a contractor. The benefits of this allow personnel to be removed from dangerous underground workings and have the upside of productivity achieved through automation;
•rock movement: Ore from the stoping ore passes is loaded directly into hoppers from the box-front chutes and then trammed to the shaft to the inter-level tips, then transferred to the main loading bins for hoisting to the surface. Waste rock from development operations is loaded into similar hoppers and trammed and hoisted in the same manner as the ore movement but is done using in a dedicated waste system to prevent diluting the ore grade;
•material movement: Tshepong North uses the Battery charged monotrains and to a lesser extent diesel monotrains. The monotrain was partially adopted at Tshepong North, decline operations due to their consistent maintenance of speed in steep and changing gradients, while allowing for varying weight bearing capacities, works as efficiently in undulating floor conditions, and is almost impossible to de-rail due to the L-shaped sliding beam design.
Effective Date: June 30, 2024

Technical Report Summary for
Tshepong North, Free State Province, South Africa
•Small articulated dump trucks, graders, and crawler mounted bulldozers for dump, waste and marginal ore movement also support the Tshepong North Mine operations.
13.9Ore transport
The blasted ore from the stoping panels is moved with winch-operated scrapers along gullies to ore passes where it gravitates down to the loading boxes in the footwall crosscuts below the stopes. The ore is discharged into rail hoppers and transported, via front-driven locomotives, to dedicated inter-level transfer systems that gravity feed to the main silos with a capacity of 4722t. Once hoisted up the main vertical shaft to surface, the ore is transported to the Harmony One Plant via conveyor belt. Tshepong North shaft hoisting capacity is designed at 220 000t per month

13.10Mining Personnel
Tshepong North is labour intensive, with the mine being supported by approximately 3,234 employees, with 89% being permanent staff and the remainder contractors.

The underground mining operations uses an 11 day fortnight shift system, operating a 3-shift cycle per day. The underground work force is essentially split into two categories that are either involved in production activities or they provide supporting services required underground. Production activities are directly related to the mining of ore and non-production personnel provide supporting services such as safety, engineering functions, maintenance, decline conveyor management and underground store controls. The mining personnel for Tshepong North is presented in Table 13-2.

Table 13-2: Tshepong North Mine Mining Personnel

Labour Requirement	No. of Employees
Services	325
Engineering	701
Mining	1,853
Contractors	355
Total Employees	3,234

Effective Date: June 30, 2024

Technical Report Summary for
Tshepong North, Free State Province, South Africa
Figure 13-5: Tshepong North Shaft and Underground Infrastructure

Nyala Shaft
Phakisa Shaft
Tshepong Shaft
Vent Shaft Fan
Winders: 2x 4,000kW D/Drum Man 1x 8,000kW BMR
Refrigeration 5x 8,400kW 18MW Bulk Air Cooling
4 Turbine Compressors
Offices, stores and Workshops
3x 2,300kW Fans
Koepe Winder
ø8.35m Men Material
ø9.63m Lock/Shaft Vent
3-Chamber Pipe Feeder System Pump Chamber
Level 43
Level 45
Pump Station
Level 47
Level 50
Railveyor 5.4km
Koepe Winder Rock Hoisting
Level 52
Level 55
Level 54
Level 55
Level 59
Level 57
Level 60
Level 63
Level 63
Sub-Vertical Shaft
Level 66
Pump Station
Level 66
6x6 Stage Pumps Loading
Sub-66 Decline Monotrain Conveyor Belt
Level 68
Level 69
Level 69
Level 71
Level 71
2,148m Below Collar
Pump Station
Level 72
2,161m Below Collar
Level 73
Level 73
Sub-71 Decline
Level 75
Level 75
Pump Station
Level 77
Level 77
Not to Scale

Effective Date: June 30, 2024

Technical Report Summary for
Tshepong North, Free State Province, South Africa
13.11Commentary on Mining Methods
The SGM mining method is the main mining method utilized at Tshepong North and is appropriate for the reef characteristics and the mine depth. The mine design, planning and scheduling for the mine is developed using the DatamineTM and DeswikTM geological software, respectively, considering the geotechnical model and related parameters.

The main geotechnical and geohydrological risks at Tshepong North include the presence of gas, ground water and seismicity, which are managed through the integrated monitoring systems, and incorporated into working mining models that inform daily mine planning decision-making.

The mining rates, machinery and equipment, ore transport, grade and dilution control, and labour resourcing and optimization are driven by the mine schedule and improvement initiatives.
Effective Date: June 30, 2024

Technical Report Summary for
Tshepong North, Free State Province, South Africa
14Processing and Recovery Methods
Section 229.601(b)(96)(iii)(B)(14) (i-iv)
All ore mined at Tshepong North is processed at Harmony One Plant located west of Welkom (Figure 3-1). Harmony One Plant is Harmony’s largest gold processing plant and processes underground ore from multiple shafts, as well as surface ore from nearby mine waste facilities. The plant was commissioned in 1986 and comprises three independent modules, each consisting of four feed silos, two ROM mills, two conventional thickeners, cyanide leach, carbon in pulp (“CIP”) adsorption, elution, zinc precipitation and smelting. The plant CIP process reflects the technology which was current at the time of construction and has been operating with no significant challenges and target metallurgical recoveries have been achieved.

14.1Mineral Processing Description
The processing flow sheet is presented in Figure 14-1.

Ore delivered to the plant is fed from the concrete silos via two mill feed conveyors through vibrating feeders directly into the ROM mills. Fully autogenous (“FAG”) milling is a milling process in which the entire ROM ore stream is fed directly into the mills and where the grinding media is generated within the mill from suitably sized pieces of ROM ore itself. The average feed rate to the mills is 65tph. The milling circuit consists of two single stage ROM mills that are controlled on maximum power for optimum milling. Each ROM mill is 4.27m in diameter and 10m in length and grinds the ore to 75% - 90% passing minus 75 microns.

Milling is followed by a conventional gold leach process (cyanidation).The cyanidation process is one of the most utilized methods for the recovery of gold from auriferous ores. The use of cyanide leaching for gold recovery is based on gold’s properties, mainly its solubility (ability to dissolve) in cyanide solutions. Once the gold is dissolved into the cyanide solution it has a higher ability to adsorb (attach) onto activated carbon through the application of carbon in pulp (“CIP”) technology.

The loaded carbon then enters the elution columns, which are high pressure vessels that circulate the loaded carbon extracting the gold. The gold will “de-absorb” from the activated carbon and attach onto stainless-steel wool by means of electrowinning. The CIP circuit makes use of gravity flow of slime between the consecutive counter-flow stages to recover recirculate the activated carbon back into the system.

Following this process, the cathode steel wool is smelted (induction furnaces) after drying in the calcining ovens. The doré bars are then dispatched to Rand Refinery Limited, located near Johannesburg in Gauteng Province.

The tailings residue is pumped from the plant to one of two TSFs, the FSS8 West/East complex, which is the biggest facility with a total deposition capacity of 320,000tpm. The second TSF is the FSS2 facility with a capacity of 160,000tpm. The combined capacity of the two TSFs are 480,000tpm which is well above the plants designed capacity thus, creating some flexibility in the deposition strategy.

Both TSFs are conventional day wall paddock facilities with a fixed penstock tower arrangement that would be the primary means of draining excess water from the facility which is pumped back to the plant to be used in the process again.

Effective Date: June 30, 2024

Technical Report Summary for
Tshepong North, Free State Province, South Africa
Figure 14-1: Schematic Flow Diagram of the Metallurgical Process

Surface Sources
Joel Ore
Ore from:
Tshepong Operations
Msimong Mine
Mill Silos
FAG Mill
Thickeners
Leach
CIP
TSF
Residue
Regeneration
Elution Columns

Effective Date: June 30, 2024

Technical Report Summary for
Tshepong North, Free State Province, South Africa
14.2Plant Throughput, Design, Equipment Characteristics and Specifications
The Harmony One Plant has a steady state design capacity of 390ktpm with its conventional CIP flowsheet. The design parameters and equipment specifications are presented in Table 14 1. The Harmony One plant is in good working condition and the equipment is also in good order with audits done on regular bases to check the operating performance of the plant.

Table 14-1: Key Design Parameters and Equipment Specifications

Process	Parameter	Unit	Value
Overall Plant	Recovery	%	95
	Availability	%	100
Milling	Throughput ROM	t/hr	90 -100
Densification	Desired pH	pH	>10.5
	Desired Density	g/cm3	1.50 - 1.55
Leaching	Residence Time	hr	27
Acid wash and elution	Elution Temperature	°C	130 (Ambient)

14.3Energy, Water, Process Material and Personnel Requirements
14.3.1Energy
The average monthly power consumption is 12,064,464KWh. Energy is supplied by Eskom according to demand.
14.3.2Water
The average monthly water consumption is 20,655kL. (Available all the time)

14.3.3Process Material
The reagents and their consumption rates are presented in Table 14-2. All reagents above are currently being utilized in the plant and are sourced in South Africa. Carbon is supplied from international suppliers to local authorized vendors who manage in country stock levels according to commercial agreements.

Table 14-2: Harmony One Plant Consumables

Equipment	Unit	Value
Lime	tpm	341.00
Flocculant	tpm	0.71
Cyanide	tpm	9.06
Carbon	tpm	190.00

14.3.4Personnel
The personnel is provided in Table 14-3.

Table 14-3: Harmony One Plant Personnel

Personnel	No.
Services	57
Engineering	77
Metallurgy	138
Contractors	245
Total	517

14.4Commentary on the Processing and Recovery Methods
The metallurgical process is a well-tested CIP technology which has been in operation at the Harmony One plant since 1986. Recoveries used in the business plan were based on historic performance. The methodology applied considered the historical metallurgical recovery (18-month period) (Figure 14-2) for the relevant ore sources at the plant.

Effective Date: June 30, 2024

Technical Report Summary for
Tshepong North, Free State Province, South Africa
It should be noted that since the Harmony One plant processes ore from multiple sources a metal accounting operating procedure is required to manage the input feed delivered to the plant and gold output produced. A basic overview of the procedure is as follows:
•each operation delivers ore to the plant and is booked against each source;
•a delivery sheet reflects each shaft/operations figures; and
•from total ore processed, each shaft/operations equivalent proportion of gold is determined out of the monthly full gold produced.

Figure 14-2: Graph of Historical Recovery Factor (18 month actual)

100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
Recovery (%)
Jun-22
Jul-22
Aug-22
Sep-22
Oct-22
Nov-22
Dec-22
Jan-23
Feb-23
Mar-23
Apr-23
May-23
Jun-23
Jul-23
Aug-23
Sep-23
Oct-23
Nov-23
Average
Applied
Month, Year

Effective Date: June 30, 2024

Technical Report Summary for
Tshepong North, Free State Province, South Africa
15Infrastructure
Section 229.601(b)(96)(iii)(B)(15)
The proximity of Tshepong North and South allows for the integration of infrastructural requirements by using the excess hoisting capacity and underused infrastructure available at Tshepong North. This has also enabled the debottlenecking of Tshepong South’s infrastructure. Tshepong North have adequate access to the infrastructure required to meet the planned production schedules.

15.1Surface Infrastructure
The surface infrastructure associated with Tshepong North is presented in Figure 15-1, whilst Google Earth images for each of the shafts and Harmony One Plant are presented in Figure 15-2, and Figure 15-3.

The Tshepong North’s mining area is well developed in terms of access and mining-related infrastructure. Access to the shafts is via well-maintained roads. Adequately maintained gravel roads is used to access other areas of the mine such as the explosives magazines, sewage works, slimes dam and the evaporation ponds.

The infrastructural layout includes hoisting facilities; logistical support for core handling, sampling, and transporting; ore and waste facilities; tailings and leaching infrastructure; roads; water and power supply; ventilation and refrigeration systems; stores and workshop support; electrical supply; offices; housing and security.

15.1.1Ore and Waste Rock Storage Facilities
Ore mined at Tshepong North is stored in two surface silos each with a capacity of a 1000t on surface before being transported by rail to the Harmony One Plant for processing (Figure 15-1 and Figure 15-3). Ore is stored in silos located at the plant prior to processing.

Waste at the Tshepong North Mine is hoisted separately via the skips and stored at the waste rock dump (577m x 320m) on the Northern side of the shaft. Sufficient storage is available for the current Life of Mine profile, calculated at 95% of capacity to be used 2031 at planned production rate and design.

15.1.2Tailings Storage Facilities
Harmony One Plant pumps tailings as slurry to two TSFs namely FS2 and St Helena No.4, located to the south of the plant. All TSFs and are currently owned and operated by Harmony.

The current Mineral Reserve plans for Tshepong North require a total collective placement of approximately 0.77Mt of tailings. Harmony One Plant pumps tailings as slurry to two TSFs, namely FSS2 and St Helena No.4, located to the south of the plant. All TSFs are currently owned and operated by Harmony.

The capacity remaining in the two TSFs is sufficient and work is in progress to extend the life of St. Helena 4 TSF, for approximately another 6 years, by converting it to a cyclone deposition site scheduled to be completed in February 2025. Once converted, St. Helena 4 TSF will manage to have a deposition rate of 300,000 tons per month. FSS2 TSF is currently operating at a monitored deposition rate of 140,000 tons per month. The site was scheduled to be stopped for deposition by 2024. The Engineer of Record is currently conducting a Continuity Report to establish if there can be any continued deposition on the site beyond 2024. Preliminary data is showing an extension of over 2 years of life on the site until 2026. The full study will be completed at the end of September 2024 then a full report will follow.

15.1.3Rail
A railway line which traverses the Tshepong North Mining Right area is used to transport hoisted ore to the Harmony One Plant (Figure 15-1).

Effective Date: June 30, 2024

Technical Report Summary for
Tshepong North, Free State Province, South Africa
Figure 15-1: Tshepong North Surface Layout and Infrastructure

N
27°50'S
27°55'S
28°00'S
Freddies 9
R 30
Kutlwanong
Tshepong North
R 34
Odendaalsrus
Freddies 6
Nyala
Tshepong South
R 34
Nyala
Freddies 3
Kudu
Eland
R 70
Sable
Welkom
R 73
FSS5
FSS3
Witpan
FSS1
FSS2E
FSS2W
Harmony One Plant
FSS4
Mining Right
Towns/Residential Areas
Shaft Position
Regional Roads
Rail
TSF being Mined
Non-active TSF
Active TSF
WRD
0
2.5km
26°40'E
26°45'E

Effective Date: June 30, 2024

Technical Report Summary for
Tshepong North, Free State Province, South Africa
Figure 15-2: Tshepong North Detailed Surface Infrastructure

N
Main Office
Parking
Surface Fan
Shaft / Headgear
Winder House
Cooling Plant
Salvage Yard
0
100m
27°52'00"S
26°42'46"E

Effective Date: June 30, 2024

Technical Report Summary for
Tshepong North, Free State Province, South Africa
Figure 15-3: Harmony One Plant Detailed Surface Infrastructure

N
Witpan
Sub-station
Thickeners
Mills
Ore Silos
Elution
CIP
Plant Offices
Leach
28°01'S
26°45'E
0
100m

Source: Google Earth Image Date: September 202
Effective Date: June 30, 2024

Technical Report Summary for
Tshepong North, Free State Province, South Africa
15.2Underground Infrastructure and Shafts
The Tshepong North shaft and underground infrastructure is schematically depicted in Figure 13-5. The underground workings are accessed and mined via four vertical shafts and a sub-vertical shaft and a decline shaft.

At Tshepong North, the main vertical shaft system extends from surface to 71 level, at 2,161m below surface. The ventilation shaft system extends to 2,148m below surface and the sub 66 decline shaft system extends from 66 level to 77 level.

There are four refrigeration plants on surface, serving the Tshepong North Mine. Bulk air is supplied via the Tshepong North shaft to an inter-level refrigeration system on 63 level, assisted by cooling cars and coils. Two underground booster fans will be installed and commissioned November 2023 on 66 Level, to increase the return air capacity to the decline section.

15.3Power and Electrical
Power is supplied by Eskom. Tshepong North power supply is designed to satisfy the planned Mineral Reserve production and service requirements. Main power supply is managed and distributed via electrical sub-stations located adjacent to the respective shafts (Figure 15-2).
Power lines traverse the mine property to connect the shafts, reduction works and hostel complexes.

In addition, Tshepong North have a 10MW grid tied solar installation to reduce the energy usage. The operation has sufficient electricity supply, with 80MW available from Eskom. Currently no ore processing is undertaken at the shaft.
15.4Water Usage
Tshepong North has a closed loop water reticulation and cooling system where the water is re-used for cooling, drilling, dust suppression, footwall and sidewall treatment. The local municipality supply potable water to the mine for the use of surface equipment cooling make up water, drinking water and domestic consumption on surface. A water storage dam, with capacity of +- 1ML, is available on surface.

The storage facilities have sufficient water to supply water to the operation for up to 48 hours if the bulk water supply was interrupted.

15.5Logistics and Supply
The procurement of supplies and equipment are handled centrally, via Harmony, and then delivered to Tshepong North.

Harmony operates its own rail system which connects the shafts, reduction works, shaft stores, explosives magazine and the mine workshops. This system is used to transport ore between shafts and to transport consumables between the surface stores to the respective locations, as required. It is also connected to the regional Transnet railway system, which transports ore to the Harmony One Plant. All capacities for the shaft requirement to ensure optimum production as planned is provided for.

15.6Commentary on Infrastructure
The operational infrastructure including road, rail, offices, security services, refrigeration, Compressors, pump stations, chairlift, water and power supply is adequate to satisfy the Tshepong North Mineral Reserve plan. Operations are powered by electricity from Eskom. Overall, Tshepong North are well-established with sufficient logistical and infrastructure support for the existing and planned mining operations.

The “Property, Plant, and Equipment” as of June 30, 2024 including buildings and mine infrastructure, mining assets, rehabilitation and assets under construction, had a carrying value of R2,369 million.

Effective Date: June 30, 2024

Technical Report Summary for
Tshepong North, Free State Province, South Africa
16Market Studies
Section 229.601(b)(96)(iii)(B)(16) (i-ii)
Gold is traded in a variety of markets/exchanges both in physical form through over the counter (“OTC”) markets, bullion banks and metal exchanges etc., and through passive investments such as exchange traded funds (“ETFs”), which are based on gold prices and units representing physical gold which may be in paper or dematerialized form. Demand is driven by the jewellery market, bar and coin, use in technology, ETF’s and other financial products, and by central banks. An overview of the gold market is given in the following sections based mainly on data from the World Gold Council and GoldHub websites.

16.1Market Overview
Unlike almost all mineral commodities, the gold market does not respond the same way to typical supply and demand dynamics which are founded on availability and consumption, but rather on global economic affairs, particular those of the major nations, industrial powerhouses and economic regions, such as the Eurozone. The gold market is affected by government and central bank policies, changes in interest rates, inflationary or deflationary environments and events such as stocking and de-stocking of central reserves. It is also largely affected by global events such as financial crises, geopolitical trade tensions and other geopolitical risks.

Annual global gold demand (excl. over-the-counter demand (OTC) and other) experienced a decline of 5.0% on an annual basis, totalling 4,448.4 tonnes in 2023 when compared to the 4 699.0 tonnes recorded in 2022. The fourth quarter of 2023 recorded an average gold demand (excl. OTC and other) of 1 149.8 tonnes, 8.0% above the average recorded over the last five years. However, when compared to the fourth quarter of 2022, gold demand declined by a substantial 12.0%.

The main contributing factors of the higher gold demand during the fourth quarter of 2023 include:
•    Jewelry consumption was 1.0% lower when compared to the same quarter in 2022, whilst jewelry inventory recorded a significant decrease of 29.0% in 2023 when compared to 2022. Furthermore, jewelry fabrication in the fourth quarter of 2023 was 3.0% lower compared to the same period in 2022.
•    Bar and coin demand in the final quarter of 2023 was 7.0% lower on an annual basis at 313.8 tonnes, reflecting weak sentiment among some investor segments. Furthermore, official coins decreased by a notable 30.0% in the fourth quarter of 2023 when compared to the same quarter a year ago.
•    Central Banks and other institutions invested 229.4 tonnes of gold in the fourth quarter of 2023, recording a drastic decline of 40.0% when compared to the 382.1 tonnes investment recorded in the fourth quarter of 2022.
Although bullion prices recently surged to record highs, the first quarter of 2024 also witnessed significant gold demand, driven by sizable OTC demand.

16.2Global Production and Supply
Total Gold supply was 3.0% higher in 2023 when compared to 2022, similar to the annual supply growth of 3.0% witnessed in the first quarter of 2024 when compared to the first quarter of 2023. Gold production and supply are sourced from existing mining operations, new mines and recycling.
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Technical Report Summary for
Tshepong North, Free State Province, South Africa
16.2.1New Mine Production
Gold supply from mine production exhibited an annual increase of 1.0% in 2023, amounting to 3 644.4 tonnes, but remained just below the highest output recorded in 2018. In the fourth quarter of 2023, mine production of gold decreased by 2.0% when compared to the corresponding quarter of 2022. However, moving into the first quarter of 2024 mine production increased by 4.0% year-on-year, reaching 893.0 tonnes, though, still lower when compared to the 939.9 tonnes produced in the previous quarter. The upward trend in mine production over the past two years can primarily be attributed to an uninterrupted mining industry.

According to the WGC, preliminary data indicated notable increases in gold mine production in the first quarter of 2024 for Canada (16.0% y-o-y); Ghana (15.0% y-o-y); Indonesia (14.0% y-o-y) and China (5.0%
y-o-y)

In 2023, China remained the largest gold producer in the world (378.2t), followed by the Russian Federation (321.8t), Australia (293.8t), Canada (191.9t), United States (166.7t), Ghana (135.1t), Indonesia (132.5t), Peru (128.8t), Mexico (126.6t), Uzbekistan (119.6t) and Mali (105.0t). South Africa produced 104.3t in 2023; higher when compared to the 92.6t produced in 2022.

Figure 16-1 World Gold Council: Mine Production - Major producing Gold Countries ranked by 2023

400.0
350.0
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tonnes
China
Russia
Australia
Canada
United States
Ghana
Indonesia
Peru
Mexico
Uzbekistan
Mali
South Africa
2022
2023

Source: ETSA & World Gold Council, 2024

16.2.2Recycling
The global annual supply of recycled gold increased by 9.0% in 2023 to reach 1 237.3 tonnes when compared to 2022, but still remained below the 1 293.0 tonnes recorded in 2020 and below the all-time high recorded in 2009. The rise in supply was encouraged by higher prices, resulting in a 12.0% surge in recycled gold during the first quarter of 2024 when compared to the same period in 2023. This marked the strongest quarterly performance since the third quarter of 2020 and the strongest first-quarter supply volume since 2014. Notably, East Asia recorded the most significant increase among all regions, primarily driven by volume increases in China.

16.3Global Consumption and Demand
During first quarter of 2024, gold demand (excl. OTC and other) reached 1 101.8 tonnes, reflecting a decrease of 5.0% compared to the same quarter the previous year. However, when including OTC and other, total demand increased by 3.0% on an annual basis in the first quarter of 2024 to reach 1 238.3 tonnes; resulting in the strongest first quarter since 2016. Furthermore, demand from central banks buying gold was also high during the first quarter of 2024.

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Technical Report Summary for
Tshepong North, Free State Province, South Africa
16.3.1Jewelry
Global jewelry consumption experienced a significant quarter-on-quarter decline of 23.2% during the first quarter of 2024, dropping from 623.5 tonnes in the fourth quarter of 2023 to 479.0 tonnes in the first quarter of 2024. In China, demand for gold jewelry decreased by 6.0% in the first quarter of 2024 when compared to the same period in the previous year, while demand from India increased by 4.0%, supported by a robust macroeconomic environment that supported gold consumption. However, despite the first quarter initially commencing with increased demand, investor appetite for bullion tapered off towards the end of the quarter due to a price rally in March 2024 and continued to remain under pressure entering the second quarter of 2024.

16.3.2Investment
A total annual gold investment demand of 940.7 tonnes was recorded by the World Gold Council (WGC) for 2023, reflecting a 15.0% decrease from the 1 112.8 tonnes recorded in 2022. In the first quarter of 2024, investment in gold (excluding OTC) was significantly lower and recorded a 28.0% year-on-year decline, reaching 198.6 tonnes, down from 275.3 tonnes recorded in the first quarter of 2023 and also lower when compared to the 257.1 tonnes recorded in the fourth quarter of 2023. Despite the decline, long positions of fund managers reached a two-year peak in March 2024 which was supported by the gold price rally, however, gold exchange-traded funds (ETF) holdings decreased by 113.7 tonnes (USD6.0 billion) on a quarterly basis during the first quarter of 2024. Furthermore, global physically-backed gold ETFs were 10.0% lower on an annual basis amounting to 3 112.4 tonnes globally during the first quarter of 2024. Market divergence was evident as Asia had positive demand growth for physically backed ETFs while the Western investors focused on profit-taking.

According to the WGC, global bar and coin investment increased by 3.0% when compared to the first quarter of 2023, reaching an average of 312.3 tonnes in the first three months of 2024.

The average London Bullion Market Association (LBMA) price of gold traded 10.0% higher in the first quarter of 2024 when compared to the same period a year ago, at USD2 069.80 an ounce, which also represented a 5.0% quarter-on-quarter increase that can be ascribed to risk and momentum factors.

Figure 16-2 World Gold Council: Total Gold Supply & Demand

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US$/oz
2015
2016
2017
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Total Gold Supply (Tonnes)
Gold Demand (Tonnes)
LBMA Gold Price (US$/oz)

16.3.3Currency
The inverse relationship between the value of U.S. Dollar (USD) and that of gold is one of the most discussed relationships in currency markets. The USD is the internationally accepted currency and most of the international transactions take place in USD equivalent. The major reason behind the relationship of gold and
Effective Date: June 30, 2024

Technical Report Summary for
Tshepong North, Free State Province, South Africa
the USD, is that gold is used as a hedge against the adverse exchange value of the USD. As the US Dollar’s exchange value decreases, it takes more USD to buy gold, which increases the value of gold. Two other factors linked to the USD, or the strength of the USD is inflation and interest rates.

Interest rates have remained high whilst inflation started retreating in 2024. The USD is forecast to lose some strength as U.S. interest rate cuts are nearing inevitably and the currency depreciated in May 2024, for the first time in five months. Furthermore, global economic growth and lower risk also place pressure on the US Dollar. Central banks are planning to start with interest rate cuts, which in turn could cause non-yielding bullion to become more attractive and result in further increases in the gold price.

16.4Gold Price
16.4.1Historical Gold Price
The LBMA gold price reached a record annual average price of USD1 940.54 an ounce in 2023, 8.0% higher when compared to average of USD1 800.09 an ounce recorded in 2022. The upward trajectory continued into the first quarter of 2024 where gold prices averaged 5.0% higher at USD2 069.80 an ounce on a quarter-on-quarter basis.

Moving into the second quarter of 2024, gold prices continued to gain a lot of momentum which can mainly be attributed to the ongoing geopolitical tensions in the Middle East, along with central bank hedge purchasing and uncertainty surrounding global inflation. The safe-haven appeal of gold drove a bullish market with bullion prices reaching new record highs after increasing by roughly 18.0% between March 1, 2024 and April 12, 2024.

The bullish price trend for bullion could increase recycling supply of gold and decrease jewelry demand, whilst mine supply is also expected to reach a new peak. The latest market expectations point to U.S. interest rates staying higher for longer as the U.S. Federal Reserve Bank awaits assurance that inflation is returning to the central bank’s target of 2.0%. Bullion acts as a hedge against lower interest rates and the price is anticipated to increase later in 2024 when interest rates are lowered.

16.4.2Forecast Gold Price
Consensus gold price range for the year 2024 to year 2026 is presented in Table 16.1. The long-term gold prices are considered from year 2025 onwards by the QP. Forecasts as advised from various financial institutions show that gold is expected to trade in a range of USD1,600/oz – USD2,238/oz, for the period 2024 to 2026 with a long-term outlook of USD1,772/oz.

Figure 16-3: World Gold Council: Daily Gold Price (ZAR/oz & USD/oz)

2,500.00
2,350.00
2,200.00
2,050.00
1,900.00
1,750.00
1,600.00
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1,000.00
USD/oz
49,000.00
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ZAR/oz
10/09/2020
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10/03/2021
10/06/2021
10/09/2021
10/12/2021
10/03/2022
10/06/2022
10/09/2022
10/12/2022
10/03/2023
10/06/2023
10/09/2023
10/12/2023
10/03/2024
10/06/2024
US Dollar
South African Rand

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Technical Report Summary for
Tshepong North, Free State Province, South Africa
Table 16-1 Consensus View of Forecast Gold Price USD/Oz

Institutions	2024	2025	2026
World Bank: Development	2,100	2,050	—
BMO Capital Markets	2,150	2,100	—
Scotiabank	2,018	1,950	—
Nedbank	2,211	2,238	2,210
Fitch Solutions	1,900	1,800	1,600
S&P Global	2,120	2,134	2,076
Australian Government	2,023	2,030	1,924
Average	2,075	2,043	1,953

16.4.3Harmony Group Gold Hedging Policy
Harmony has a hedging policy which is managed and executed at Group treasury level on-behalf of its operating entities. The key features of the hedging program are as follows:
•the policy provides for hedging (or forward selling) up to maximum percentages of expected production for different future periods, on a rolling basis, as set out below:
◦Year 1, 30%
◦Year 2, 20%
◦Year 3, 10%
•The policy has no minimum quantity that should be hedged, and if an attractive margin above cost cannot be achieved (i.e., in a low gold price environment) then no hedges are entered into.
•Harmony enters into ZAR-denominated gold hedges for its South African operations and USD-denominated hedges for Hidden Valley mine in Papua New Guinea.
•Individual mines do not enter into hedges in their own name but delivers bullion to Rand Refinery for refining on behalf of Harmony. Rand Refinery is one of the world’s largest single-site precious metals refining and smelting complex in the world. Rand Refinery refine all of Harmony’s gold to at least 99.5% purity, and acting as agent, sells the gold on the daily spot London fixing price and make payment to the Harmony two days later.
•Gains and losses realized from the hedging program are accounted for at Group level and the financial benefit (or downside) is distributed amongst the operations proportional to their levels of gold sales.
•Harmony does its mine planning and financial forecasts based on the estimated future gold price provided by an external source (ETSA), but its year-end actual financial results reflect the received gold price inclusive of the impact of the hedging program. Therefore individual mines receive a combined hedged gold price for the hedged portion of its gold sales with the balance attracting the spot price.

16.5Commentary on Market Studies
The factors which affect the global gold market are well-documented as are the elements which influence the daily gold price.. The LBMA gold price reached a record annual average price of US$1 940.54 an ounce in 2023, 8.0% higher when compared to average of US$1 800.09 an ounce recorded in 2022. The upward trajectory continued into the first quarter of 2024 where gold prices averaged 5.0% higher at US$2 069.80 an ounce on a quarter-on-quarter basis. The gold price remains well above the 5-year historical average.

The positive outlook for gold will likely be sustained. Key headwinds for gold are interest rate hikes, currently at near historically low levels, but continued geopolitical risk and underperformance of stocks and bonds will support gold (Gold Mid-Year Outlook 2022, Gold.org, Accessed 2022).
Harmony has a relatively conservative gold hedging policy in place, and this is used to take advantage of the movements in the gold price to maximize the average gold price received, with the benefit of this hedging program flowing through to Tshepong North.

Effective Date: June 30, 2024

Technical Report Summary for
Tshepong North, Free State Province, South Africa
16.6Material Contracts
As with all major businesses, Harmony and Tshepong North enters into a multitude of vendor agreements for the provisions of supplies and services. These agreements are entered into on a competitive basis and typically are of a medium-term duration all with clauses providing for periodic updating of pricing, annual (or other) renewal or termination.

Harmony has contractual vendor agreements with various service providers and suppliers. The most significant of these contracts currently in place to support Tshepong North are listed in Table 16-2.

All of the listed contracts are currently valid and in good standing. Terms, rates and charges of contracts are considered consistent with industry norms. Contract management processes are in place and resourced so that contracts re-tendered and/or renewed as they approach expiry.

Table 16-2: Material Contracts

Vendor Name	Nature of Service / Supply
Axis Mining & Construction cc	Underground Support services
Transnet Limited (t/a Spoornet)	Rail transportation of ore and waste
Genflo Mine Vacuum Systems SA (Pty) Ltd	Shaft Bottom Cleaning at Nyala Shaft
Bidvest Protea Coin (Pty) Ltd	Security services
Lesedi Drilling & Mining Company (Pty) Limited	Underground diamond drilling at Tshepong North

Effective Date: June 30, 2024

Technical Report Summary for
Tshepong North, Free State Province, South Africa
17Environmental Studies, Permitting and Plans, Negotiations, or Agreements with Local Individuals or Groups
Section 229.601(b)(96)(iii)(B)(17) (i-vii)
The South African Government has an extensive legal framework within which mining, environmental and social aspects of the industry are managed. Harmony and its Tshepong North Mine is primarily regulated and managed by certain principal Acts (as listed in Section 17.3) as well as corporate policies, management systems and certain industry-wide guidelines, including:
•Energy Efficiency and Climate Change Policy;
•Environmental Policy;
•Harmony Water Management Strategy;
•Biodiversity and Rehabilitation Position Statement;
•Socio-Economic Transformation Policy; and
•Corporate Social Responsibility Policy.

The latest sustainability policies and public environmental social and governance (“ESG”) performance and disclosure report(s) are available on the corporate website. Harmony has identified the environmental risks for the business and has strategies in place to manage the risks.

17.1Results of Environmental Studies
Tshepong North have prepared multiple environmental impact assessments (“EIA”) for regulatory approval, which under the current legal framework, require stakeholder engagement. The most recent EIA was undertaken in 2022. The results of the studies have been incorporated into the Harmony business planning process. The results of all the studies are too voluminous to include in this TRS and therefore the reader is directed to EMP PAR (Environmental Management Program Performance Assessment) Harmony Tshepong North, Matjhabeng and ARM(Reference Number FS 30/5/1/2/2/84MR).

Harmony is committed to maintaining good relationships with regulatory authorities, industries, communities, business partners and surrounding stakeholders.

17.2Waste and Tailings Disposal, Monitoring & Water Management
The process of mining and beneficiation produce significant waste, typically consisting of 1) solid waste in the form of waste rock and overburden, 2) liquid wastes in the form of wastewater and tailings slurry and 3) gaseous emissions such as liquefied petroleum gas.

Measures have been put in place for the handling and disposal of all hazardous chemicals (e.g., cyanide), hydrocarbons (i.e., hydraulic oils and diesel) and other chemicals to ensure the protection of human health and its potential impact on the environment.

Harmony recognizes that responsible and effective waste management can positively reduce its environmental impacts and mitigate associated environmental liabilities. Waste management is thus a priority focus area. Internally, guidelines on mineral, non-mineral and hazardous waste materials are included in the environmental management systems (“EMS”) implemented at Tshepong North.

Tailings comprises of crushed rock and process water emitted from the gold elution process in the form of slurry once gold has been extracted. As tailings contain impurities and pollutants, they are placed in TSF engineered to contain them, in line with Harmony's tailings management program and the Global Industry Standard on Tailings Management (“GISTM”).

Effective Date: June 30, 2024

Technical Report Summary for
Tshepong North, Free State Province, South Africa
Harmony's overall tailings management strategy is to ensure robust, meticulous engineering and dam design, along with a continual focus on management of risks through layered assurance and oversight. The focus areas include, but are not limited to:
•freeboard control;
•water management;
•maintaining stability and the safety factor as advised by the engineer of record;
•erosion controls; and
•monitoring and control measures implemented to ensure continued compliance (including regular inspections, audits, and meetings on varying intervals with subsequent actions, minutes and reports).

As part of its mining, environmental and water approvals and licenses, Harmony is required to implement monitoring programs and plans to establish the operations impact on the environment. The compliance limits for the monitoring variable are included in the applicable EMPR(s), WULA(s) and environmental authorizations. The environmental monitoring implemented at Tshepong North includes:
•ground and surface water monitoring
•biodiversity monitoring;
•waste classification and quantification;
•integrated waste and water management plan (“IWWMP”) updates;
•water balance reviews;
•license and authorization compliance reviews; and
•air quality (i.e., noise and dust) and greenhouse gas emissions ("GHG") monitoring.

Harmony One Plant pumps tailings as slurry to two TSFs, namely FSS2 and St Helena No.4, located to the south of the plant. All TSFs are currently owned and operated by Harmony.

The capacity remaining in the two TSFs is sufficient until 2024. Work is in progress to extend the life of St. Helena 4, for approximately another 6 years, by converting it to a cyclone deposition site scheduled to be completed in February 2025. Once converted, St. Helena 4 will manage to have a deposition rate of 300 000tpm.

FSS2 TSF is currently operating at a monitored deposition rate of 140 000tpm. The site was scheduled to be stopped for deposition by 2024. The Engineer of Record is currently conducting a Continuity Report to establish if there can be any continued deposition on the site beyond 2024. Preliminary data is showing an extension of over 2 years of life on the site until 2026. The full study will be completed at the end of September 2024 then a full report will follow.

17.3Permitting and Licenses
In respect of environment, the following national Acts and the regulations promulgated thereunder provide the regulatory framework for mine permitting and licensing in South Africa:
•Mineral and Petroleum Resources Development Act, 2002 (“MPRDA”);
•National Environmental Management Act, 1998 (“NEMA”);
•National Environmental Management: Waste Act, 2008 (“NEM:WA”);
•National Environmental Management: Air Quality Act, 2004 (“NEM:AQA”); and
•National Water Act, 1998 (“NWA”).

A summary of the status of environmental permits and licenses issued at the effective date related to Tshepong North is presented in Table 17-1.

Effective Date: June 30, 2024

Technical Report Summary for
Tshepong North, Free State Province, South Africa
All relevant mining, environmental and water-use permits are in place that cover the environmental, archaeological, and hydrological components of the Tshepong North Operation. All permits are audited regularly for compliance and no material risks to the operations have been identified.

There are applications submitted or being considered by the relevant authorities to ensure compliance and alignment with operations LOM requirements. To this end, Water Use License Applications were submitted / lodged in 2020 with DWS. Environmental Management Program Amendments were submitted / lodged with DMRE. Tshepong North are awaiting approval from the regulator at the effective date of this TRS. These pending environmental permits and licenses do not pose a material risk to the continuation of the operation.

Table 17-1: Status of Environmental Permits and Licenses

Permit / License	Reference No.	Issued By	Date Granted	Validity
Environmental Management Programme	FS 30/5/1/2/3/2/1(84)EM	DMRE	April 16, 2010	LOM
Environmental Management Updated	FS 30/5/1/2/2/84MR	DWAFEC	Pending Approval Submitted in 2019	LOM
Water Permit 936B. Harmony. Free State Geduld Mines. Discharge of untreated effluents	B33/2/340/31	DWAFEC	April 2, 1981	LOM
Water Permit 870B. Harmony. Discharge of untreated effluents.	B33/2/340/25	DWAFEC	May 27, 1991	LOM
Water Permit 1214N. Free State Consolidated Gold Mine. Tshepong, Freddie’s and Phakisa shafts.	B33/2/340/12	DWAFEC	Not indicated.	LOM
Notes: DWAFEC - Department of Water Affairs, Forestry and Environmental Conservation, DWA - Department of Water Affairs.

17.4Local Stakeholder Plans and Agreements
Harmony strives to create sustainable shared value within the communities it operates. Local stakeholder plans and agreements are based on the results from socio-economic information, government development strategies and EIAs undertaken. The socio-economic development program commits to:
•contribute to areas that will have the most meaningful socioeconomic impact on communities, namely infrastructure, education and skills development, job creation and entrepreneurial development;
•enhance broad-based local and community economic empowerment and enterprise development initiatives;
•facilitate socio-economic development in local communities by means of social and labour plan(s) (“SLP”) and corporate social responsibility programs;
•support arts, culture, and sports and recreation; and
•build relationships based on trust within host communities.

In South Africa, mining companies are required to have a SLP, which forms an important component of Harmony's community investment plan. It sets out the Company’s obligation to develop and implement comprehensive human resource development programs, community development plans, housing and living condition plans and employment equity plans. The aim of the SLP is to ensure the uplift of the social and economic circumstances of local communities surrounding the mine. The SLP is a prerequisite to securing and maintaining a mining right, with progress required to be reported annually.

17.5Mine Closure Plans
Harmony makes provision for closure and rehabilitation both for accounting purposes and as required under the MPRDA. The statutory obligation for all environmental rehabilitation at Tshepong North is administered by the DMRE and requires the preparation of a closure plan, the development of a cost estimate, and financial assurance. The Company makes an annual submission to the DMRE setting out the cost of closure in accordance with the MPRDA and the regulations issued thereunder.

Harmony appointed Digby Wells and Associates (South Africa) (Pty) Ltd, independent environmental consultants, to review and update the Closure Cost Assessment for unscheduled closure associated with the Tshepong North and Matjhabeng Mining Operations. The Matjhabeng Mining Operations is a Harmony operation, located north of the town of Welkom in the Free State Province. The mine closure assessment was done in terms of regulation 53 and 54 of the MPRDA and in accordance with the requirements of NEMA. The closure cost as at June 30, 2024 was calculated to be approximately ZAR508.9m.

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Technical Report Summary for
Tshepong North, Free State Province, South Africa
Harmony is required to make funding available in an amount equal to the cost of closure as determined under the MPRDA in the form of a trust fund and/or bank guarantees.

Table 17-2: Mine Closure Liability

Area	Total Closure Cost (ZAR)
Western Holdings 5 Shaft	9,689,029
Eland Shaft and Freddies 6	18,567,239
Nyala Shaft	80,273,185
Tailings Dams - North	311,950,999
Tshepong South (Phakisa)	19,926,035
Tshepong North	42,098,186
Sable Shaft	5,711,048
Kudu Shaft	8,277,414
Sewage Treatment Plant	5,340,558
Floatation Plant	7,123,613
Grand Total	508,957,306

Table 17-3: Rehabilitation Assurance

Area	Trust Fund (ZAR)	Bank Guarantee (ZAR)	Total (ZAR)
Tshepong North and Matjhabeng Operation	2,913,320,908	—	2,913,320,908
Tshepong South (Phakisa)	Included in above
Total	2,913,320,908	—	2,913,320,908

17.6Status of Issues Related to Environmental Compliance, Permitting, and Local Individuals or Groups
Most of the required environmental authorizations are in place and only require amendments to be approved to reflect the planned infrastructure at Tshepong North.

17.7Local Procurement and Hiring
Harmony is committed to investing in the future of local communities beyond the mine closure and not to only empower them, but also to mitigate the impacts its activities to ensure a positive legacy. The 2014 Mining Charter serves to guide the south African mining industry in socio-economic transformation. Local procurement (goods and services) and human resource management are key measures set under the Mining Charter and are reported on annually.

Portable skills are developed internally as well as through expanded learning programs, learnerships and other programs opened only to operating communities. Local procurement is being supported where there is a skills shortage. Some of the portable skills training offered to its employees include but not limited to basic plumbing, electrical appliance repair, welding, catering and baking, sewing and clothing manufacturing.

17.8Commentary on Environmental Studies, Permitting and Plans, Negotiations, or Agreements with Local Individuals or Groups
Periodic inspections are conducted by the DMRE to verify compliance with applicable environmental laws, regulations, permits and standards. In addition, Tshepong North has implemented an EMS in line with the ISO 14001 standard. The EMS is audited on an annual basis by a third party and includes the needs and expectations of interested parties.

As part of Harmony, Tshepong North conducts its operation based on policies and systems that are aligned to its corporate sustainable development framework. Although Harmony is not a signatory to the International Council on Mining and Metals or the UN Global Compact, these form the guiding principles of the framework. Harmony discloses its sustainable development voluntarily in accordance with the guidelines issued by the
Effective Date: June 30, 2024

Technical Report Summary for
Tshepong North, Free State Province, South Africa
Global Reporting Initiative (“GRI”). Further to this, Harmony discloses environmental information on the Carbon Disclosure Project (“CDP”) for both climate change and water. The CDP runs the global environmental disclosure system that supports companies to measure and manage their risks and opportunities on climate change, water security and deforestation.

Harmony has a good understanding of the environmental and social aspects of the operations through baseline and specialist studies previously conducted. Risk management and mitigation measures were adequately addressed in the environmental management plans and will be effective to mitigate risks and impacts to acceptable levels should the measures be implemented according to the specialists’ recommendations.

The QP is of the opinion that most of the required environmental authorizations are in place and only require amendments to be made to reflect the current infrastructure. Based on current industry norms, a realistic timeframe to obtain relevant authorizations is estimated between 12 and 18 months.
Effective Date: June 30, 2024

Technical Report Summary for
Tshepong North, Free State Province, South Africa
18Capital and Operating Costs
Section 229.601(b)(96)(iii)(B)(18) (i-ii)
Economic parameters for the Harmony Group, including capital and operating costs, are determined, and signed off by the CODM, before distribution to the business units, including Tshepong North. The capital and operating costs are reported in ZAR terms and on a real basis. Rounding of figures may result in minor computational discrepancies.

18.1Capital Costs
The estimated capital costs for Tshepong North are reported according to costs associated with major equipment outside the main operating sections which is termed AE, infrastructure development, as well as operating capital, as presented in Table 18-1.

An average contingency of 10% is applied where the capital cost estimates have a level of uncertainty, for example, where a capital project is an isolated occurrence. Where the capital cost estimates have a reasonable basis, there is no contingency applied. The estimated capital costs are carried forward and modelled in the Tshepong North cash flow. The level of accuracy is that of a feasibility study.

18.2Operating Costs
A summary of the direct and indirect operating costs for Tshepong North as per Mineral Reserve 2024 are presented in Table 18-2. Operating costs are based on historic performance while applying any changes expected within the new financial year (such as electricity requirements, increased/decreased labour) and are used as an input into the Tshepong North’ cash flow model. Costs are calculated at current prices with a 6% increase applied only in Year 1 at an accuracy level of 95%. Contingencies are applied solely to capital costs and not to working costs. Operating costs may be impacted by production over achievement, potentially resulting in higher incentive payments and increased material cost due to usage.
18.3Comment on Capital and Operating Costs
The capital and operating cost estimates for Tshepong North are based on actual historical data, as well as budget forecasts with a 10% contingency. Therefore, the forecasted costs are reliable, and at minimum meet the confidence levels of a Feasibility Study. This approach of estimating capital and operating costs is consistent with industry practice. A record of the forecast and budget costs is maintained by the operation, allowing for an assessment of the alignment of the forecast and actual costs.

Table 18-1: Summary of Capital Cost Estimate for Tshepong North

Capital Cost Element (ZAR'000)	Mineral Reserves (FY2025- FY2031)
AE	278,989
Shaft Projects	159,628
Major Projects	124,844
Total (excluding MCC)	2,196,775
MCC (LEDs/housing etc)	95,617
Total (including MCC)	2,292,392

Effective Date: June 30, 2024

Technical Report Summary for
Tshepong North, Free State Province, South Africa
Table 18-2: Summary of Operating Cost Estimate for Tshepong North

Operating Cost Element (ZAR'000)	Mineral Reserves (FY2025 - FY2031)
Wages - Payroll 1	3,873,447
Wages - Payroll 2	6,118,589
Stores and Materials	3,164,927
Electric Power and Water	4,263,128
Outside Contractors	1,404,342
Other	854,750
Direct Costs	19,679,182
Refining charge allocation	58,812
Assay cost allocation	117,981
Hostel cost allocation	(120,208)
Treatment cost allocation	1,025,694
Rail transport allocation	57,531
Re-allocated Costs	1,139,810
Mine Overheads Re-allocated	945,150
Total Cash Costs	21,764,142

Effective Date: June 30, 2024

Technical Report Summary for
Tshepong North, Free State Province, South Africa
19Economic Analysis
Section 229.601(b)(96)(iii)(B)(19) (i-iv)
19.1Key Economic Assumptions and Parameters
The QP and CODM forms, reviews, signs-off and distributes economic assumptions to its various business units. On an annual basis, during the period October to November, long-term commodity prices and exchange rates forecasts’, are received from various financial institutions. In addition, a specialist in Economics from a reputable economics company based in South Africa, provides expert views on the global markets, forward looking commodity prices, exchange rates, consumer price index, production price index, electricity cost and consumable increases. All factors are analyzed, cognizance is taken of the requirements of the NYSE and JSE markets, and a proposal is presented to the CODM for recommendation and approval. These assumptions are then applied at Tshepong North, along with specific operational considerations.

19.1.1Gold Price
The forecast gold price (USD1,772/oz) is the price that is used by Harmony for the Tshepong North annual planning cycle and forms the basis for the Tshepong North cashflow. The reader is referred to Table 16-1 for the consensus forecast gold price. The conversions used in the calculation of the various gold prices is presented in Table 19-1.

Table 19-1: Conversions Used in Gold Price Calculations

Economic Factors	Gold Price (USD/oz)	Conversion Factor (oz/kg)	Exchange Rate (ZAR:USD)	Gold Price (ZAR/kg)
2024 Mineral Resource	1,878	32.15	18.26	1,100,000
2024 Mineral Reserve	1,772	32.15	18.26	1,040,000

19.1.2Exchange Rate
The South African Rand (ZAR) depreciated to average at R18.89/US$ during the first quarter of 2024, 0.7% weaker compared to an average of R18.76/US$ recorded during the last quarter of 2023. Moving onto May 2024, the ZAR appreciated by 2.4% on a month-on-month basis, and 3.4% compared to May 2023 to average at R18.42/US$, following a 3.8% annual depreciation recorded in April 2024.

The South African Rand has been volatile in recent weeks as uncertainty loomed around the elections, however, the local currency has been supported by the outcome of a Government of National Unity after the ruling African National Congress (ANC) lost the majority vote for the first time since the start of democracy. The ZAR appreciated to trade at R18.11/US$ on June 18, 2024 and is expected to strengthen further over the medium term.

Furthermore, the U.S. Federal Reserve held interest rates unchanged on June 12, 2024 and Jerome Powell, Chairman of the Fed, stated that interest rates will not be reduced before a greater decline in inflation or an increase in unemployment is visible. Data later indicated that retail sales barely rose in May 2024 and speculation of rate cuts amongst investors increased, pressuring the US Dollar and lending strength to the ZAR exchange rate.

Effective Date: June 30, 2024

Technical Report Summary for
Tshepong North, Free State Province, South Africa
Figure 19-1: Annual Exchange Rates and ETSA Forecast

Forecast (ETSA)
R/US$
Annual % Movement
22.00
20.00
18.00
16.00
14.00
12.00
10.00
8.00
6.00
4.00
2.00
0.00
21.00%
18.00%
15.00%
12.00%
9.00%
6.00%
3.00%
0.00%
-3.00%
-6.00%
-9.00%
-12.00%
9.65
10.85
12.75
14.72
13.32
13.24
14.45
16.47
14.78
16.36
18.52
19.63
20.67
2013
2014
2015
2016
2017
2018
2019
2020
2021
2022
2023
2024
2025
ZAR/US Dollar
Percentage Movement

Table 19-2: Consensus View of Forecast Exchange Rate (ZAR:USD)

Institutions	2024	2025	2026
Nedbank	18.74	18.44	18.57
Investec	18.54	18.23	18.48
FNB	18.70	17.70	18.30
PWC	18.80	19.30	—
IDC	18.76	18.31	18.10
Average	18.71	18.40	18.36

The exchange rate of 18.26 ZAR:USD is the exchange rate that is used by Harmony for the annual planning cycle and forms the basis for the ZAR:USD exchange rate in the company LOM and Mineral Reserve cashflow.

Table 19-3: ZAR:USD Exchange Rate Performance (July 2021 – June 2024)

Period	Average Exchange Rate (ZAR:USD)
July 2021 to June 2022	15.21
July 2022 to June 2023	17.77
July 2023 to June 2024	18.70
3-Year Ave. (not weighted)	17.23

Effective Date: June 30, 2024

Technical Report Summary for
Tshepong North, Free State Province, South Africa
19.1.3Royalties
Royalty is an expense paid to the government of South Africa and is accounted for in the Tshepong North cash flow models. In terms of the mining ring-fencing application, each ring-fenced mine is treated separately, and deductions can normally only be utilized against mining income generated from the relevant ring-fenced mine.

19.1.4Taxes
Mining tax on gold mining taxable income in South Africa is determined according to a formula, based on the taxable income from mining operations. Of that, 5% of total revenue is exempt from taxation while the remainder is taxable at a higher rate (33%) than non-mining income (27%). Accounting depreciation is eliminated when calculating the South African mining tax income. Excess capital expenditure is carried forward as unredeemed capital to be claimed against future mining taxable income.

19.1.5Summary
The key assumptions used in the cash flow are summarized for Tshepong North in Table 19-3.

Table 19-4: Key Economic Assumptions and Parameters for Tshepong North Cash Flow

Parameter	Unit	Value
Production Rate	tpm	59,511
Gold Recovery	%	95.26
Royalty	%	0.05
Tax Rate	%	Formula
Gold Price	ZAR/kg	1,040,000
Exchange Rate	USD:ZAR	18.26
Discount Rate	%	9.00

Effective Date: June 30, 2024

Technical Report Summary for
Tshepong North, Free State Province, South Africa
19.2Economic Analysis
Harmony's respective business units and its associated operating sites consider the economic assumptions discussed in Section 19.1 during their respective planning and analysis processes. The past year’s average gold price is used for testing purposes. A gold price of ZAR1,040,000/kg is used for forecasting the revenue of the Tshepong North Mineral Reserve cash flow (Table 19-4).

The discounted cash flow model is used to calculate the Net Present Value (“NPV”) of the Mineral Reserve. The NPV for the spot metal price, for Tshepong North LOM is approximately ZAR406 million cash positive, at a discount rate of 9%.(Table 19-5)

The NPV is calculated on a cash flow that accounts for factors such as:
•mining and ore processing working costs;
•royalty payments;
•capital costs, including costs allocated to ongoing development;
•any significant project work considered as major projects; and
•costs deemed as abnormal expenditure.

Effective Date: June 30, 2024

Technical Report Summary for
Tshepong North, Free State Province, South Africa
Table 19-5: Tshepong North Cash Flow

Item	Units	Total Reserve Plan	FY2025	FY2026	FY2027	FY2028	FY2029	FY2030	FY2031
Milled Tonnes	t '000	4,999	716	719	719	718	715	715	697
Yield	g/t	4.85	4.48	4.82	4.78	4.92	4.93	4.94	5.06
Gold Recovered	kg	24,225	3,206	3,461	3,435	3,537	3,527	3,534	3,526
Gold Price	R/kg	1,040,000	1,040,000	1,040,000	1,040,000	1,040,000	1,040,000	1,040,000	1,040,000
Revenue	ZAR'000	25,193,898	3,333,747	3,599,097	3,572,192	3,678,125	3,668,431	3,675,504	3,666,802
Total Operating cost	ZAR'000	21,764,142	3,002,035	3,079,016	3,125,365	3,136,100	3,148,458	3,146,057	3,127,111
Total Capital including MCC	ZAR'000	2,292,392	604,637	454,537	417,385	400,667	272,006	132,538	10,622
Royalty	ZAR'000	177,897	16,669	17,995	17,861	18,391	23,671	49,587	33,723
Total Cost	ZAR'000	24,234,431	3,623,341	3,551,548	3,560,611	3,555,158	3,444,135	3,328,182	3,171,456
Cash flow before tax	ZAR'000	959,467	(289,594)	47,549	11,581	122,967	224,296	347,322	495,346
Taxation Payable	ZAR'000	(156,932)	—	—	—	—	—	(53,970)	(102,962)
Net cash flow after tax	ZAR'000	802,535	(289,594)	47,549	11,581	122,967	224,296	293,352	392,384

Discounted cash flow (ZAR'000)	Rate	After tax NPV
NPV - Harmony preferred)	@9%	405,735
NPV - (medium discount rate)	@12%	319,118
NPV - (high discount rate)	@15%	247,905

Effective Date: June 30, 2024

Technical Report Summary for
Tshepong North, Free State Province, South Africa
19.3Sensitivity Analysis
The economic assumptions, cash flow breakdown and economic analysis contribute to the basis for the sensitivity analysis. The sensitivities are calculated and analyzed, as shown in the accompanying Table 19-6, Table 19-7 and Table 19-8.

Harmony has reviewed its exposure in terms of South Africa’s political instability, the COVID-19 pandemic, the currency exchange rate, and the gold price, on its financial assets and financial liabilities, and has determined the sensitivities for a ±10% variance. Management considers this range to be a reasonable change given the volatility in the market.

The sensitivity analysis (Table 19-5 and Table 19-6) is based on a change in a single assumption while holding all other assumptions constant. In practice, this is unlikely to occur, as risks and/or opportunities will have an impact on the cash flows, and changes in some of these assumptions may be correlated. The insights that can be provided by this sensitivity analysis is that Tshepong North is almost equally sensitive to the gold price (ZAR/kg), as to changes in total operating costs.(ZAR)

The impact of one or a combination of risks and opportunities occurring at the same time cannot be specifically quantified so an analysis considering multi-parameters is not considered.

Table 19-6: Gold Price Sensitivity Analysis (Mineral Reserves)

Sensitivity (%)	Production (kg)	Gold Price (ZAR/kg)	Revenue (ZAR’000)	Total cost including tax (ZAR'000)	Net cash flow after tax (ZAR'000)	After tax NPV 9% (ZAR'000)
10%	24,225	1,144,000	27,713,288	24,391,363	3,321,924	1,824,437
5%	24,225	1,092,000	26,453,593	24,391,363	2,062,230	1,168,203
Reserves	24,225	1,040,000	25,193,898	24,391,363	802,535	405,735
-5%	24,225	988,000	23,934,203	24,391,363	(457,160)	(407,437)
-10%	24,225	936,000	22,674,508	24,391,363	(1,716,855)	(1,309,112)

Table 19-7: Total Operating Cost Sensitivity Analysis (Mineral Reserves)

Sensitivity (%)	Production (kg)	Gold Price (ZAR/kg)	Revenue (ZAR’000)	Total cost including tax (ZAR'000)	Net cash flow after tax (ZAR'000)	After tax NPV 9% (ZAR'000)
10%	24,225	1,040,000	25,193,898	26,657,874	(1,463,976)	(1,259,688)
5%	24,225	1,040,000	25,193,898	25,446,153	(252,255)	(382,725)
Reserves	24,225	1,040,000	25,193,898	24,391,363	802,535	405,735
-5%	24,225	1,040,000	25,193,898	23,399,383	1,794,515	1,145,514
-10%	24,225	1,040,000	25,193,898	22,542,652	2,651,246	1,775,382

Table 19-8: Total Production Sensitivity Analysis (Mineral Reserves)

Sensitivity (%)	Production (kg)	Gold Price (ZAR/kg)	Revenue (ZAR’000)	Total cost including tax (ZAR'000)	Net cash flow after tax (ZAR'000)	After tax NPV 9% (ZAR'000)
10%	26,647	1,040,000	27,713,288	24,391,363	3,321,924	1,824,437
5%	25,436	1,040,000	26,453,593	24,391,363	2,062,230	1,168,203
Reserves	24,225	1,040,000	25,193,898	24,391,363	802,535	405,735
-5%	23,014	1,040,000	23,934,203	24,391,363	(457,160)	(407,437)
-10%	21,802	1,040,000	22,674,508	24,391,363	(1,716,855)	(1,309,112)

Effective Date: June 30, 2024

Technical Report Summary for
Tshepong North, Free State Province, South Africa
20Adjacent properties
Section 229.601(b)(96)(iii)(B)(20) (i-iv)
Tshepong North and South are 100% owned by Harmony. Tshepong North is bounded to the north by the dormant Jeanette Mine and the present-day Target Mine. The Tshepong South Mine lies to the south-east of the Tshepong North Mine. The Eland Mine is located south-east of Tshepong South, while the Welkom 4 Shaft is further south from the Tshepong South Mine.

Effective Date: June 30, 2024

Technical Report Summary for
Tshepong North, Free State Province, South Africa
21Other Relevant Data and Information
Section 229.601(b)(96)(iii)(B)(21)
Other relevant data and information pertaining to Tshepong North is the Sub 75 Capital Project. The objective of this capital project is to extend development below the current working level to 77 level and access higher grades at depth. Tentative timelines include a project kick-off in Q1 2025 and an envisaged completion in Q4 2027. The project is critical in grade control over the LOM plan.

Sub 75 project has been stopped for FY23 LOM. After numerous planning and designing strategies it has been decided to restart the engineering civil work for the project to start up in FY25.

Other relevant information includes the public disclosure reports on Tshepong North operational, financial and environmental performance are available on the Company’s corporate website. The following reports are relevant to this TRS:
•Integrated report 2024;
•ESG report 2024;
•Financial report 2024;
•Operational report 2024; and
•Climate action and impact report 2024.

Effective Date: June 30, 2024

Technical Report Summary for
Tshepong North, Free State Province, South Africa
22Interpretation and Conclusions
Section 229.601(b)(96)(iii)(B)(22)

The QP has no knowledge risks to conduct mining activities over the permitted mining rights’ areas, incorporated as Tshepong North. In addition, no known risks are posed over surface access and activities, regarding mining related activities.

Tshepong North’ regional geological setting, mineralization and deposit is well understood. The geology is supported by historical geophysical surveys, surface diamond core drilling and underground channel (chip) sampling and mapping. Economic mineralization occurs in the Basal Reef and B Reefs .

The sampling approach and management, density assumptions, laboratory procedures, and assaying and analysis are in keeping with industry standards and practices and is appropriate for the mineralization at the Central Rand Group. The holistic understanding of the regional geology, lithological and structural controls of the mineralization at Tshepong North is sufficient to support the estimation of Mineral Resources.

Gold bearing ore mined at Tshepong North is processed at the Harmony One Plant facility which has been in operation since 1986. As such, the processing method is considered well established for the mineralization at Tshepong North. The plant makes use of historical trends and data as a basis for their recoveries of Basal and B reefs.

The data pertaining to the mineralization, regional and geological setting, exploration findings, sample collection, preparation, and testing, inclusive of data verification and metallurgical test work gives rise to the Mineral Resource estimate.

The combined Measured and Indicated Mineral Resource, exclusive of Mineral Reserves, for Tshepong North Mine, as at June 30, 2024 is 16.609Mt at a grade of 12.01g/t, containing 6.413Moz of gold, and the Inferred Mineral Resource contains 7.296Mt at a gold grade of 10.16g/t, containing 2.588Moz of gold.

Mineral Reserves are derived from the Mineral Resources, a detailed business plan and operational mine planning processes. Mine planning utilises and takes into consideration actual historical technical parameters. In addition, conversion of the Mineral Resources to Mineral Reserves considers Modifying Factors, dilution, ore losses, minimum mining widths, planned mine call and plant recovery factors.

The Mineral Reserves are extracted via the SGM method, with minor undercut and open stoping methods used at the Tshepong North Mine. Mining methods take into consideration the mining and rock engineering design guidelines. The integrated selection of the mining method increases flexibility, safety and minimizes seismic events.

Extracted minerals from Tshepong North are recovered at the Harmony One Plant. The metallurgical process is well-tested technology, based on sound historic operating parameters.

The mine’s regional and local infrastructure is capable of fully supporting the mining and surface related activities. Tshepong North is accessed via national and provincial road networks, has key power transmission and distribution networks provided by the National electricity regulator, water supply networks and communication infrastructure. Overall, Tshepong North is well-established with sufficient logistics and infrastructure support for the existing and planned mining operations.

Harmony and Tshepong North are exposed to market risks such as exchange rate and gold price fluctuations which are partially offset by the Harmony Group hedging policy. The hedging program considers factors effecting the global gold market and these, along with macro-economic conditions, are used to determine planning and forecasting inputs at group level for all of Harmony’s operating business units. Other non-gold related risks are addressed to some extent by Tshepong North entering into vendor agreements for the provisions of supplies and services which are done on a competitive basis with customary price adjustment, renewal and termination clauses.

Effective Date: June 30, 2024

Technical Report Summary for
Tshepong North, Free State Province, South Africa
To successfully operate a mining operation in South Africa the state requires compliance with applicable environmental laws, regulations, permits and standards. Tshepong North adheres to said compliance and regulatory standards and have, in addition, implemented an Environmental Management System in line with the ISO 14001.

As part of Harmony, Tshepong North conducts its operations based on policies and systems that are aligned to its corporate sustainable development framework. This is guided by the principles of the framework from the International Council on Mining and Metals or the UN Global Compact. Harmony discloses its sustainable development voluntarily in accordance with the guidelines issued by the Global Reporting Initiative. Further to this, Harmony discloses environmental information on the Carbon Disclosure Project for both climate change and water.

Harmony has a good understanding of the environmental and social aspects through baseline and specialist studies previously conducted. Risk management and mitigation measures were adequately addressed in the environmental management plans. Most of the required environmental authorizations are in place and only require amendments to be made to reflect the current infrastructure at Tshepong North. Based on current industry norms, a realistic timeframe to obtain relevant authorizations is estimated between 12 and 18 months.

One of the ways Harmony aims to grow and develop the people and assets and provide sustainable value to all stakeholders is through economic regeneration.

The contribution for Reserves is ZAR803 million cash positive at a gold price of ZAR1,040,000/kg and the NPV at a 9% discount rate is ZAR406 million cash positive. Sensitivities were done on commodity price, costs and production. Considering a 10% upside in the commodity price sensitivity on the forward looking long term gold price this results into a ZAR1,824 million positive cash flow at a gold price of ZAR1,144,000/kg.

The NPV is calculated on cash flow taking into account factors such as: capital and operating costs; and royalties. The capital and operating cost estimates for Tshepong North are based on historical data, as well as budget forecasts. This estimation technique allows for the forecast and actual costs to be aligned.

Royalties and taxes are paid to the South African government and accounted for in the Tshepong North cash flow and NPV analysis. There are also specific tax relief benefits that apply to gold mining companies, where 5% of total revenue is exempt from taxation, amongst other benefits.

The economics of Tshepong North are tested for its sensitivity to commodity price (ZAR/kg), and operating costs (ZAR). The insights provided by the sensitivity analysis is that Tshepong North is almost equally sensitive to changes in the gold price (ZAR/kg), as to changes in total operating costs (ZAR).

This TRS was prepared by a team of experienced professionals. The TRS provides a summary of the material scientific and technical information concerning the mineral exploration, Mineral Resources, Mineral Reserves, and associated production activities of the mineral asset, including references to the valuation for Tshepong North. The QP was responsible for specific sections of this TRS which he had personally supervised and reviewed. This TRS contains the expression of the QP’s opinions, based on the information available at the time of preparation.

Effective Date: June 30, 2024

Technical Report Summary for
Tshepong North, Free State Province, South Africa
23Recommendations
Section 229.601(b)(96)(iii)(B)(23)
The development and completion of the Sub 75 capital project would be highly advantageous for Tshepong North mine, potentially extending the current life-of-mine by seven years at the present gold production levels. The Sub 75 project aims to access reserves on the Basal Reef horizon, facilitating exploration for extensions of the high-grade B Reef pay shoots to the east, beyond the current project design. Enhanced gold output can be achieved by improving mining quality, which will help meet the planned shaft call factor. This enhancement will be realized through our ongoing Business Improvement Program, which focuses on driving mining quality by implementing measures such as improved in-stope water controls and more effective fragmentation during blasting to optimize gold recovery.

Effective Date: June 30, 2024

Technical Report Summary for
Tshepong North, Free State Province, South Africa
24References
Section 229.601(b)(96)(iii)(B)(24)
Dankert, B.T., and Hein, K.A.A., 2010. Evaluating the structural character and tectonic history of the Witwatersrand Basin. Precambrian Research 177, 1–22.
https://www.gold.org/goldhub/data/gold-prices. Accessed 22 July 2022.
Robb, L.J., and Meyer, F., 1995. The Witwatersrand Basin, South Africa: Geological framework and mineralisation processes. Ore Geology Reviews, 10(2), 67-94.
Robb, L.J., Robb, V.M., 1998. Gold in the Witwatersrand Basin. In: Wilson, M.G.C., Anhaeusser, C.R. (Eds.), The Mineral Resources of South Africa. Handbook. Council for Geoscience, 294–349.
South African Revenue Services. (2021, July 29). South African Revenue Services. Retrieved from Tax Relief Measures: https://www.sars.gov.za/media/tax-relief-measures/
Therriault, A.M., Grieve, R.A.F., Reimold, W.U., 1997. Original size of the Vredefort Structure: Implications for the geological evolution of the Witwatersrand Basin. Meteoritics and Planetary Science 32, 71–77.
Tucker, R.F., Viljoen, R.P., and Viljoen, M.J., 2016. A Review of the Witwatersrand Basin The World’s Greatest Goldfield, accessed from https:// www.researchgate.net /publication /305924249 _A_Review_of_the_Witwatersrand_Basin_-_The_World's_Greatest_Goldfield.
World Gold Council. (2024, July 12). World Gold Council, Gold Hub, Gold mine production: Gold Production by Country | Gold Production | Goldhub

Effective Date: June 30, 2024

Technical Report Summary for
Tshepong North, Free State Province, South Africa
25Reliance on Information Provided by the Registrant
Section 229.601(b)(96)(iii)(B)(25)
Further to Section 24, in the preparation of this TRS, the QP and authors relied upon information provided by the Registrant and other internal specialists with regards to mining rights, surface rights, contractual agreements, historical operating expenditures, community relations and other matters. The work conducted by these specialists was completed under the supervision and direction of the QP. The specialists who assisted the principal authors and QP are listed in Table 25-1.

Table 25-1: Other Specialists

Name	Specialist	Area of Responsibility	Association / Company
S Sabelo	HOD Geology	Geology	Tshepong North
R du Toit	Section Valuator	Valuation and Estimation	Tshepong North
H Groenewald	Section Planner	Mine planning and design	Tshepong North
I Prinsloo	Senior Planner	Mine planning and design	Tshepong North
C Norton	Financial Manager	Finance and costing	Tshepong North
J Powell	Geostatistician	Geostatistics Central	Tshepong North
K Obelholzer	Senior Engineer	Engineering	Tshepong North
J van der Merwe	Rock Engineer	Rock engineering	Tshepong North
C Mokoena	Cost Accountant	Finance and costing	Tshepong North
A Oosthuizen	Senior Hygienist	Occupational, Environmental, Ventilation	Tshepong North and Tshepong South

Effective Date: June 30, 2024